Exhibit 2.1

UNIT PURCHASE AGREEMENT

by and among

DUNE ACQUISITION CORPORATION,

GLOBAL GAS HOLDINGS LLC,

GLOBAL HYDROGEN ENERGY LLC,

and

WILLIAM BENNETT NANCE, JR., SERGIO MARTINEZ, and BARBARA GUAY MARTINEZ,

as the Sellers

Dated as of May 14, 2023

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- ii -

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EXHIBITS

Exhibit A	–	Form of Sponsor Agreement
Exhibit B	–	Form of Support Agreement
Exhibit C	–	Form of Lockup Agreement
Exhibit D	–	Form of SPAC Amended Charter
Exhibit E	–	Form of SPAC Amended Bylaws
Exhibit F	–	Form of Registration Rights Agreement
Exhibit G	–	Form of Nomination Agreement
Exhibit H	–	Form of Incentive Equity Plan
Exhibit I	–	Form of Employment Agreement
Exhibit J	–	Form of Exchange Agreement
Exhibit K	–	Form of Amended Holdings LLC Agreement

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UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 14, 2023, by and among (i) Dune Acquisition Corporation, a Delaware corporation (“SPAC”), (ii) Global Gas Holdings LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of SPAC (“Holdings”), (iii) Global Hydrogen Energy LLC, a Delaware limited liability company (the “Company”), (v) William Bennett Nance, Jr., an individual (“Nance”), (vi) Sergio Martinez, an individual (“S. Martinez”) and (vii) Barbara Guay Martinez, an individual (“B. Martinez”, and together with Nance and S. Martinez, the “Sellers”). SPAC, Holdings, the Company and the Sellers are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, SPAC is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, Holdings is a newly formed, wholly owned, direct subsidiary of SPAC, formed for the purpose of consummating the Transactions;

WHEREAS, SPAC owns beneficially and of record all of the issued and outstanding limited liability company interests of Holdings;

WHEREAS, just prior to the closing the existing SPAC Class B Common Stock convert to SPAC Class A Common Stock in accordance with their terms;

WHEREAS, at the Closing, (i) SPAC shall contribute to Holdings all of its assets (excluding its interests in Holdings and the aggregate amount of cash proceeds required to satisfy any SPAC Stockholder Redemptions), and (ii) in exchange therefor, Holdings shall issue to SPAC a number of Holdings Common Units which shall equal the number of total shares of SPAC Class A Common Stock issued and outstanding immediately after the Closing of the Transactions (taking into account the conversion of the outstanding shares of SPAC Class B Common Stock in accordance their terms and any equity financing agreements entered into by the SPAC between the date hereof and the Closing and giving effect to all SPAC Stockholder Redemptions) (such transactions, the “SPAC Contribution”);

WHEREAS, the Sellers collectively own beneficially and of record all of the issued and outstanding limited liability company interests of the Company (the “Company Units”);

WHEREAS, on the terms and subject to the conditions of this Agreement, and immediately after the SPAC Contribution, each Seller desires to transfer, convey, assign and deliver all of its Company Units to Holdings in exchange for such Seller’s Aggregate Consideration, and Holdings desires to accept such transfer, conveyance, assignment and delivery from such Sellers (such transfers, conveyances, assignments and deliveries, in the aggregate, the “Company Contribution” and, together with the SPAC Contribution, the “Combination Transactions”);

WHEREAS, immediately following the Closing, Holdings shall own beneficially and of record the Company Units;

WHEREAS, in furtherance of the Transactions and in accordance with the terms hereof, SPAC shall provide an opportunity for SPAC stockholders to have their issued and outstanding SPAC Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and SPAC’s Organizational Documents in connection with obtaining the Required SPAC Stockholder Approval;

WHEREAS, for U.S. federal and state income tax purposes, each of the Parties hereby intends that, to the greatest extent permitted by Law, (i) Holdings shall be treated as a continuation of the Company pursuant to Code Section 708(a) (the “Continuing Partnership”); (ii) Sellers shall be treated as continuing to own partnership interests in the Continuing Partnership; and (iii) in connection with the SPAC Contribution, SPAC shall be treated as contributing assets to the Continuing Partnership in a transaction governed by Code Section 721. (collectively (i)-(iii), the “Intended Tax Treatment”); WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, SPAC, Holdings and the Company have entered into the Sponsor Agreement substantially in the form of Exhibit A attached hereto (the “Sponsor Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Holdings, the Company and the Sellers have entered into the Support Agreement substantially in the form of Exhibit B attached hereto (the “Support Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with Transactions, the Company, SPAC, Sponsor and the Sellers have entered into those certain lockup agreements (collectively, the “Lockup Agreement”), substantially in the form set forth on Exhibit C, each to be effective upon the Closing;

WHEREAS, in connection with the Closing, SPAC, Sponsor, the Sellers and the other parties thereto shall enter into the amended and restated registration rights agreement (with such changes as may be agreed in writing by the SPAC and the Company, the “Registration Rights Agreement”) substantially in the form of Exhibit F attached hereto;

WHEREAS, in connection with the Closing, SPAC, Sponsor and the Sellers shall enter into the nomination agreement (with such changes as may be agreed in writing by the SPAC and the Company, the “Nomination Agreement”) substantially in the form of Exhibit G attached hereto;

WHEREAS, in connection with the Closing, SPAC shall, and the Company shall cause the Sellers to enter into an exchange agreement substantially in the form of Exhibit J attached hereto (with such changes as may be agreed in writing by the SPAC, Holdings and the Company, the “Exchange Agreement”);

WHEREAS, at the Closing, SPAC, Holdings and the Sellers shall enter into an amended and restated limited liability company agreement of the Holdings substantially in the form of Exhibit K attached hereto (with such changes as may be agreed in writing by the SPAC and the Company, the “Amended Holdings LLC Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain employees of the Company have entered into the Employment Agreements, each of which is conditioned and effective as of the Closing Date.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Transaction” has the meaning set forth in Section 9.03(a).

“Action” means any claim, action, suit, charge, complaint, audit, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional SEC Reports” has the meaning set forth in Section 6.10(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Consideration” means, as to any specific Seller, (i) a number of shares of SPAC Class B Common Stock equal to product of (x) the number of Company Units held by such Seller and (y) the Company Exchange Ratio, in each case with fractional shares rounded down to the nearest whole share, and (ii) a number of Holdings Common Units equal to the number of SPAC Class B Common Stock to be received by such Seller pursuant to clause (i) hereof.

“Agreement” has the meaning specified in the Preamble hereto.

“Allocation Schedule” has the meaning set forth in Section 3.03.

“Alternate Business Combination Proposal” has the meaning set forth in Section 9.03(b).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Audited Combined Company Financial Statements” has the meaning set forth in Section 7.04(a).

“Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based incentive award, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, vacation, paid time off, health and welfare, pension, supplemental requirement, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open.

“B. Martinez” has the meaning specified in the Preamble hereto.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“CBA” has the meaning set forth in Section 4.14(a).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, as in effect on the date hereof.

“Change in Recommendation” has the meaning set forth in Section 8.02(b).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Filing” has the meaning set forth in Section 9.05(c).

“Closing Press Release” has the meaning set forth in Section 9.05(c).

“Code” means the U.S. Internal Revenue Code of 1986.

“Combination Transaction” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning set forth in Section 4.13(a).

“Company Closing Statement” has the meaning set forth in Section 2.04(a).

“Company Contribution” has the meaning specified in the Recitals hereto.

“Company Employees” means, with respect to the Company, each employee of the Company or its Subsidiaries.

“Company Equity Value” means Fifty Seven Million Five Hundred Thousand Dollars ($57,500,000).

“Company Exchange Ratio” means the quotient of (a) the Company Unit Consideration Value divided by (b) $10.

“Company Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) have a material adverse effect on the ability of the Company to consummate the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID- 19 Measures) or GAAP or any official or judicial interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Company or its Subsidiaries operate, (iii) the announcement of this Agreement, the pendency or consummation of the Transactions or the performance of, this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or its Subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vi) any failure of the Company or its Subsidiaries to meet any projections, forecasts or budgets (provided, that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (vii) any action required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (viii) any action taken by, or at the request of, the SPAC Parties; provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which the Company and its Subsidiaries operate.

“Company Material Contracts” has the meaning set forth in Section 4.12(a).

“Company Non-Recourse Parties” has the meaning set forth in Section 11.03.

“Company Related Party Contract” has the meaning set forth in Section 4.22.

“Company Specified Representations” has the meaning set forth in Section 10.02(a)(i).

“Company Termination Fee” has the meaning set forth in Section 10.03.

“Company Transaction Expenses” means (a) all fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, whether paid or unpaid prior to the Closing (including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants to the Company and its Subsidiaries); (b) any “single trigger” stay, retention, transaction, change of control or other similar bonuses, compensation or amounts paid or payable by the Company solely in connection with the consummation of the Transactions (including the employer portion of any employment, withholding, payroll, social security, unemployment or similar Taxes imposed on such amounts, determined assuming (1) such amounts are payable as of the Closing Date, and (2) no deferral of such Taxes has occurred under any COVID-19 legislation relief program); (c) 50% of all fees in connection with filings with Governmental Authorities, including filings or other materials contemplated by Section 8.01(a); and (d) 50% of all fees in connection with filings with the SEC and any related printer fees.

“Company Unit” has the meaning specified in the Recitals hereto .

“Company Unit Consideration Value” means (a) the Company Equity Value, divided by (b) the total number of Company Units issued and outstanding immediately prior to the Closing.

“Confidentiality Agreement” has the meaning set forth in Section 12.09.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, consent, clearance or approval to be obtained from, filed with or delivered to, a Governmental Authority.

“Continued Partnership” has the meaning specified in the Recitals hereto.

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases, concessions and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Data Security Requirements” means, collectively, all of the following to the extent governing the Processing of Protected Data or otherwise relating to data privacy, security, or security breach notification requirements and directly applicable to the Company or its Subsidiaries: (a) all applicable Laws, (b) applicable industry standards to which the Company or its Subsidiaries are bound, and (c) any obligations on any member of the Company or its Subsidiaries under any Contracts, and (d) all policies and procedures applicable to the Company or its Subsidiaries, including without limitation all website and mobile application privacy policies and internal information security procedures.

“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time.

“Director Election Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“Employment Agreements” means the employment agreements between each Key Employee on the one hand, and the Company or a Subsidiary of the Company on the other hand, attached hereto as Exhibit I.

“Enforceability Exceptions” has the meaning set forth in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning set forth in Section 4.13(g).

“Evaluation Material” has the meaning set forth in Section 8.11(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Financial Statements” has the meaning set forth in Section 4.08(a).

“Foreign Plan” has the meaning set forth in Section 4.13(j).

“Fraud” means an actual and intentional misrepresentation, omission or concealment of a material fact by a Party with respect to one of its written representations or warranties contained in this Agreement, (a) made with actual knowledge that the applicable representation or warranty was false, (b) made with the intent to induce the other Party to enter into this Agreement and (c) that caused the other Party, in reasonable reliance upon such misrepresentation, omission or concealment of a material fact to (i) enter into this Agreement and (ii) suffer damages as a result of such reasonable reliance. For the avoidance of doubt, “Fraud” expressly excludes any claim based on constructive knowledge, constructive fraud, equitable fraud, promissory fraud, unfair dealing, negligent misrepresentation, recklessness or a similar theory.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, legislative agency, executive agency, regulatory or administrative agency (including the SEC and state securities agencies or regulatory bodies), self-regulatory organization, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by- products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Holdings” has the meaning specified in the Preamble hereto.

“Holdings Common Units” means the issued and outstanding common units of Holdings.

“Incentive Equity Plan” has the meaning set forth in Section 8.06.

“Incentive Equity Plan Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) any contingent obligations for the deferred purchase price of property or other services, including “earn-outs” and “seller notes” (but excluding trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs, expenses or other amounts payable upon the discharge of any Indebtedness of such Person, (h) any amounts owing under any COVID-19 legislation relief program (including, for the avoidance of doubt, with respect to the Company and its Subsidiaries, any and all liabilities for amounts that the Company or any of its Subsidiaries has deferred pursuant to Section 2302 of the CARES Act and all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States)), and (i) all obligations of the type referred to in clauses (a) through (h) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Independent Director” means any director of a corporation who meets the requirements of “independent director” for all purposes under the rules and regulations of Nasdaq (or, to the extent appliable, the NYSE).

“Intellectual Property” means all intellectual property in any jurisdiction in the world, including: (a) patents, industrial designs, utility models, patent disclosures and improvements and applications for any of the foregoing, including all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, requests for continuing examination, reissues, renewals, and reexaminations thereof, (b) trademarks, service marks, brand names, certification marks, trade dress, trade names, corporate names, logos and slogans, designs and Internet domain names, and social media accounts and handles, and any other indicia of source or origin, whether registered or unregistered, and all applications and registration for any of the foregoing, together with all goodwill associated with each of the foregoing, (c) copyrights and rights in works of authorship, mask work rights, and design rights, all whether registered or unregistered, registrations and applications for any of the foregoing, renewals and extensions thereof, and all moral rights associated with the foregoing, (d) rights in Software (including object code and source code), (e) rights in artificial intelligence technologies, including machine learning technologies and deep learning technologies; (f) data, database, and collections of data, (g) Trade Secrets and know-how and rights in other proprietary and confidential information and data, (h) any other registrations and applications for any item referenced in any of the foregoing clauses and all rights in and to any for any item referenced in any of the foregoing clauses, and (i) any rights recognized under applicable Law in any of the foregoing or that are equivalent or similar to any of the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning set forth in Section 7.01.

“IPO” has the meaning set forth in Section 7.03.

“IPO Prospectus” has the meaning set forth in Section 6.07.

“IT Systems” means systems, servers computer firmware or middleware, computer hardware, electronic data processing and telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, co-location facilities, including any outsourced systems and processes, and all other information technology equipment, in each case, that are owned, leased, licensed by, used or held for use, or otherwise controlled by the Company or any of its Subsidiaries.

“JOBS Act” has the meaning set forth in Section 9.07.

“Key Employee” means any Company Employee set forth on Schedule 1.01(a).

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries.

“Licensed Intellectual Property” has the meaning set forth in Section 4.19(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Lockup Agreement” has the meaning specified in the Recitals hereto.

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2023.

“Multiemployer Plan” has the meaning set forth in Section 4.13(g).

“Nance” has the meaning specified in the Preamble hereto.

“Nasdaq” means the Nasdaq Capital Market.

“Nomination Agreement” has the meaning specified in the Recitals hereto.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Code” has the meaning set forth in Section 4.19(e).

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Software” has the meaning set forth in Section 4.19(d).

“Parties” has the meaning specified in the Preamble hereto.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar or corresponding provisions of state or local Law.

“Party” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCI-DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Permits” has the meaning set forth in Section 4.11(b).

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions on real property (including defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property and similar restrictions of record and other similar charges or encumbrances) that (i) are matters of record and (ii) do not materially interfere with the present uses of such real property, (e) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (f) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practices, and (g) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that, alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with an individual or household, directly or indirectly, including name, address, geolocation information, Internet Protocol (IP) addresses, financial information or other information that constitutes “personal information” or “personal data” under applicable Laws.

“Post-Closing SPAC Board” has the meaning set forth in Section 2.05(a).

“Potential Financing” any equity or debt financing of the SPAC incurred following the date hereof in accordance with the terms of this Agreement, including Section 7.02(a).

“Pre-Approved Arrangements” has the meaning set forth on Schedule 1.01(b).

“Pre-Closing SPAC Holder” means each SPAC equityholder immediately prior to the Closing, other than any such equityholder that acquires equity in any Potential Financing.

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Protected Data” means data regulated by the PCI-DSS, Personal Information and all data for which the Company or its Subsidiaries are required by Law or privacy policy to safeguard and/or keep confidential or private.

“Proxy Clearance Date” has the meaning set forth in Section 9.02(a)(i).

“Proxy Statement” has the meaning set forth in Section 9.02(a)(i).

“Public Stockholders” has the meaning set forth in Section 7.03.

“Registered Intellectual Property” has the meaning set forth in Section 4.19(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Released Claims” has the meaning set forth in Section 7.03.

“Relevant Tax Audit” has the meaning set forth in Section 9.04.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required SPAC Stockholder Approval” means the approval of each required Transaction Proposal by the affirmative vote of the requisite number of SPAC Class A Common Stock and SPAC Class B Common Stock entitled to vote thereon., whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the SPAC Organizational Documents and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Share Issuance Proposal, SPAC Amended Charter Proposal, the Incentive Equity Plan Proposal and the Director Election Proposal.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Schedules” means the disclosure schedules of the Company or SPAC, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 6.10(a).

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Breach” means any (i) security breach or breach of Protected Data under applicable Data Security Requirements or any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data or the Company’s own confidential information; or (ii) unauthorized interference with system operations or security safeguards of the Company’s information technology systems, including any phishing incident or ransomware attack.

“Sellers” has the meaning specified in the Preamble hereto.

“Service Provider” means, with respect to the Company, the Company Employee, officer, director, or other service provider of the Company or its respective Subsidiaries.

“Share Issuance Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters.”

“Signing Filing” has the meaning set forth in Section 9.05(c).

“Signing Press Release” has the meaning set forth in Section 9.05(c).

“S. Martinez” has the meaning specified in the Preamble hereto.

“Software” means software and computer programs, whether in source code or object code form, and including (a) databases and collections of data, and related documentation and materials, (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, user interfaces, architecture, development tools, code repositories, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) files and documentation, including user documentation, user manuals, programmers’ notes, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, and training materials, files, and records relating to any of the foregoing.

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Amended Bylaws” has the meaning set forth in Section 2.03(a).

“SPAC Amended Charter” has the meaning set forth in Section 2.03(a).

“SPAC Amended Charter Proposal” has the meaning set forth in the definition of “SPAC Stockholder Matters”.

“SPAC Board” means the board of directors of SPAC.

“SPAC Board Recommendation” means a resolution of the SPAC Board recommending to its stockholders the SPAC Stockholder Matters.

“SPAC Class A Common Stock” means the class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Common Stock” means the class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Common Stock” means the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Contribution” has the meaning specified in the Recitals hereto.

“SPAC Indebtedness” means the amount, if any, at Closing, of all Working Capital Loans or other Indebtedness (that is not satisfied by the issuance of SPAC Warrants to Sponsor at the Closing), or other monetary obligations or amounts, owed by SPAC to any Affiliate, officer or director of SPAC, or, to any unaffiliated third-party lender to, or creditor of, SPAC.

“SPAC Marks” has the meaning set forth in Section 8.11(b).

“SPAC Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, operations, results of operations or financial condition of SPAC and its Subsidiaries, taken as a whole, or (b) have a material adverse effect on the ability of the SPAC Parties or Sponsor to consummate the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID- 19 Measures) or GAAP or any official or judicial interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting special purpose acquisition companies (SPACs), (iii) the announcement of this Agreement, the pendency or consummation of the Transaction or the performance of this Agreement, including the impact thereof on the SPAC’s stock price or the amount of SPAC Stockholder Redemptions, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the SPAC or its Subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other country or such other countries upon any United States military installation, equipment or personnel, (vi) any action required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (vii) any action taken by, or at the request of, the Company or its Subsidiaries; provided, that in the case of clauses (i), (ii), (iv) and (v), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the SPAC, as compared to other special purpose acquisition companies (SPACs).

“SPAC Non-Recourse Parties” has the meaning set forth in Section 11.03.

“SPAC Organizational Documents” means the Certificate of Incorporation, SPAC’s bylaws, as amended and in effect on the date hereof, the SPAC Warrant Agreement and the Trust Agreement.

“SPAC Parties” means, collectively, SPAC and Holdings.

“SPAC Preferred Stock” has the meaning set forth in Section 6.13(a).

“SPAC Private Placement Warrant” means one of the redeemable private placement warrants entitling the holder to purchase shares of SPAC Class A Common Stock which were issued and sold to Sponsor or its Affiliates as part of SPAC’s private placement units.

“SPAC Public Warrant” means one of the redeemable public warrants entitling the holder to purchase shares of SPAC Class A Common Stock which were issued and sold as part of SPAC’s initial public offering.

“SPAC Related Party Transaction” has the meaning set forth in Section 6.15.

“SPAC Specified Representations” has the meaning set forth in Section 10.03(a)(i).

“SPAC Stockholder Matters” means (a) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (b) the approval of the issuance of shares of SPAC Common Stock (including the Aggregate Consideration) in connection with the Transactions as may be required under Nasdaq (or, to the extent applicable, the NYSE) listing requirements (the “Share Issuance Proposal”), (c) the adoption and approval of the amendments to the Certificate of Incorporation as contemplated by the SPAC Amended Charter attached as Exhibit C (including, without limitation, approval of the change of SPAC’s name to Global Gas Corporation (or such other name satisfactory to the Company, as determined prior to the mailing of the Proxy Statement) (the “SPAC Amended Charter Proposal”), (d) the adoption and approval of the Incentive Equity Plan in accordance with Section 8.06 (the “Incentive Equity Plan Proposal”), ), (e) the election of the members of the SPAC Board as of the Closing in accordance with Section 8.05 (the “Director Election Proposal”), (f) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions or that the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement or correspondence related thereto, and (g) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“SPAC Stockholder Redemption” has the meaning set forth in Section 9.02(a)(i).

“SPAC Warrant Agreement” means the Warrant Agreement, dated as of December 17, 2020, by and between SPAC and Continental Stock Transfer & Trust Company, as may be amended, modified or supplemented.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Special Meeting” has the meaning set forth in Section 9.02.

“Sponsor” means Dune Acquisition Holdings LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, except as set forth on Schedule 1.01(c), any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreement” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning set forth in Section 11.02.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including Section 203 of the DGCL.

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, license, sales, use, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof), (b) any liability for, or in respect of, any item described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), and (c) any liability for, or in respect of, any item described in clauses (a) or (b) of this definition as a transferee or successor.

“Tax Return” means any return, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed with any Governmental Authority (or required to be provided to a payee) in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 11.01(c).

“Trade Controls” has the meaning set forth in Section 4.24(a).

“Trade Secrets” means, collectively, information, including a formula, pattern, compilation, invention, algorithm, program, device, method, technique, or process, that: derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Trading Day” means any day on which shares of SPAC Common Stock are actually traded on the principal securities exchange or securities market on which shares of SPAC Common Stock are then traded.

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the Support Agreement, the Registration Rights Agreement, the Nomination Agreement, the Employment Agreements, the SPAC Amended Charter, the SPAC Amended Bylaws, the Exchange Agreement and the Amended Holdings LLC Agreement, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning set forth in Section 9.01(d).

“Transactions” means the transactions contemplated by this Agreement or the Transaction Agreements, including the SPAC Contribution and the Company Contribution.

“Transfer Taxes” has the meaning set forth in Section 9.04(b).

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under or with respect to the Code.

“Trust Account” has the meaning set forth in Section 6.07.

“Trust Agreement” has the meaning set forth in Section 6.07.

“Trust Termination Letter” means the termination letter to the Trustee substantially in the applicable form attached to the Trust Agreement.

“Trustee” has the meaning set forth in Section 6.07.

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access to, or to disable without proper authorization, erase, or otherwise harm, Software, hardware or data.

“Updated Company Closing Statement” has the meaning set forth in Section 2.04(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.

“Withholding Person” has the meaning set forth in Section 3.02.

“Working Capital Loans” mean any Indebtedness of SPAC from its Affiliates and stockholders to provide working capital to SPAC.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 11:59 p.m. Eastern Time on May 12, 2023 to the Party to which such information or material is to be provided or furnished by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i) References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge of” shall mean the actual knowledge of, (a) with respect to SPAC, the individuals listed on Schedule 1.03(a) and (b) with respect to the Company, the individuals listed on Schedule 1.03(b).

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Units or SPAC Common Stock shall have been changed into a different number of units or shares or a different class, by reason of any unit or stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of units or shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Units or SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Units or SPAC Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any SPAC Party or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of SPAC Common Stock pursuant to (a) the conversion of SPAC Class B Common Stock into SPAC Class A Common Stock in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein and completion of the SPAC Contribution, at the Closing, the Sellers shall transfer, convey, assign and deliver all of the Company Units to Holdings, free and clear of all Liens (other than Liens that may be imposed pursuant to (i) this Agreement, (ii) the Lockup Agreement, (iii) restrictions on transfer imposed by applicable Securities Laws, and (iv) the Organizational Documents of SPAC), and Holdings shall receive and accept from the Sellers, all of the Company Units.

Section 2.02 Purchase Price. In consideration for the contribution of the Company Units, and subject to the terms and conditions of this Agreement, Holdings and SPAC, as applicable, shall issue and deliver to the Sellers, free and clear of all Liens (other than restrictions imposed by applicable Securities Laws), and the Sellers shall acquire and accept from Holdings and SPAC, the Aggregate Consideration.

Section 2.03 Governing Documents.

(a) At the Closing, subject to obtaining the approval from the SPAC’s stockholders of the SPAC Amended Charter Proposal, the certificate of incorporation and bylaws of SPAC shall be amended and restated to be substantially in the form of the certificate of incorporation attached hereto as Exhibit C (the “SPAC Amended Charter”) and the form of the bylaws attached hereto as Exhibit D (the “SPAC Amended Bylaws”), (b) the certificate of formation and limited liability company agreement of the Company shall be amended and restated in a form to be mutually agreed between SPAC and the Sellers, in each case, until such Organizational Documents are thereafter amended in accordance with their respective terms and as provided by applicable Law and (c) a certificate of amendment of the certificate of formation of Holdings to reflect its change in name.

(b) Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq (and, for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), SPAC shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the board of directors of SPAC to consist of the persons set forth under Section 7.05, subject to the terms of the Nomination Agreement.

(c) The Parties shall take all necessary action prior to the Closing such that, conditioned upon the occurrence of the Closing, the managers and officers of the Company shall be those individuals determined by the Parties prior to the Closing Date, until the earlier of their resignation or removal or until their respective successors are duly appointed.

Section 2.04 Company Closing Statement.

(a) At least five Business Days prior to the Closing Date, the Company shall deliver to SPAC a written statement (the “Company Closing Statement”) setting forth its good faith estimate and calculation of the Company Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Company Closing Statement and through the Closing Date, (i) Company shall promptly provide the SPAC any changes to the Company Closing Statement (including any component thereof) (the “Updated Company Closing Statement”), and (ii) SPAC shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by SPAC, and the Company and SPAC shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Company Closing Statement (and any updates or revisions as may be agreed by the Company and SPAC shall be included in the Updated Company Closing Statement). The Company shall, and shall cause its Representatives to, (x) reasonably cooperate with SPAC and its Representatives to the extent related to SPAC’s review of the Company Closing Statement and Updated Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussion related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and Updated Company Closing Statement and reasonably requested by SPAC or its Representatives in connection with such review; provided, that SPAC shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.

ARTICLE III

CLOSING

Section 3.01 Closing.

(a) The closing of the Transactions (the “Closing”) shall take place (i) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time) on the third Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (ii) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(b) Closing Transactions. Upon the terms and subject to the satisfaction or written waiver of the conditions contained in this Agreement, at the Closing:

(i) SPAC or Holdings, as applicable, will deliver to the Company the following:

(A) the issuance of the Aggregate Consideration;

(B) evidence reflecting the completion of the SPAC Contribution;

(C) evidence of the filing with, and acceptance by, the Office of the Secretary of the State of Delaware of the SPAC Amended Charter;

(D) a certified copy of the SPAC Amended Bylaws;

(E) the Registration Rights Agreement, duly executed by SPAC and Sponsor;

(F) the Nomination Agreement, duly executed by the SPAC and Sponsor;

(G) the Exchange Agreement, duly executed by SPAC and Holdings; and

(H) the Amended Holdings LLC Agreement, duly executed by SPAC and Holdings.

(ii) The Company will deliver to SPAC the following:

(A) original certificate(s) for the Company Units (if certificated) owned thereby, duly endorsed in blank or accompanied by duly executed interest powers or, if such Company Units are not certificated, such other assignment documents sufficient to transfer such Company Units to Holdings, in accordance with the terms of this Agreement;

(B) the Registration Rights Agreement, duly executed by the Sellers party thereto;

(C) the Nomination Agreement, duly executed by the Sellers party thereto;

(D) the Exchange Agreement, duly executed by the Sellers party thereto;

(E) the Amended Holdings LLC Agreement, duly executed by the Sellers party thereto; and

(F) evidence, in form and substance reasonably satisfactory to SPAC and the Company, to pay, or cause to be paid, on behalf of SPAC, the amount necessary at the Closing to fully discharge the SPAC Indebtedness, whether pursuant to payoff letters or similar statements or invoices obtained by SPAC from its lenders or other creditors prior to the Closing, or through the issuance of SPAC Warrants to Sponsor.

Section 3.02 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, Holdings, the Company and their respective Affiliates and agents (each, a “Withholding Person”) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that any deduction or withholding is to be made from the amounts otherwise payable hereunder (other than any such value that is subject to withholding because it is properly treated as compensation for applicable Tax purposes), the appropriate Withholding Person shall use commercially reasonable efforts to provide notice to the applicable Person at least 10 days prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding). To the extent that any amounts are deducted or withheld consistent with the terms of this Section 3.02 and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. In the case of any such payment payable to employees of the Company or any of its Subsidiaries in connection with the Transactions treated as compensation for applicable Tax purposes, the parties shall cooperate to pay such amounts through SPAC’s, Holdings’ or their respective Affiliate’s payroll to facilitate applicable withholding.

Section 3.03 Allocation Schedule. The Company acknowledges and agrees that (i) the Aggregate Consideration is being allocated among the Sellers pursuant to the schedule in the form set forth on Schedule 3.03 and delivered by the Company to SPAC and Holdings at least two Business Days prior to the anticipated Closing Date (the “Allocation Schedule”) and such allocation (i) is and will be in accordance with the Organizational Documents of the Company and applicable Law, (ii) does and will set forth (A) the mailing addresses and email addresses, for each Seller, (B) the number and class of Equity Securities owned by each Seller, and (C) the number of shares of Holdings Common Units and SPAC Class B Common Stock allocated to each Seller and (iii) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material). For illustrative purposes only, set forth on Schedule 3.03 is the Allocation Schedule as it would have been prepared if the Closing Date were the date hereof (it being understood that such illustrative Allocation Schedule set forth on Schedule 3.03 is illustrative only and not binding in any manner on the Parties); provided that, the Parties agree that such illustrative Allocation Schedule shall not be required to set forth the mailing addresses and email addresses for the Sellers. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment, issuance, reserve for issuance or any other treatment of the Aggregate Consideration on the Closing Date in accordance with the Allocation Schedule, SPAC, Holdings and their respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement, and none of them shall have (I) any further obligations to the Company, any Seller or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Aggregate Consideration), or (II) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases SPAC, Holdings and their respective Affiliates (but excluding, on and after the Closing, the Company and its Affiliates) from all claims arising from or related to such Allocation Schedule and the allocation of the Aggregate Consideration, as the case may be, among each Seller as set forth in such Allocation Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules, the Company represents and warrants to the SPAC Parties as follows:

Section 4.01 Corporate Organization of the Company. The Company has been duly formed, is validly existing and is in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the Organizational Documents of the Company, as in effect on the date hereof, previously made available by the Company to SPAC are (a) true, correct and complete and (b) in full force and effect. The Company is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of any of the provisions of its Organizational Documents, except where such violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02 No Subsidiaries. The Company does not have, and has not had, any Subsidiaries nor does the Company own (beneficially or of record), nor has the Company previously owned (beneficially or of record), any Equity Securities, of any other Person.

Section 4.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the Transactions and the transactions contemplated thereby have been duly authorized by the Company and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each Transaction Agreement to which the Company is a party (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each Transaction Agreement to which the Company is a party will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. Except as set forth on Schedule 4.04, the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by the Company of the Transactions and the transactions contemplated thereby do not and will not (a) contravene or conflict with the Organizational Documents of the Company or, in any material respect, its Subsidiaries, (b) subject to the approvals described in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) subject to the approvals described in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or any Permit of the Company or its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents. Assuming the truth and accuracy of the representations and warranties of the SPAC Parties contained in this Agreement, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby shall not, require the Company or any Subsidiary to obtain any Consent, except (a) the filing of the SPAC Amended Charter in accordance with the DGCL, (b) for Consents that may be required solely by reason of the SPAC Parties’ (as opposed to any other third party’s) participation in the transactions contemplated hereby, (c) the filing with the SEC of (i) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (d) such filings with and approval of Nasdaq (or, to the extent applicable, the NYSE) to permit the SPAC Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on Nasdaq (or, to the extent applicable, the NYSE), (e) the Required SPAC Stockholder Approval, (f) as set forth in Schedule 4.05(h) and (g) any Consents the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06 Current Capitalization.

(a) Schedule 4.06(a) sets forth as of the date hereof the authorized and outstanding Equity Securities of the Company (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities have not been issued in violation of preemptive or similar rights. The outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(b) Except as set forth on Schedule 4.06(a), as of the date hereof, there are no outstanding or authorized Equity Securities in the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s members may vote. Except as set forth on Schedule 4.06(b), other than this Agreement and the transactions contemplated hereby, the Company is not party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its Equity Securities. The Company does not have, and has not had, an equity incentive plan pursuant to which it issued any Equity Securities.

Section 4.07 [RESERVED].

Section 4.08 Financial Statements.

(a) Attached as Schedule 4.08(a) hereto are true, correct, accurate and complete copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2023, and the related unaudited consolidated statements of income and comprehensive income, members’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates and for the periods indicated therein in conformity with GAAP during the periods involved (except as may be indicated in the notes thereto).

(c) The Company maintains and, for all periods covered by the Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete in all material respects and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries in all material respects.

(d) Except as set forth in the Financial Statements, as of the date hereof, neither the Company nor the Company’s independent auditors has identified or been made aware of any Fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(e) All financial projections with respect to the Company and its Subsidiaries that were delivered by or on behalf of the Company to the SPAC or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

Section 4.09 Undisclosed Liabilities. Except as set forth on Schedule 4.09, as of the date hereof, the Company does not have any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be set forth on a consolidated balance sheet of the Company, as applicable prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Most Recent Balance Sheet, (b) that have arisen since the Most Recent Balance Sheet in the ordinary course of business, (c) arising under this Agreement or the performance by the Company of its obligations hereunder, including the Company Transaction Expenses, or (d) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 Litigation and Proceedings. As of the date hereof, there is no, and since the date of the Company’s formation there has not been any, Action pending or, to the knowledge of the Company, threatened in writing by or against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to (a) involve an amount in controversy (not counting insurance deductibles) of more than $500,000, or (b) if adversely determined, have, individually or in the aggregate, a Company Material Adverse Effect. There is, and since the date of the Company’s formation, there has been no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, none of the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any unsatisfied, ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws (including applicable Environmental Laws).

(b) The Company and its Subsidiaries hold all licenses, approvals, consents, registrations, franchises and permits (“Permits”) necessary for the lawful conduct of its business as it is being conducted as of the date hereof, except where the failure to so hold would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or impairment would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) As of the date hereof, (i) neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) that remains unresolved and (ii) no assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened in writing against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each of the foregoing clauses (i) and (ii), except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or threatened in writing, in each case, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) As of the date hereof, neither the Company nor its Subsidiaries is registered or required to be registered or licensed or required to be licensed (a) with the SEC, the securities commission of any state or any other Governmental Authority as an investment adviser or investment manager, (b) with the U.S. Commodity Futures Trading Commission or under Law applicable to it in non-U.S. jurisdictions as a commodity pool operator, commodity trading advisor, introducing broker, futures commission merchant, retail foreign exchange dealer, swap dealer or major swap participant, or (c) as a bank, trust company, futures commission merchant, swap firm or dealer, transfer agent, municipal advisor, insurance company, forex firm or insurance broker. The Company qualifies as a “smaller reporting company” within the meaning of Item 10(f) of Regulation S-K under the Securities Act.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (ix) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Company Benefit Plans (all such Contracts as described in clauses (i) through (ix), collectively, the “Company Material Contracts”) (for the avoidance of doubt, Schedule 4.12(a) is not required to list all amendments, waivers or other changes with respect to the Contracts listed therein). True, correct and complete copies of such Company Material Contracts (together with all material amendments, waivers or other changes thereto) in existence as of the date hereof have been delivered to or made available to SPAC or its agents or Representatives.

(i) Each Contract relating to Indebtedness (including the amount of any undrawn but available commitments thereunder);

(ii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets the Company or any of its Subsidiaries;

(iii) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv) Each Contract requiring capital expenditures of the Company or its Subsidiaries after the date of this Agreement;

(v) Each Contract prohibiting or restricting in any material respect the ability the Company or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary restrictions with respect to the sale or delivery of products in certain geographical areas and non-solicitation and no-hire provisions, in each case, entered into in the ordinary course of business;

(vi) Each Contract (excluding (x) non-disclosure agreements entered into with employees and contractors in the ordinary course of business and (y) non-exclusive licenses granted in trademarks that are Owned Intellectual Property that are incidental to marketing, printing or advertising Contracts) under which the Company or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property that is material to the business of the Company or any of its Subsidiaries (excluding non-exclusive licenses in respect of commercially available, unmodified, “off-the-shelf software”) and (B) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property (excluding non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practice);

(vii) Each Contract under which the Company or any of its Subsidiaries has commissioned the development of Intellectual Property by a third party that is material to the business of the Company or any of its Subsidiaries (other than pursuant the Company’s or any of its Subsidiaries’ standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to SPAC);

(viii) Each employment Contract with any individual that provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments; and

(ix) Any commitment to enter into agreement of the type described in clauses (i) through (viii) of this Section 4.12(a).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each Company Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations the Company or one of its Subsidiaries that is a party thereto and, to the knowledge the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (w) neither the Company, any of its Subsidiaries nor, to the knowledge the Company, any other party thereto is or is alleged to be in breach of or default under any Company Material Contract (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract that remains unresolved and (y) to the knowledge the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement a “Company Benefit Plan” means each Benefit Plan which is contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any Service Provider of the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any liability or obligation, contingent or otherwise, in any case, excluding any Multiemployer Plan.

(b) With respect to each Company Benefit Plan listed on Schedule 4.13(a), the Company has delivered or made available to SPAC copies of (i) the plan document, adoption agreement, and any trust agreement or other funding instrument relating to such plan, or in the event that the Company Benefit Plan is unwritten, a written summary of the material provisions, as applicable, (ii) the most recent summary plan description, if any, required under ERISA with respect to the Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to the Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to the Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority since the date of the Company’s formation.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained, funded and in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions, premiums or other payments that are due with respect to any Company Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the Financial Statements to the extent required by GAAP.

(d) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the Company’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e) (i) No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (ii) there do not exist any pending or, to the Company’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Benefit Plan, (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan have occurred that, in each case of subsections (i) through (iv), either individually or in the aggregate, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except for coverage that is provided through the end of the calendar month in which a termination of employment occurs or pursuant to Section 4980B of the Code or any similar state Law, no Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any current or projected liability in respect of or any obligation to provide, any post-employment or post- retirement or post-termination health, medical or life insurance benefits for current, former or retired Service Providers of the Company or any of its Subsidiaries.

(g) None of the Company, its Subsidiaries, or its respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means, with respect to the Company, any Person or entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is under common control or treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

(h) Except as set forth on Schedule 4.13(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (whether alone or in connection with any other event(s)) (i) will result in the acceleration, funding, vesting or creation of any rights of any current or former Service Provider of the Company or its Subsidiaries to any material compensatory payments, severance or benefits or material increases in any compensatory payments, severance or benefits (including any loan forgiveness) under any Company Benefit Plan (or under any arrangement that would be the Company Benefit Plan if in effect as of the date of this Agreement), (ii) will result in the payment to any current or former Service Provider of the Company or its Subsidiaries of any material severance payments, or any material increase in severance payments or benefits upon any termination of employment or service, or (iii) result in any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Service Provider of the Company or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code.

(i) None of the Company or any of its Subsidiaries maintains any obligations to gross- up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in compliance with, and has been maintained, operated and administered in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

(k) With respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required by Law to be registered as of the date hereof has been so registered and has been maintained in good standing in all material respects with applicable Law; and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities.

Section 4.14 Labor Matters.

(a) None of the Company or any of its Subsidiaries is party to or bound by any collective bargaining agreement with any labor union, labor organization or works council representing employees of the Company (each, a “CBA”) and no employees are represented by any labor union, other labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. There are, and since the date of the Company’s formation, there have been no pending, and to the knowledge of the Company, as of the date hereof, there are no threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of the Company Employees, and (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, or work stoppages against or affecting the Company or any of its Subsidiaries.

(b) Except where the failure to be, or to have been, in compliance with such Laws would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since the date of the Company’s formation, in compliance with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees under the Fair Labor Standards Act and similar state or local Laws), discrimination, harassment or retaliation, whistleblowing, wages and hours, classification of individuals as independent contractors or employees, the investigation of sexual harassment or other unlawful discrimination or retaliation claims, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.

(c) The Company and its Subsidiaries have reasonably investigated all formal sexual harassment or other discrimination or unlawful retaliation allegations raised in the last three years against any Key Employee. With respect to each such allegation with potential merit, the Company or Subsidiary has taken prompt corrective action and no such investigations or allegations are pending or, to the knowledge of the Company, threatened.

(d) Except as set forth on Schedule 4.14(d), no material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, or material work schedule change or reduction in hours, salary or wages affecting Company Employees has occurred since the date of the Company’s formation as a result of COVID-19 or any COVID-19 Measures.

(e) None of the Company or any of its Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act or any other similar state Laws.

(f) As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice that any Key Employee intends to terminate his or her employment with the Company prior to the one-year anniversary of the Closing.

Section 4.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and payable by the Company and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority.

(c) The Company and its Subsidiaries have (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee or independent contractor, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all material reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes. Neither the Company nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against the Company or any Subsidiary have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any Subsidiary, and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor any Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law)

(f) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws). Neither the Company nor any Subsidiary will be required to make any material payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(g) There are no Liens with respect to Taxes on any of the assets of the Company or any Subsidiary, other than Liens for Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(h) Neither the Company nor any Subsidiary (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group that includes only the Company and/or its Subsidiaries, or (ii) has any material liability for or in respect of the Taxes of any Person (other than the Company and its Subsidiaries) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(i) Neither the Company nor any Subsidiary is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to (i) contracts not primarily relating to Taxes or (ii) an agreement solely among any of the Company and its Subsidiaries).

(j) Except as set forth on Schedule 4.15(j), neither the Company nor any of its Subsidiaries is organized in a non-U.S. jurisdiction.

(k) The Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l) The Company is (and has been for its entire existence) classified as a partnership for U.S. federal income tax purposes and no election has been made (or is pending) to change such treatment. All Subsidiaries of the Company are (and have been for their entire existence) classified as “disregarded entities” for U.S. federal income Tax purposes and no election has been made (or is pending) to change such treatment.

(m) Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.15 and, to the extent related to Taxes, in Section 4.13 are the only representations and warranties of the Company in this Agreement with respect to Taxes.

Section 4.16 Insurance. With respect to all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) none of the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened in writing, and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.17 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18 Real Property.

(a) The Company does not use or occupy (or have been granted an option to use or occupy) and has not previously used or occupied (or been granted an option to use or occupy), any Leased Real Property or is otherwise a party with respect to the Leased Real Property.

(b) The Company does not own, and has not previously owned, any land, buildings or other real property.

Section 4.19 Intellectual Property and IT Security.

(a) Schedule 4.19(a) sets forth a complete and correct list of all (i) registrations and applications for the registration thereof for the following that are included in the Owned Intellectual Property: (A) trademarks, (B) patents, (C) copyrights, and (D) internet domain names, specifying as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number and the date of application or registration (“Registered Intellectual Property”). Excluding any pending applications included in the Registered Intellectual Property, each item of material Registered Intellectual Property is subsisting, and, to the knowledge of the Company, valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No loss or expiration of any material Owned Intellectual Property is threatened in writing, pending, or reasonably foreseeable by the Company or its Subsidiaries, except for expiration of patents and copyrights and non-renewal of trademarks and internet domain names at the end of their statutory or designated (in case of domain names) terms (and not as a result of any act or omission by the Company or any of its Subsidiaries, including failure by the Company or any of its Subsidiaries to pay any required maintenance fees) and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or a Subsidiary of the Company (i) solely owns all right, title and interest in and to the Owned Intellectual Property and (ii) has the right to use pursuant to a written, and to the knowledge of the Company, valid, license all other Intellectual Property used in or necessary for the operation of the business of the Company, as presently conducted (“Licensed Intellectual Property”), in each case, free and clear of all Liens other than Permitted Liens and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is not, and since the date of the Company’s formation, there has not been any Action pending, received in writing or threatened in writing, against the Company or any of its Subsidiaries with respect to any Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Person has notified the Company or any of its Subsidiaries in writing that any of such Person’s Intellectual Property rights are infringed, misappropriated, or otherwise violated by the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries requires an unsolicited license to any of such Person’s Intellectual Property rights, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of Company, or of its Subsidiaries or the former or current conduct of their respective businesses infringes, misappropriates or otherwise violates, or has, since the date of the Company’s formation, infringed, misappropriated or otherwise violated, any Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has, in the last three (3) years, infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has taken commercially reasonable steps to maintain, preserve and protect all material Owned Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets and any other material confidential information owned by the Company or its Subsidiaries (and any material confidential information owned by any Person to whom the Company or any of its Subsidiaries has a written confidentiality obligation). No Trade Secrets or other material confidential information included in the Owned Intellectual Property have been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or any other confidential information by such Person except to the extent that the disclosure of such Trade Secrets or confidential information would not result in a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each current or former founder, employee, consultant and independent contractor of the Company or its Subsidiaries who has contributed or created, in whole or in part, any material Owned Intellectual Property has executed and delivered to the Company or its Subsidiaries either a (i) written “work-for-hire” agreement under which the Company or its applicable Subsidiaries is deemed to be the owner or author of all such Owned Intellectual Property rights created or developed by such Person, or (ii) a written assignment by such Person (by way of a present grant of assignment) in favor of the Company or one of its applicable Subsidiaries of all right, title and interest in and to such Owned Intellectual Property, and in case of the foregoing clauses (i) and (ii), that also prohibits such Person, where commercially reasonable or customary, from using or disclosing any Trade Secrets included in the Owned Intellectual Property. To the knowledge of the Company, no such current or former founder, employee, consultant and independent contractor of the Company or its Subsidiaries is in violation of any such agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company and its Subsidiaries are in possession of the source code and object code for all Software constituting their material Owned Intellectual Property (“Owned Software”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Owned Software (i) conforms in all material respects with all representations and warranties established by the Company and its Subsidiaries or conveyed thereby to its or their customers or other transferees, (ii) to the knowledge of the Company, is free of any material defects and does not contain any Unauthorized Code and (iii) has been maintained by the Company and its Subsidiaries on their own behalf or on behalf of their customers in accordance with their contractual obligations to customers, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in possession of or has access to all documentation relating to the Owned Software that is reasonably necessary for the use, maintenance, enhancement, development, and other exploitation of such Owned Software as used in the business of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have not incorporated any “open source” or “copyleft” Software or Software licensed or used under an “open source” license or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses and including the under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, or the Apache Software License) (“Open Source Code”) into Owned Software, distributed Open Source Code in conjunction with any Owned Software or used Open Source Code, in each case in a manner that requires or conditions the use or distribution of any of the Owned Software on the compulsory disclosure, licensing, or distribution of any source code for any portion of such Owned Software, including requiring any Owned Software to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or minimal charge.

(f) The Company and its Subsidiaries have taken commercially reasonable efforts consistent with industry standards for companies of the Company’s and its Subsidiaries’ size that are designed to (i) protect the confidentiality, integrity and security of the IT Systems from any unauthorized use, access, interruption, or modification, and (ii) ensure that all IT Systems (A) operate and run in a reasonable and efficient business manner in all material respects, and (B) are free from any Unauthorized Code. The IT Systems are sufficient for the current needs of the Company and its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Data Security Requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have not, and to the knowledge of the Company any third-party Processing Protected Data on behalf of the Company or any Subsidiary have not, experienced any Security Breaches.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have sufficient rights to Process all Protected Data to the extent such Protected Data is Processed by or on behalf of the Company and its Subsidiaries in connection with the use and/or operation of its products, services and business.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or its Subsidiaries’ right to own or use any Company Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, immediately subsequent to the Closing, the Company Intellectual Property will be owned or available for use by the Company and its Subsidiaries on terms and conditions identical to those under which the Company or its Subsidiaries own or use the Company Intellectual Property immediately prior to the Closing, without payment of additional fees.

Section 4.20 Absence of Changes. Since the date of the Company’s formation until the date of this Agreement, no Company Material Adverse Effect has occurred and is continuing.

Section 4.21 Brokers’ Fees. Other than as set forth on Schedule 4.21, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their respective Affiliates.

Section 4.22 Related Party Transactions. Except for the Contracts set forth on Schedule 4.22, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any officer, director or holder of Company Units or, to the Company’s knowledge, any Affiliate (other than the Company and its Subsidiaries) or family member of any of the foregoing, on the other hand (each, a “Company Related Party Contract”), except in each case, for (a) employment agreements, confidentiality and invention assignment agreements, standard director and officer indemnification agreements, equity or incentive equity documents, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), (c) amounts paid pursuant to Company Benefit Plans listed on Schedule 4.12(a) and (d) other transactions for services in their capacity as officers, directors or employees.

Section 4.23 Proxy Statement; Information Provided. None of the information supplied or to be supplied by or on behalf of the Company specifically in writing for inclusion in the Proxy Statement will, (a) when the Proxy Statement is first filed, (b) on the date when the Proxy Statement is mailed to the SPAC’s stockholders and (c) at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing by or on behalf of SPAC or any of its Affiliates specifically for inclusion in the Proxy Statement which is misleading by virtue of such reliance and conformity. The Proxy Statement, insofar as it relates to information supplied by or on behalf of the Company related to the Company or its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.24 International Trade; Anti-Corruption.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors or employees, nor any agents or other third party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has in the last five years made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any officer or employee of a Governmental Authority or other Person in violation of any Anti-Corruption Laws.

(c) Since the date of the Company’s formation, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Schedules, each Seller, on a several and not joint basis, represents and warrants to the SPAC Parties as follows:

Section 5.01 Authorization; Binding Agreement.

(a) such Seller is a natural person and has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Holdings, SPAC and the Company, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, in each case, subject to the Enforceability Exceptions.

Section 5.02 Non-Contravention. Neither the execution and delivery of this Agreement by such Seller nor performance by such Seller of the obligations herein nor the compliance by such Seller with any provisions herein will (a) violate the certificate or articles of incorporation, bylaws or other governing documents of such Seller (if the Seller is not a natural person), (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of such Seller, except as provided in the Organizational Documents of the Company, (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on the Subject Units, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to such Seller or by which any of such Seller’s Subject Units are bound, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to materially impair such Seller’s ability to perform its obligations hereunder.

Ownership of Company Units; Total Company Units. As of the date hereof, such Seller is the record and beneficial owner of all of such Seller’s Company Units and has good and marketable title to all of such Seller’s Subject Units, free and clear of any Liens, except for any such Lien that may be imposed pursuant to (i) this Agreement, (ii) the Lockup Agreement, (iii) any restrictions on transfer under applicable Securities Laws and (iv) the Organizational Documents of the Company. As of the date hereof, the Company Units owned by Seller constitute all of the issued and outstanding limited liability company interests of the Company, and any other Equity Securities of the Company, owned of record or beneficially owned by such Seller, and such Seller does not beneficially own or have the power to vote any other Equity Securities of the Company.

Section 5.03 Reliance. Such Seller understands and acknowledges that each of Holdings, SPAC and the Company is entering into the Purchase Agreement in reliance upon such Seller’s execution, delivery and performance of this Agreement.

Section 5.04 Brokers’ Fees. Other than as set forth on Schedule 5.04, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller (in their capacities as such) for which the Company or any of its Affiliates may become liable.

Section 5.05 Investment. Such Seller is an “accredited investor,” as such term is defined in Regulation D of Securities Act and will acquire its portion of the Aggregate Consideration for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state blue sky Laws or any other Securities Laws.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SPAC PARTIES

Except as set forth in the Schedules to this Agreement or in the SEC Reports filed or furnished by SPAC with the SEC prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports but excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each SPAC Party represents and warrants to the Company as follows:

Section 6.01 Corporate Organization. Each SPAC Party is duly incorporated or formed and is validly existing as a corporation in good standing under the Laws of Delaware and has the requisite corporate or limited liability company power, as applicable, and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the Organizational Documents of the SPAC Parties, including the SPAC Organizational Documents, as in effect on the date hereof, which has been made available to the Company via the SEC Reports are (a) true, correct and complete and (b) in full force and effect. Each of the SPAC Parties is, and at all times has been, in compliance in all material respects with all its respective Organizational Documents, including, in the case of the SPAC, the SPAC Organizational Documents. Each of the SPAC Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 6.02 Due Authorization. Each of the SPAC Parties has all requisite corporate or limited liability company power, as applicable, and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Required SPAC Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Transaction Agreements to which the SPAC Parties are a party and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the board of directors (or, in the case of Holdings, the sole member) of the applicable SPAC Party and, except for the Required SPAC Stockholder Approval, no other corporate or equivalent proceeding on the part of any SPAC Party is necessary to authorize this Agreement or the Transaction Agreements to which the SPAC Parties are a party or any SPAC Party’s performance hereunder or thereunder. This Agreement has been, and each Transaction Agreement to which such SPAC Party will be party, duly and validly executed and delivered by such SPAC Party and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and such Transaction Agreement to which such SPAC Party will be party, will constitute a legal, valid and binding obligation of such SPAC Party, enforceable against each SPAC Party in accordance with its terms, subject to the Enforceability Exceptions. The SPAC Board has duly (i) determined that the Transactions (including the SPAC Amended Charter and SPAC Amended Bylaws) are in the best interests of SPAC and the stockholders of SPAC, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the other Transactions (including the SPAC Amended Charter and SPAC Amended Bylaws), on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the SPAC Stockholder Matters. The only vote of the holders of any class or series of capital stock of SPAC necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock, except for the SPAC Amended Charter Proposal, which shall require both the affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Class A Common Stock and the affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Class B Common Stock, in each case voting separately as a single class.

Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any SPAC Party is a party by such SPAC Party and, upon receipt of the Required SPAC Stockholder Approval, the consummation of the Transactions and the transactions contemplated by any Transaction Agreement do not and will not (a) contravene or conflict with the Organizational Documents of the SPAC Parties (including the SPAC Organizational Documents), (b) contravene or conflict with or constitute a violation of any provision of any Law or Governmental Order binding on or applicable to SPAC, any Subsidiaries of SPAC or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation or imposition of any Lien upon any asset, property or Equity Security of SPAC or any Subsidiaries of SPAC, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 6.04 Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against any SPAC Party, or otherwise affecting any SPAC Party or their respective properties, rights or assets, which, if determined adversely, could be, individually or in the aggregate, material to SPAC and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. There has been no Governmental Order imposed upon or, to the knowledge of the SPAC, threatened in writing against SPAC or any of its Subsidiaries or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to SPAC and its Subsidiaries taken as a whole. There are no material Governmental Orders, settlement agreements or similar agreement regarding any of the matters set forth in the two preceding sentences to which SPAC, its Subsidiaries or any of their assets or properties is bound that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to SPAC and its Subsidiaries taken as a whole.

Section 6.05 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, SPAC and its Subsidiaries are in compliance with all applicable Laws. To the knowledge of SPAC, (a) neither SPAC nor any of its Subsidiaries has received any written notice of any violations of applicable Laws or Governmental Orders and (b) no assertion or Action of any violation of any Law or Governmental Order by SPAC or any of its Subsidiaries is currently threatened against SPAC or any of its Subsidiaries, in each case of the foregoing clauses (a) and (b), except as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. No investigation or review by any Governmental Authority with respect to SPAC or any of its Subsidiaries is pending or, to the knowledge of SPAC, threatened, except as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 6.06 Governmental Authorities; Consents. Assuming the truth and accuracy of the representations and warranties of the Company contained in this Agreement, the execution and delivery of this Agreement by the SPAC Parties does not, and the performance by the SPAC Parties of this Agreement and the consummation of the transactions contemplated hereby shall not, require any SPAC Party to obtain any Consents from any Governmental Authority, except for (a) the filing of the SPAC Amended Charter in accordance with the DGCL, (b) for Consents that may be required solely by reason of the Company or its Subsidiaries’ (as opposed to any other third party’s) participation in the transactions contemplated hereby, (c) the filing with the SEC of (i) the Proxy Statement (and the expiration of the waiting period in Rule 14a- 6(a) under the Exchange Act or, if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (c) the Required SPAC Stockholder Approval, (d) as set forth in Schedule 4.05(h) and (e) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.07 Trust Account. As of the date hereof, there is at least $11,820,540 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of December 17, 2020, by and between SPAC and the Trustee on file with the SEC Reports of SPAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus, dated as of December 17, 2020 and filed with the SEC (File No. 333-248698) on December 17, 2020 (the “IPO Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by SPAC to be inaccurate or that would entitle any Person (other than stockholders of SPAC holding SPAC Common Stock sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Organizational Documents and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. As of the date hereof, no SPAC Party has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date. There are no Actions pending with respect to the Trust Account. Since December 17, 2020, SPAC has not released any money from the Trust Account other than to pay income and franchise Taxes from any interest income earned in the Trust Account in accordance with the Trust Agreement. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. Following the Closing, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of SPAC Class A Common Stock for redemption pursuant to the SPAC Stockholder Redemption or otherwise in compliance with SPAC’s Organizational Documents.

Section 6.08 Fairness Opinion. The SPAC Board has received the opinion of SPAC Financial Advisor, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by SPAC and Holdings for the Company Units pursuant to this Agreement is fair to the holders of SPAC Class A Common Stock from a financial point of view. SPAC will make a true and complete copy of such opinion available to the Company for informational purposes only promptly following the date of this Agreement.

Section 6.09 Brokers’ Fees. Other than as set forth on Schedule 6.09, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates, including Sponsor.

Section 6.10 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) As of the date hereof, other than (x) SPAC’s late filing of its quarterly report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on June 21, 2021, (y) SPAC’s late filing of its annual report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on April 10, 2023, and (z) SPAC’s late filing of its quarterly report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 17, 2022, SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports (if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No SPAC Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer. Except described in (x) SPAC’s annual report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on June 21, 2021 and (y) in SPAC’s annual report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on April 10, 2023, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(c) Except as described in (x) SPAC’s annual report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on June 21, 2021 and (y) in SPAC’s annual report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on April 10, 2023, SPAC has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(d) As of the date hereof, there is no (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC, except as described in (x) SPAC’s annual report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on June 21, 2021 and (y) in SPAC’s annual report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on April 10, 2023, or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(e) To the knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.11 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or incidental thereto. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Holdings was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which such entity is a party, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. SPAC owns all of the issued and outstanding Equity Securities of Holdings. Holdings does not own directly or indirectly any Equity Interests in any Person.

(c) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(d) Except for this Agreement and the agreements expressly contemplated hereby, as of the date hereof, no SPAC Party is and at no time has been, party to any Contract with any Person, other than (x) engagement agreements with advisors and consultants in connection with activities directed toward the accomplishment of a Business Combination, (y) Contracts filed as exhibits to the SEC Reports prior to the date hereof or (z) Contracts that would require payments by any SPAC Party more than $100,000 in the aggregate when taken together with all other Contracts.

(e) Other than any officers as described in the SEC Reports filed prior to the date hereof, the SPAC Parties do not have any employees.

(f) As of the date hereof, there is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities, debts or obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of December 31, 2022 or disclosed in the notes thereto, (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of December 31, 2022 in the ordinary course of the operation of business of SPAC, or (iii) arising under this Agreement or the performance by a SPAC Party of its obligations hereunder.

Section 6.12 Taxes.

(a) All material Tax Returns required by Law to be filed by SPAC and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and payable by SPAC and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority.

(c) SPAC and each of its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee or independent contractor, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither SPAC nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes. Neither SPAC nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against SPAC or its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where SPAC or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e) Neither SPAC nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Neither SPAC nor any Subsidiary of SPAC has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(g) Neither SPAC nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of, an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; (iii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws). Neither SPAC nor any Subsidiary will be required to make any material payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of SPAC or any of its Subsidiaries, other than Liens for Taxes not yet due and payable. Neither SPAC nor any of its Subsidiaries has entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(i) Neither SPAC nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group for which SPAC is the common parent, or (ii) has any material liability for or in respect of the Taxes of any Person as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(j) Neither SPAC nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to contracts not primarily relating to Taxes).

(k) At all times since its formation, Holdings has been treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(l) Neither SPAC nor any of its Subsidiaries is organized in a non-U.S. jurisdiction.

(m) Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 6.12 are the only representations and warranties of the SPAC Parties in this Agreement with respect to Taxes.

Section 6.13 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of SPAC consists of 401,000,000 shares of capital stock, including (i) 380,000,000 shares of SPAC Class A Common Stock, (ii) 20,000,000 shares of SPAC Class B Common Stock, and (iii) 1,000,000 shares of preferred stock (“SPAC Preferred Stock”) of which (A) 1,182,054 shares of SPAC Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 4,312,500 shares of SPAC Class B Common Stock are issued and outstanding as of the date of this Agreement, and (C) no shares of SPAC Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of SPAC Common Stock (I) have been duly authorized and validly issued and are fully paid and non-assessable, (II) were issued in compliance with applicable Law, and (III) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, SPAC has issued 4,850,000 SPAC Private Placement Warrants that entitle the holder thereof to purchase SPAC Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b) Except for this Agreement, or as set forth in Section 6.13(a), as of the date hereof, there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. Except as set forth in the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or Equity Securities of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s stockholders may vote. SPAC is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other Equity Securities of SPAC.

(c) Except as set forth on Schedule 5.13(c), SPAC does not own any direct Equity Securities in any Person other than Holdings, and does not own any indirect Equity Securities in any Person.

(d) The Aggregate Consideration, when issued in accordance with the terms of this Agreement, shall be duly authorized and validly issued, fully paid and non-assessable and not subject to any preemptive rights.

Section 6.14 Nasdaq Stock Market Listing. The issued and outstanding units of SPAC, each such unit comprised of one share of SPAC Class A Common Stock and one-half of one SPAC Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “DUNEU”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “DUNE”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “DUNEW”. As of the date of this Agreement, SPAC is in compliance in all material respects with the applicable Nasdaq corporate governance requirements for continued listing of the SPAC Class A Common Stock and SPAC Warrants. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or SPAC Warrants on Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement. Other than the notices received from Nasdaq on (x) May 28, 2021 as described in SPAC’s current report on Form 8-K filed with the SEC on May 28, 2021, the subject matter of which has been remedied by the filing of SPAC’s quarterly report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on June 21, 2021, (y) January 9, 2023 as described in SPAC’s current report on Form 8-K filed with the SEC on January 13, 2023 and (z) March 24, 2023 as described in SPAC’s current report on Form 8-K filed with the SEC on March 30, 2023, SPAC has not received any notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Common Stock from Nasdaq or deregistering of the SPAC Class A Common Stock with the SEC.

Section 6.15 Related Party Transactions. There are no transactions, Contracts, arrangements or understandings between any SPAC Party, on the one hand, and any director, officer, employee, stockholder, equityholder, warrant holder or Affiliate of such SPAC Party (a “SPAC Related Party Transaction”).

Section 6.16 Proxy Statement. None of the information supplied or to be supplied by or on behalf of SPAC specifically in writing for inclusion in the Proxy Statement will, (a) when the Proxy Statement is first filed, (b) on the date when the Proxy Statement is mailed to the SPAC’s stockholders and (c) at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing by or on behalf of the Company or any of its Subsidiaries specifically for inclusion the Proxy Statement which is misleading by virtue of such reliance and conformity. The Proxy Statement, insofar as it relates to information supplied by or on behalf of any SPAC Party related to any SPAC Party for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 6.17 Absence of Changes. From December 31, 2022 until the date of this Agreement, no SPAC Material Adverse Effect has occurred and is continuing.

Section 6.18 Indebtedness. Except as set forth on Schedule 6.18, no SPAC Party has any Indebtedness.

Section 6.19 Sponsor Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Agreement.

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.01 Conduct of Business.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement or the Transaction Agreements, as set forth on Schedule 6.01, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), as required by applicable Law, or to the extent reasonably necessary to protect the health and safety of the employees of the Company and its Subsidiaries or in response to COVID-19 Measures, use its commercially reasonable efforts to (x) conduct and operate its business in the ordinary course of business in all material respects, and (y) maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries in all material respects. Without limiting the generality of the foregoing, except as required by this Agreement or the Transaction Agreements, as set forth on Schedule 6.01, as consented to by SPAC in writing (such consent shall not be unreasonably conditioned, withheld or delayed), as required by applicable Law, or to the extent reasonably necessary to protect the health and safety of the employees of the Company and its Subsidiaries or in response to COVID-19 Measures, the Company shall, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(i) change or amend its Organizational Documents;

(ii) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company either to the Company or any other wholly-owned Subsidiaries of the Company;

(iii) except in the ordinary course of business or with respect to Contracts entered into in connection with transactions otherwise permitted by this Section 6.01(a), enter into, materially and adversely modify, materially and adversely amend, waive any material right under, or terminate any Contract of a type required to be listed on Schedule 4.12(a) (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.12(a));

(iv) (A) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries or (B) issue any Equity Securities of the Company or its Subsidiaries;

(v) sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of the Company or any of its Subsidiaries, other than (A) equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, (B) transactions among the Company and its wholly- owned Subsidiaries or among its wholly-owned Subsidiaries, or (C) in the ordinary course of business;

(vi) disclose to any Person any Trade Secrets or any source code constituting Owned Intellectual Property (in each case, other than to a Company Representative, SPAC or its Representatives, or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Transactions);

(vii) subject to Section 9.01(d), settle any material pending or threatened Action, (1) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting the Company or any of its Subsidiaries in a manner materially adverse to the Company or (2) to the extent such settlement involves any alleged criminal wrongdoing;

(viii) except as in the ordinary course of business, or required by the terms of any existing Company Benefit Plans set forth on Schedule 4.13(a) or otherwise contemplated by this Agreement, (i) materially increase the compensation or benefits of any current or former Key Employee; (ii) make any grant or promise of any severance, retention or termination payment or arrangement to any Key Employee, except for any severance or termination payments in connection with the termination of any Key Employee in the ordinary course of business; (iii) terminate (other than for “cause” or due to death or disability) the employment of any Key Employees or hire any individual who would be, upon such hire, a Key Employee (except as necessary to replace any terminated Key Employee); (iv) take any action to accelerate any payments, severance or benefits, or the funding of any payments, severance or benefits, payable or to become payable to any Key Employees; or (v) establish, adopt, enter into, amend or terminate in any material respect any material Company Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be the Company Benefit Plan if it were in existence as of the date of this Agreement;

(ix) implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that requires notice under the WARN Act;

(x) (A) negotiate, modify, extend, or enter into any CBA or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Employee of the Company or any of its Subsidiaries;

(xi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any individual who is a Key Employee as of the date hereof in connection with the termination of services thereof;

(xii) directly or indirectly acquire by merging or consolidating with, or by purchasing substantially all of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, that would be material to the Company or any of its Subsidiaries, taken as a whole, and other than in the ordinary course of business;

(xiii) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of the Company or any of its Subsidiaries, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, and (D) loans or advances among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries;

(xiv) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company or any of its Subsidiaries, except for (A) the acquisition by the Company or any of its Subsidiaries of any Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (B) transactions between the Company and a wholly- owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(xv) adjust, split, combine, subdivide, recapitalize or reclassify any change in respect of any Equity Securities of the Company or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly- owned Subsidiary of the Company after consummation of such transaction;

(xvi) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP or applicable Law (including to obtain compliance with PCAOB auditing standards);

(xvii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(xviii) other than in the ordinary course of business, as would not be material, or as required by applicable Law, (A) make, change or revoke any Tax election in a manner inconsistent with past practice, (B) adopt, change or revoke any accounting method with respect to Taxes, (C) amend any Tax Return in a manner inconsistent with past practice, (D) settle or compromise any Tax liability or any Action, audit or other similar proceeding related to Taxes, (E) enter into any closing agreement with respect to any Tax, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (G) knowingly surrender any claim for a refund of Taxes, or (H) enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than (i) any agreement not primarily relating to Taxes or (ii) an agreement among any of the Company and its Subsidiaries);

(xix) take or permit to be taken, or fail to take or permit to be failed to be taken, any action that could reasonably be expected to impair, impede or prevent the Combination Transactions from qualifying for the Intended Tax Treatment, provided that (A) the Company shall only be required to use commercially reasonable efforts to take or permit to be taken such action or inaction and (B) the Company shall not be in breach of this Section 7.01(a)(xix) unless such action could negatively and materially impact the Pre- Closing SPAC Holders or Sponsor;

(xx) (A) incur, create or assume any Indebtedness, (B) modify the terms of any Indebtedness, or (C) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (w) Indebtedness incurred in the ordinary course of business, (x) Indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (y) extensions of credit to customers or (z) guarantees of Indebtedness of a wholly-owned Subsidiary of the Company otherwise incurred in compliance with this Section 7.01(a)(xx);

(xxi) pay or agree to pay Company Transaction Expenses such that the aggregate amount of Company Transaction Expenses exceed $500,000;

(xxii) enter into any Company Related Party Contract or amend in any material respect any existing Company Related Party Contract (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of the Company or its Subsidiaries in their capacity as an officer or director); or

(xxiii) enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a).

(b) Notwithstanding anything in this Section 7.01 or this Agreement to the contrary, nothing shall give SPAC, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing.

Section 7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law, or (c) upon the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period and with reasonable advance written notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonably efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03 No Claim Against the Trust Account. The Company, on behalf of itself and its Sellers and other Affiliates, represents and warrants that it has read the IPO Prospectus and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Stockholders if they elect to redeem their SPAC shares in connection with the consummation of SPAC’s initial Business Combination or in connection with an extension of SPAC’s deadline to consummate a Business Combination; (b) to the Public Stockholders if SPAC fails to consummate a Business Combination within 18 months after the closing of the IPO, subject to extension by an amendment to the SPAC Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, or (d) to SPAC after or concurrently with the consummation of a Business Combination. The Company, on behalf of itself and its Sellers and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, none of the Company, nor any of its Sellers or Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement, any Transaction Agreement or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company, its Sellers and their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself and its Sellers and other Affiliates, (i) hereby irrevocably waives any Released Claims that the Company, the Sellers and their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever to the extent arising out of the Released Claims (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates), (ii) agrees and acknowledges that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by SPAC to induce SPAC to enter into this Agreement, and (iii) intends and understands such waiver to be valid, binding and enforceable against the Company, the Sellers and their respective Affiliates under applicable Law. Notwithstanding anything to the contrary, nothing in this Section 7.03 shall (x) serve to limit or prohibit the right of the Company, the Sellers or their respective Affiliates to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for Fraud in the making of the representations and warranties in Article VI, and (y) serve to limit or prohibit any claims that the Company, the Sellers or their respective Affiliates may have in the future pursuant to this Agreement or any other Transaction Agreement against SPAC’s assets or funds that are not held in the Trust Account. This Section 7.03 shall survive the termination of this Agreement for any reason.

Section 7.04 Financial Statements.

(a) As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC true, correct, accurate and complete copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2023, and the related unaudited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the three (3) months then ended (the “Combined Company Interim Financial Statements”). As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC true, correct, accurate and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2023, and the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Audited Combined Company Financial Statements”).

(b) The Audited Combined Company Financial Statements and the Combined Company Interim Financial Statements (A) will fairly present in all material respects the financial position of the Company and its Subsidiaries as of the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended, (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the Combined Company Interim Financial Statements, to normal year-end audit adjustments), (C) in the case of the Audited Combined Company Financial Statements, will be audited in accordance with the standards of the PCAOB, with respect the Company and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Proxy Statement. The Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

Section 7.05 No SPAC Common Stock Transactions. The Company acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to purchase or sell any securities of SPAC (other than engaging in the Transactions) or take any other action with respect to SPAC in violation of such Laws, or cause any third party to do any of the foregoing.

ARTICLE VIII
COVENANTS OF SPAC

Section 8.01 Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the Closing, SPAC shall indemnify and hold harmless each present and former director, manager and officer of (x) the Company and each of its Subsidiaries, and (y) SPAC and each of its Subsidiaries, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or its Subsidiaries, or SPAC and each of its Subsidiaries, as applicable, would have been permitted under applicable Law and their respective Organizational Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, SPAC shall, and shall cause its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Closing provisions in their respective Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Organizational Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) The Company shall or shall cause one or more of its Subsidiaries to purchase, at or prior to the Closing, and SPAC shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six (6) years from the Closing, directors’ and officers’ liability insurance covering those Persons who are currently covered by (x) the Company’s or any of its Subsidiaries’ and/or (y) SPAC’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC and to the Company or their respective representatives, by the other) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.01 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.01 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on SPAC, Holdings and all successors and assigns of SPAC and Holdings. If SPAC or Holdings or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SPAC or Holdings, as the case may be, shall succeed to the obligations set forth in this Section 8.01.

Section 8.02 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, the SPAC Parties shall, except as expressly required by this Agreement or the Transaction Agreements or as consented to in writing by the Company (which consent shall not be unreasonably conditioned, withheld or delayed) use its commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, during the Interim Period, except as set forth on Schedule 8.02, as required by this Agreement or the Transaction Agreements, as consented to the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed other than with to (clause (vii) and (xii), which consent may be conditioned, withheld or delayed in the Company’s sole discretion), or as required by applicable Law, SPAC shall not and shall not permit Holdings to:

(i) change, modify or amend the Trust Agreement, the SPAC Organizational Documents or enter into or amend any other agreement related to the Trust Account;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of SPAC or Holdings, (B) split, combine or reclassify any Equity Securities of SPAC or Holdings, or (C) other than in connection with the SPAC Stockholder Redemption or as otherwise required by SPAC’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of SPAC or Holdings;

(iii) (A) make, change or revoke any Tax election in a manner inconsistent with past practice, (B) adopt, change or revoke any accounting method with respect to Taxes, (C) amend any Tax Return in a manner inconsistent with past practice, (D) settle or compromise any Tax liability or any Action, audit or other similar proceeding related to any amount of Taxes, (E) enter into any closing agreement with respect to any Tax, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (G) knowingly surrender any claim for a refund of Taxes, or (H) enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

(iv) take or permit to be taken, or fail to take or permit to be failed to be taken, any action that could reasonably be expected to impair, impede or prevent the Combination Transactions from qualifying for the Intended Tax Treatment, provided that, in each case, SPAC shall only be required to use commercially reasonable efforts to take or permit to be taken such action or inaction, and provided further that, nothing in this Section 7.02(a)(iv) shall require SPAC to (A) violate applicable Law or the governing documents of SPAC, (B) consent to or obtain any Potential Financing, (C) distribute cash from the Trust Account to the stockholders of SPAC or (D) cause the Pre-Closing SPAC Holders or Sponsor to exchange their shares of SPAC Common Stock for Equity Securities of an entity other than SPAC;

(v) enter into, renew or amend in any material respect, any transaction or Contract, other than those that SPAC reasonably believes are necessary to effect the Closing;

(vi) subject to Section 9.01(d), waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person, other than Working Capital Loans up to $1,500,000;

(viii) (A) hire any employee, (B) make any change in the management structure of any SPAC Party or (C) except as expressly contemplated by this Agreement, establish, adopt or enter into any Benefit Plan;

(ix) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any SPAC Party (other than the Transactions);

(x) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of any SPAC Party;

(xi) directly or indirectly acquire by merging or consolidating with, or by purchasing any assets of, or by purchasing any Equity Security in, or by any other manner, any Person;

(xii) other than in connection with any Pre-Approved Arrangements, (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities (other than SPAC Warrants to be issued to SPAC’s Affiliates or stockholders in satisfaction of the Working Capital Loans incurred in compliance with this Agreement), (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein or (C) acquire any Equity Securities in any Person or form any Subsidiary;

(xiii) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(xiv) enter into any SPAC Related Party Transaction;

(xv) make, or commit to make, any capital expenditures;

(xvi) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 8.02(a).

(b) Notwithstanding anything in this Section 8.02 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of any SPAC Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any SPAC Party from using the funds held by SPAC outside the Trust Account to pay any SPAC expenses or liabilities or from otherwise distributing or paying over any funds held by SPAC outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

(c) During the Interim Period, SPAC shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, material Contracts to which SPAC or its Subsidiaries may be a party.

Section 8.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), SPAC shall afford the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of SPAC and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 8.04 Section 16 Matters. Prior to the Closing, SPAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.

Section 8.05 Post-Closing Directors and Officers.

(a) Subject to the terms of the Nomination Agreement, the Post-Closing SPAC Board shall consist of at least five (5) directors, which shall be divided into three (3) classes, designated Class I, II and III (with Class I consisting of one (1) director, and with Classes II and III consisting of two (2) directors each), and such board shall initially include:

(i) William Nance as a Class I director;

(ii) two (2) Independent Director nominees (who shall be Class II directors) to be mutually designated by the Company and SPAC prior to the Closing;

(iii) two (2) Independent Director nominees (who shall be Class III directors) to be designated by SPAC prior to the Closing;

(iv) such other director nominees to be designated by the Company pursuant to written notice to SPAC following the date of this Agreement; and

(v) the class designation for the directors and the designation of the Chairperson of the Post-Closing SPAC Board shall be determined by SPAC pursuant to written notice to the Company following the date of this Agreement.

(b) The committees of the Post-Closing SPAC Board at the Closing shall be mutually agreed upon by SPAC and the Company prior to the closing, subject to the terms of the Nomination Agreement.

(c) The initial officers of SPAC shall be as set forth on Schedule 7.05(b) (which schedule may be modified from time to time in the Company’s sole discretion prior to the Closing), who shall serve in such capacity in accordance with the terms of the SPAC Amended Charter and the SPAC Amended Bylaws following the Closing.

Section 8.06 Incentive Equity Plan. Prior to the Closing Date, SPAC shall adopt, subject to approval of the stockholders of SPAC an equity incentive plan, in the form attached hereto as Exhibit H, providing for the issuance of the number of shares of SPAC Common Stock set forth therein, with such changes as may be agreed to in writing by SPAC and the Company (the “Incentive Equity Plan”) to be effective as of the Closing or as otherwise set forth in the applicable plan document. Within two Business Days following the expiration of the 60 day period following the date SPAC has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, SPAC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the SPAC Common Stock issuable under the Incentive Equity Plan, and SPAC shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

Section 8.07 SPAC Amended Bylaws and Amended Charter. At the Closing (subject to approval by the stockholders of SPAC of the same), SPAC shall adopt the SPAC Amended Charter and the SPAC Amended Bylaws.

Section 8.08 Pre-Approved Arrangements. If SPAC desires to seek any Pre-Approved Arrangements in accordance with this Agreement, the Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with the arrangement of such Pre-Approved Arrangements as may be reasonably requested by SPAC, including by (a) using commercially reasonable efforts to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (b) using commercially reasonable efforts to assist with the preparation of customary materials for actual and potential investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing (which shall not include pro forma financial information), and (c) providing the Financial Statements and such other financial information regarding the Company (including the Audited Combined Company Financial Statements and the Combined Company Interim Financial Statements) that is readily available or within the Company’s possession and as is reasonably requested in connection with arrangement of such Pre-Approved Arrangements.

Section 8.09 SPAC Public Filings. From the date hereof through the Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.10 Listing. From the date hereof through the Closing, SPAC shall use its commercially reasonable efforts to ensure that SPAC remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of SPAC Common Stock issuable in the Transactions, and shall obtain approval for the listing of such shares of SPAC Common Stock and the Company shall reasonably cooperate with SPAC with respect to such listing.

Section 8.11 Non-Transfer of Certain SPAC Intellectual Property.

(a) The Company acknowledges that SPAC is in possession of certain confidential and proprietary information of third parties received in connection with the SPAC’s evaluation of alternative business combinations, including but not limited to, information concerning the business, financial condition, operations, assets and liabilities, trade secrets, know-how, technology, customers, business plans, Intellectual Property rights, promotional and marketing efforts, the existence and progress of financings, mergers, sales of assets, take-overs or tender offers of third parties, including SPAC’s and Holdings’, and their respective Representatives’, internal notes and analysis concerning such information (collectively, “Evaluation Material”), and that the Evaluation Material is or may be subject to confidentiality or non-disclosure agreement. The Company acknowledges it has no right or expectancy in or to the Evaluation Material.

(b) The Company shall have no right or expectancy in or to the ownership or use of the name “Dune Acquisition Corporation” or any derivation thereof containing the term “DUNE”, the trading symbols “DUNE”, “DUNEU” or “DUNEW,” SPAC’s internet domain name (https://duneacq.com/), or the Intellectual Property rights therein (collectively, the “SPAC Marks”) as a trademark or other identifier of source. For clarity, nothing in this Agreement, prevents the Company from using the SPAC Marks. (i) in a non-trademark manner permitted as “fair use” under applicable trademark law (e.g., to describe the historical relationship of the parties), or (ii) to the extent required by Law.

Section 8.12 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the Trust Termination Letter; and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable (A) to stockholders who have elected to tender their shares of SPAC Class A Common Stock for redemption pursuant to the Company’s Organizational Documents in accordance with the provisions of the SPAC Amended Charter; (B) for income tax or other tax obligations of SPAC prior to Closing; and (C) for any transaction expenses of SPAC; and (b) thereafter, the Trust Account shall terminate, except as otherwise provide therein.

Section 8.13 Takeover Laws. SPAC shall not take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and SPAC will take all steps to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Section 8.14 Holdings Approval. Immediately following the execution of this Agreement, SPAC, as the sole member of Holdings, will approve and adopt this Agreement, the Transaction Agreements to which Holdings is or will be a party and the Transactions.

ARTICLE IX

JOINT COVENANTS

Section 9.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including the satisfaction of the closing conditions set forth in Article X). Without limiting the generality of the foregoing, each of the Parties shall use commercially reasonable efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. SPAC shall promptly inform the Company of any communication between any SPAC Party, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement.

(b) During the Interim Period, the SPAC Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any SPAC Party) or SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of SPAC, the Company, or, in the case of the Company, SPAC, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of SPAC, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, (i) if this Section 9.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall the SPAC Parties or Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party.

(d) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, any of the SPAC Parties or any of their respective Representatives (in their capacity as a representative of a SPAC Party) or, in the case of the Company or any of its Subsidiaries, any of their respective Representatives (in their capacity as a representative of a member of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. In no event shall the Company or SPAC settle or compromise any Transaction Litigation without the prior written consent of SPAC or the Company, respectively (not to be unreasonably withheld, conditioned or delayed).

Section 9.02 Proxy Statement; Special Meeting.

(a) Proxy Statement.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, (i) SPAC (with the assistance and cooperation of the Company as reasonably requested by SPAC) shall use reasonable best efforts to prepare, file with the SEC, in preliminary form, a proxy statement in connection with the Transactions (the “Proxy Statement”) to be sent to the stockholders of SPAC in advance of the Special Meeting with respect to, among other things: (A) providing SPAC’s stockholders with the opportunity to redeem shares of SPAC Class A Common Stock by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “SPAC Stockholder Redemption”); and (B) soliciting proxies from holders of SPAC Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of the SPAC Stockholder Matters, and each Party will reasonably cooperate (including causing each of its Subsidiaries and Representatives to reasonably cooperate) with the other Parties, and provide all information regarding such Party, its Affiliates and its business that is necessary for the preparation and filing of the Proxy Statement. Without the prior written consent of the Company, the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC’s stockholders at the Special Meeting. Each of SPAC and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. SPAC shall use reasonable best efforts to (I) file the Proxy Statement with the SEC and (II) cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the SPAC Board in accordance with Section 9.02, as promptly as practicable (but in no event less than five Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) if the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”). In connection with the Proxy Statement, SPAC will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC’s Organizational Documents, the Securities Act, the DGCL and the rules and regulations of the SEC and Nasdaq.

(ii) Prior to filing with the SEC, SPAC will make available to the Company and its counsel drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith and, to the extent any such comments are reasonable, SPAC shall incorporate such comments into such document. SPAC shall not file any such documents with the SEC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company as promptly as practicable after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) if the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to Proxy Statement; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; (G) requests by the SEC for additional information; and (H) the issuance of any stop order or the suspension of the qualification of the SPAC Class A Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. SPAC shall respond to any SEC comments on the Proxy Statement as promptly as practicable (and in any event within 10 Business Days following receipt by SPAC of any such SEC comments except to the extent due to the failure by the Company to timely provide information required to respond to such SEC comments) and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, SPAC will make available to the Company and its counsel drafts of any such response and provide the Company and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith and, to the extent any such comments are reasonable, SPAC shall incorporate such comments into such response. SPAC shall not respond to any such requests or comments without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall as promptly as practicable file an amendment or supplement to the Proxy Statement containing such information (subject to the procedures set forth in Section 9.02(a)(ii). If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform SPAC of such information, event or circumstance and provide to SPAC all information necessary to correct any such deficiencies.

(iv) SPAC shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide SPAC with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by SPAC for inclusion in the Proxy Statement. Each of SPAC and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of SPAC, the Company, or their respective Affiliates to any regulatory authority (including Nasdaq and/or the NYSE as applicable) in connection with the Transactions.

(b) Special Meeting. SPAC will take, in accordance with applicable Law, Nasdaq rules and its Organizational Documents, all action necessary to duly convene and hold a meeting of its stockholders (as adjourned or postponed, the “Special Meeting”) as promptly as reasonably practicable after the Proxy Clearance Date (and will establish a record date for, give notice of and commence the mailing of the Proxy Statement to the stockholders of SPAC as promptly as practicable after the Proxy Clearance Date), to (i) consider and vote upon the approval of the SPAC Stockholder Matters and to cause such vote to be taken and (ii) provide stockholders of SPAC with the opportunity to elect to effect a SPAC Stockholder Redemption. SPAC shall postpone or adjourn such meeting on each and every occasion if (x) a postponement or adjournment is required by Law, (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of SPAC Common Stock represented (either in person or by proxy) and voting to approve the SPAC Stockholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting, or (z) SPAC or the Company determines the payments for the SPAC Stockholder Redemption could reasonably be expected to cause the conditions in Section 9.01 to not be satisfied at the Closing; provided, however, in no event shall SPAC be required to adjourn or postpone the Special Meeting more than six weeks from the initial date of the Special Meeting set forth in the Proxy Statement. SPAC shall, following the Proxy Clearance Date, use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the SPAC Stockholder Matters and shall include in the Proxy Statement the SPAC Board Recommendation. SPAC shall keep the Company reasonably informed regarding all matters relating to the SPAC Stockholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by SPAC in respect of such matters and similar updates regarding any redemptions. Notwithstanding the foregoing, if at any time prior to, but not after, obtaining approval of the SPAC Stockholder Matters, the SPAC Board determines that a Company Material Adverse Effect has occurred, the SPAC Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation if a failure to do so would, upon the advice of counsel, reasonably be expected to constitute a breach of its fiduciary duties to SPAC’s stockholders under applicable Law (a “Change in Recommendation”). SPAC shall immediately notify the Company in writing of any determination to make such Change in Recommendation. SPAC agrees that its obligations under this Agreement shall not be affected by any Change in Recommendation and, for the avoidance of doubt, it agrees (A) that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Stockholder Matters shall not be affected by any Change in Recommendation or other intervening event or circumstance and (B) to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the SPAC Stockholder Matters, in each case in accordance with this Agreement, regardless of any Change in Recommendation or other intervening event or circumstance.

Section 9.03 Exclusivity.

(a) During the Interim Period, the Company shall not take, nor shall the Company permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC or any of its Affiliates or Representatives) concerning any merger or similar business combination transaction or sale of substantially all of the assets involving the Company or its Subsidiaries, taken as a whole (other than immaterial assets or assets sold in the ordinary course of business) (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(a) or (ii) any action in connection with a public offering of any Equity Securities of the Company or any of its Subsidiaries (or any Affiliate or successor of the Company or any of its Subsidiaries). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving SPAC (a “Alternate Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(b). SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal.

Section 9.04 Tax Matters.

(a) Tax Opinions and Disclosures. If one or more Tax opinions are required to be prepared and submitted in connection with the preparation and filing of the Proxy Statement, each of the SPAC Parties and the Company shall use its commercially reasonable efforts to reasonably cooperate with one another and their respective Tax advisors in connection with the issuance to SPAC or the Company of any such opinion or the preparation of any disclosure relating to the Tax consequences of the Transactions, including using commercially reasonable efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of SPAC or the Company, or their respective Affiliates, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such opinion or prepare such disclosure. If the SEC or any other Governmental Authority requests or requires that an opinion or disclosure be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion or disclosure relates to SPAC or any Pre-Closing SPAC Holders thereof, SPAC will use its commercially reasonable efforts to cause its Tax advisors to provide any such opinion or disclosure, subject to customary assumptions and limitations, and (ii) to the extent such opinion or disclosure relates to the Company or any equityholders thereof or is not otherwise addressed in clause (i), the Company will use its commercially reasonable efforts to cause its Tax advisors to provide any such opinion or disclosure, subject to customary assumptions and limitations.

(b) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value- added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by SPAC. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person or take any other reasonable action as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

(c) Tax Reporting. To the greatest extent permitted by Law, each of the Parties agrees not to make any Tax filing or otherwise take any position inconsistent with the Combination Transactions qualifying for the Intended Tax Treatment, and to cooperate with each other Party to make any filings, statements or reports required to effect, disclose or report the Combination Transactions as qualifying for the Intended Tax Treatment.

(d) Tax Audits. In the event of a Tax audit related to the income Tax Returns of the Company or any of its Subsidiaries that is treated as a partnership for U.S. federal (or applicable state or local) income Tax purposes, for any taxable period ending on or including the Closing Date for which the Partnership Tax Audit Rules apply (each, a “Relevant Tax Audit”), unless otherwise agreed by SPAC (such agreement not to be unreasonably withheld, conditioned, or delayed), the “partnership representative” (within the meaning of the Partnership Tax Audit Rules) of the Company, or any such Subsidiary, and all of their respective affiliates shall take such actions as necessary to make (or cause to be made) an election pursuant to Section 6226 of the Code with respect to any “imputed underpayment” (within the meaning of the Partnership Tax Audit Rules) arising in connection with any such Relevant Tax Audit (and to make any similar elections under any applicable state or local Law). Neither the “partnership representative” (within the meaning of the Partnership Tax Audit Rules) of the Company or any such Subsidiary, nor any of their respective affiliates, shall make any election or otherwise take any action to cause the Partnership Tax Audit Rules to apply to the Company or such Subsidiary at any earlier date than is required by applicable Law.

Section 9.05 Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with any Potential Financing, SPAC shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the potential equity investors, which information may include Confidential Information (as defined in the Confidentiality Agreement); provided that, SPAC shall (i) have received the Company’s prior written consent to seek any such Potential Financing prior to disclosing any such Confidential Information in connection with such Potential Financing and (ii) have provided the Company the right to review and approve (which approval shall not be unreasonably conditioned, withheld or delayed) any materials prior to their distribution.

(b) Subject to Section 9.05(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the other Parties, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) the Company, if the disclosing party is SPAC or (B) SPAC, if the disclosing party is the Company (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith and, to the extent any such comments are reasonable, the disclosing Party shall incorporate such comments into announcement or other communication, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 9.05, and (iii) to Governmental Authorities in accordance with Section 9.01.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and SPAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SPAC shall consider such comments in good faith and, to the extent any such comments are reasonable, SPAC shall incorporate such comments into the Signing Filing. The Company and SPAC shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 9.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 9.07 Qualification as an Emerging Growth Company. SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

ARTICLE X
CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the SPAC and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions enjoining, prohibiting, or making illegal the consummation of the Transactions.

(b) Required Stockholder Approval. The Required SPAC Stockholder Approval shall have been obtained.

(c) Listing. The SPAC Common Stock shall be listed or have been approved for listing on Nasdaq (or, to the extent applicable, NYSE), subject only to official notice of issuance thereof.

Section 10.02 Additional Conditions to Obligations of SPAC Parties. The obligations of the SPAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties the Company contained in Section 4.01 (Corporate Organization of the Company), the second sentence of Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06 (Current Capitalization) and Section 4.21 (Brokers’ Fees) (collectively, the “Company Specified Representations”) shall be true and correct in all material respects as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) The representations and warranties contained in Section 4.20 (Absence of Changes) shall be true and correct in all respects as of the Closing.

(iii) Each of the representations and warranties contained in Article IV (other than the Company Specified Representations and Section 4.20 (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.02(b), a covenant or agreement of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant or agreement and such material breach is incapable of being cured, or the Company has failed to cure such breach within thirty (30) days after written notice of such breach has been delivered the Company (or if earlier, the Termination Date).

(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(d) Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured.

(e) Employment Agreements. The Employment Agreements have not been rescinded, amended, restated or otherwise modified in any respect.

(f) Closing Deliveries. The Company shall have delivered (or will deliver at Closing) to SPAC the documents and deliveries set forth in Section 3.01(b)(ii).

(g) Each Seller shall have delivered to SPAC a duly completed and executed IRS Form W-9 certifying that such Seller is not (i) a foreign person within the meaning of Code Section 1445 or 1446(f) or (ii) subject to U.S. backup withholding.

Section 10.03 Additional Conditions to the Obligations the Company. The obligation the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the SPAC Parties contained in Article VI (other than the representations and warranties of the SPAC Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 6.09 (Brokers’ Fees), Section 6.11 (Business Activities) and Section 6.13 (Capitalization) (collectively, the “SPAC Specified Representations”), and Section 6.17 (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(ii) Each of the SPAC Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(iii) The representations and warranties of the SPAC Parties contained in Section 6.17 (Absence of Changes) shall be true and correct in all respects as of the Closing.

(b) Agreements and Covenants. The covenants and agreements of the SPAC Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.03(b), a covenant or agreement of the SPAC Parties shall only be deemed to have not been performed if the SPAC Parties have materially breached such covenant or agreement and such material breach is incapable of being cured, or the SPAC Parties have failed to cure such breach within thirty (30) days after written notice of such breach has been delivered to SPAC (or if earlier, the Termination Date).

(c) Officer’s Certificate. SPAC shall have delivered the Company a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.

(d) Trust Account. SPAC shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be pursuant to Section 8.12, available to SPAC for payment of the Company Transaction Expenses and the transaction expenses of SPAC at the Closing.

(e) Closing Deliveries. SPAC shall have delivered (or will deliver at Closing) to the Company the documents and deliveries set forth in Section 3.01(b)(i).

(f) SPAC Material Adverse Effect. Since the date of this Agreement, no SPAC Material Adverse Effect shall have occurred which is continuing and uncured.

ARTICLE XI
TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a) by mutual written agreement of SPAC and the Company;

(b) by either SPAC or the Company, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses  (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable;

(c) by SPAC or the Company, if the Closing has not occurred by 11:59 p.m., Eastern Time, on December 31, 2024 (subject to the receipt of any required Consents or applicable Law, the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 11.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Transactions to be consummated by such time;

(d) by either SPAC or the Company, if SPAC fails to obtain the Required SPAC Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof); provided, that the right to terminate this Agreement pursuant to this Section 11.01(d) will not be available to SPAC if it breaches any of its obligations under Section 9.02;

(e) by SPAC, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 10.02(a) or Section 10.02(b) to be satisfied and (B) is not capable of being cured or, if capable of being cured, is not cured the Company before the earlier of (I) the third Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from SPAC of such breach or failure to perform; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 11.01(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 10.03(a) or Section 10.03(b) to be satisfied; or

(f) the Company, if any SPAC Party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 10.03(a) or Section 10.03(b) to be satisfied and (B) is not capable of being cured or, if capable of being cured, is not cured by such SPAC Party, as applicable, before the earlier of (I) the third Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(h) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 10.02(a) or Section 10.02(b) to be satisfied.

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02, if this Agreement terminates pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud by such Party occurring prior to such termination. The provisions of Section 7.03 (No Claim Against the Trust Account), Section 9.05 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Section 11.03 Company Termination Fee. In the event that this Agreement is terminated pursuant to Section 11.01(c) (unless at or prior to the time of such termination, there has been a Change in Recommendation) or Section 11.01(e), then the Company shall pay SPAC the Company Termination Fee. Any Company Termination Fee due under this Section 11.03 shall be paid by wire transfer of immediately available funds to an account provided in writing by SPAC to the Company, within five (5) business days of the termination date. For purposes of this Agreement, “Company Termination Fee” means $7,500,000. Notwithstanding anything to the contrary in this Agreement, each of the Company, SPAC, and the other SPAC Parties acknowledges and agrees that in the event that SPAC is entitled to receive the Company Termination Fee pursuant to this Section 11.03, the right of SPAC to receive such amount shall constitute the sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement for SPAC, any other SPAC Party and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (the “SPAC Non-Recourse Parties”), regardless of the circumstances giving rise to such termination. Upon payment of such amount, none of the Company, any of its Subsidiaries or any of their respective, direct or indirect, former, current or future stockholders, directors, officers, employees, agents, Affiliates or assignees (the “Company Non-Recourse Parties”), shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The Company expressly acknowledges and agrees that neither SPAC nor any other SPAC Party shall need to prove damages to receive the Company Termination Fee when it is payable under this Agreement, and hereby irrevocably waives any right to challenge the amount of actual damages represented by the Company Termination Fee. In no event shall SPAC, or any other SPAC Party, be entitled to the Company Termination Fee on more than one occasion.

ARTICLE XII
MISCELLANEOUS

Section 12.01 Waiver. At any time and from time to time prior to the Closing, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that each SPAC Party shall be deemed a single Party for purposes of this Section 12.01). Any agreement on the part of SPAC or the Company to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to any SPAC Party prior to the Closing, or to SPAC after the Closing:

Dune Acquisition Corporation

700 S. Rosemary Avenue, Suite 204

West Palm Beach, FL 33401
Attention: Carter Glatt
Telephone: (917) 742-1904
E-mail: carter@duneacq.com

with copies (which shall not constitute notice) to:

Winston & Strawn LLP
200 Park Avenue

New York, NY 10166
Attention: Jason D. Osborn
Facsimile: 212-294-4700
Email: JOsborn@winston.com

and

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603

Attention: Michael P. Heinz
Facsimile: 312-853-7036
Email: mheinz@sidley.com

(b)	If the Company prior to the Closing, or to Holdings after the Closing, to:

Global Hydrogen Energy LLC
99 Wall St., Ste. 436

New York, New York 10005
Attention: William Bennett Nance, Jr.
Email: william@globalhydrogen.co

with a copy (which shall not constitute notice) to:

Alston & Bird LLP
90 Park Avenue

New York, NY 10016
Attention: Matthew Mamak
Facsimile: (212) 922-3952

Email: Matthew.Mamak@alston.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.01, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14.

Section 12.05 Expenses. Except as otherwise provided herein (including Section 3.01), each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements (together with the Schedules and Exhibits thereto), the Non- Disclosure Agreement, dated as of January 12, 2023, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors or managers (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 12.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) SPAC and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of SPAC nor the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.13, shall be required to provide any bond or other security in connection with any such injunction.

Section 12.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the SPAC Parties or Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII.

Section 12.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (c) the representations and warranties in Article VI constitute the sole and exclusive representations and warranties of the SPAC Parties; (d) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article VI by the SPAC Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article VI by the SPAC Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 12.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have hereunto caused this Unit Purchase Agreement to be duly executed as of the date hereof.

SPAC

DUNE ACQUISITION CORPORATION

By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	Chief Executive Officer

HOLDINGS

GLOBAL GAS HOLDINGS LLC

By:	Dune Acquisition Corporation
By:	Its Sole Member

By:	/s/ Carter Glatt
Name:	Carter Glatt
Title:	Manager

Signature Page to Unit Purchase Agreement

IN WITNESS WHEREOF, the Parties have hereunto caused this Unit Purchase Agreement to be duly executed as of the date hereof.

GLOBAL HYDROGEN ENERGY LLC

By:	/s/ William Bennett Nance, Jr.
Name:	William Bennett Nance, Jr.
Title:	Chief Executive Officer

SELLERS

By:	/s/ William Bennett Nance, Jr.
Name:	William Bennett Nance, Jr.

By:	/s/ Sergio Martinez
Name:	Sergio Martinez

By:	/s/ Barbara Guay Martinez
Name:	Barbara Guay Martinez

Signature Page to Unit Purchase Agreement

Exhibit A

Form of Sponsor Agreement

[See attached.]

Exhibit A to Unit Purchase Agreement

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of May 14, 2023, is made by and among Dune Acquisition Holdings LLC, a Delaware limited liability company (“Sponsor”), Global Gas Holdings LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of SPAC (“Holdings”), Dune Acquisition Corporation, a Delaware corporation (“SPAC”), and Global Hydrogen Energy LLC, a Delaware limited liability company (the “Company”). Sponsor, Holdings, SPAC and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

RECITALS

WHEREAS, Holdings, SPAC, the Company, William Bennett Nance, Jr., an individual (“Nance”), Sergio Martinez, an individual (“S. Martinez”) and Barbara Guay Martinez, an individual (“B. Martinez”, and together with Nance and S. Martinez, the “Sellers”) are entering into a Unit Purchase Agreement (as amended, modified, supplemented or waived from time to time, the “Purchase Agreement”), a copy of which has been made available to Sponsor;

WHEREAS, as of the date hereof, Sponsor is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 4,312,500 shares of SPAC Class B Common Stock and 4,850,000 SPAC Warrants, all of which are SPAC Private Placement Warrants;

WHEREAS, the Purchase Agreement contemplates that the Parties will enter into this Agreement concurrently therewith, pursuant to which, among other things, Sponsor will (a) vote in favor of approval of the Purchase Agreement and the transactions contemplated thereby and (b) agree to waive any adjustment to the conversion ratio set forth in the SPAC Organizational Documents with respect to the SPAC Class B Common Stock related to the issuance of SPAC Class A Common Stock; and

WHEREAS, as a condition to Holdings’, SPAC’s and the Company’s willingness to enter into the Purchase Agreement, and as an inducement and in consideration for Holdings, SPAC and the Company to enter into the Purchase Agreement, the Sponsor has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Binding Effect of Purchase Agreement. Sponsor hereby acknowledges that it has read the Purchase Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor agrees not to, directly or indirectly, take any action that would violate Section 8.03(b) (Exclusivity) as if Sponsor was deemed an original signatory to the Purchase Agreement with respect to such provisions. Sponsor agrees not to, directly or indirectly, take any action that would violate Section 8.05(b) (Confidentiality; Publicity) of the Transactions as if Sponsor was deemed an original signatory to the Purchase Agreement with respect to such provisions. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a stockholder of the SPAC, and (b) nothing herein will be construed to limit or affect any action or inaction by an designee of Sponsor serving as a member of the board of directors of the SPAC acting in such person’s capacity as a director, officer, employee or fiduciary of the SPAC.

2. Registration Rights Agreement. At the Closing, Sponsor shall deliver to SPAC a duly executed copy of the Registration Rights Agreement.

3. Agreement to Vote. Sponsor hereby irrevocably and unconditionally agrees that from the date hereof until the earlier of (a) the Closing, and (b) the valid termination of the Purchase Agreement in accordance with Article X thereof or the termination of this Agreement, (i) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject SPAC Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of Sponsor’s SPAC Common Stock and SPAC Warrants (together with any other Equity Securities of SPAC that Sponsor holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject SPAC Equity Securities”), regardless of whether or not the Transactions contemplated by the Purchase Agreement or of the following actions is recommended by the SPAC Board, (A) in favor of the SPAC Stockholder Matters (including, for the avoidance of doubt, any proposal to adjourn or postpone the applicable stockholder meeting to a later date if there are not sufficient votes for the approval of the SPAC Stockholder Matters or the closing condition in Section 9.01(c) of the Purchase Agreement has not been satisfied) and any other matters necessary or reasonably requested by SPAC or the Company for the consummation of the Transactions contemplated by the Purchase Agreement, (B) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Purchase Agreement and the Transactions) or any Alternate Business Combination Proposal or any proposal relating to an Alternate Business Combination Proposal, (C) against any proposal in opposition to the approval of the Purchase Agreement or in competition with or inconsistent with the Purchase Agreement or the Transactions, (D) against any change in the business of SPAC or the SPAC Board (other than in connection with the SPAC Stockholder Matters), and (E) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Purchase Agreement or the Transactions, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any SPAC Party under the Purchase Agreement, (3) result in any of the conditions set forth in Article IX of the Purchase Agreement not being fulfilled or (4) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC, (ii) not to redeem, elect to redeem or tender or submit any of its Subject SPAC Equity Securities for redemption in connection with the Purchase Agreement or the Transactions, (iii) not to commit or agree to take any action inconsistent with the foregoing, (iv) to comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of December 17, 2020, by and among SPAC, its officers, its directors and Sponsor (the “Voting Letter Agreement”), including the obligations of Sponsor pursuant to Section 1 therein not to redeem any shares of SPAC Common Stock owned by Sponsor in connection with the Transactions, (v) not to modify or amend any Contract between or among Sponsor and any Affiliate of Sponsor (other than SPAC or any of its Subsidiaries), on the one hand, and SPAC or any of SPAC’s Subsidiaries, on the other hand, related to the Transactions, including, for the avoidance of doubt, the Voting Letter Agreement, (vi) to comply with the transfer restrictions set forth in the Voting Letter Agreement irrespective of any release or waiver thereof, as if such transfer restrictions remain in effect until the valid termination of the Purchase Agreement in accordance with Article X thereof or the termination of this Agreement (regardless of any earlier termination of such transfer restrictions set forth in the Voting Letter Agreement), and (vii) if SPAC seeks to consummate an Alternate Business Combination Proposal by engaging in a tender offer, not to sell or tender any Subject SPAC Equity Securities in connection therewith.

4. No Transfer. Sponsor agrees that it shall not, directly or indirectly, during the period commencing on the date hereof and ending on the expiration of this Agreement pursuant to Section 9, (i) sell, assign, transfer (including by operation of Law), gift, pledge, dispose of or otherwise encumber any of the Subject SPAC Equity Securities or otherwise agree to do any of the foregoing, (ii) deposit any Subject SPAC Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject SPAC Equity Securities. Notwithstanding the foregoing, the Sponsor may transfer the Subject SPAC Equity Securities (a) to the SPAC’s officers or directors, any Affiliate or Immediate Family Member of any of the SPAC’s officers or directors, any Affiliate of the Sponsor or to any members of the Sponsor or any of their Affiliate; (b) in the case of an individual, by gift to an Immediate Family Member or to a trust, the beneficiary of which is such individual’s Immediate Family Member, an Affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; or (e) by private sales or transfers made in connection with any backstop arrangements, non- redemption agreements, or other financing arrangements made in compliance with the Purchase Agreement; provided that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with SPAC and the Company agreeing to be bound by the terms of this Agreement applicable to Sponsor. For purposes of this Agreement, “Immediate Family Member” means any Person that is related by blood or current or former marriage or domestic partnership or adoption, in each case that is not more remote than a first cousin. Any action taken in violation of this Section 4 shall be null and void ab initio.

5. Adjustments. In the event of any stock split, stock dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of SPAC affecting Sponsor’s Subject SPAC Equity Securities, the terms of this Agreement shall apply to the resulting securities to the same extent as if such securities constituted the Subject SPAC Equity Securities owned by Sponsor as of the date hereof.

6. Waiver of Anti-dilution Protection. Sponsor hereby irrevocably and unconditionally (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Transactions that Sponsor may have with respect to the Subject Shares, subject to and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the SPAC Organizational Documents and (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections with respect to the rate that the SPAC Class B Common Stock held by it converts into SPAC Class A Common Stock pursuant to Section 4.3(b) of SPAC’s Certificate of Incorporation or any other adjustment or anti-dilution protections that arise in connection with the issuance of SPAC Class A Common Stock.

7. Representations and Warranties. Sponsor represents and warrants to Holdings, SPAC and the Company as follows:

(a) Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company or corporate powers, as applicable, and have been duly authorized by all necessary limited liability company or corporate actions on the part of Sponsor, as applicable. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good and marketable title to, all of Sponsor’s shares of SPAC Common Stock and SPAC Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of SPAC Common Stock or SPAC Warrants (other than transfer restrictions under the Securities Act)) affecting any such shares of SPAC Common Stock or SPAC Warrants, other than Liens pursuant to (i) this Agreement, (ii) the SPAC Organizational Documents, (iii) the Purchase Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. As of the date hereof, the Sponsor is the holder of record and the beneficial owner of 4,312,500 shares of SPAC Class B Common Stock and 4,850,000 SPAC Warrants, all of which are SPAC Private Placement Warrants, and such shares of SPAC Common Stock and SPAC Warrants are the only equity securities in SPAC owned of record or beneficially by Sponsor on the date of this Agreement. Other than the SPAC Warrants, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(c) Sponsor has full voting power with respect to all of the Subject SPAC Equity Securities and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all Subject SPAC Equity Securities. None of the Subject SPAC Equity Securities are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction of any kind or nature with respect to the voting of the Subject SPAC Equity Securities, except for the SPAC Organizational Documents and the Voting Letter Agreement.

(d) The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person, (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on the Subject SPAC Equity Securities or (iv) violate any Law applicable to Sponsor or by which any of the Subject SPAC Equity Securities are bound, except, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to materially impair Sponsor’s ability to perform its obligations hereunder.

(e) There are no Actions pending against Sponsor or, to Sponsor’s knowledge, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(f) Except as described on Schedule 5.08 to the Purchase Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Sponsor, for which SPAC or any of its Affiliates may become liable.

(g) Except as set forth in the SPAC’s Form 10-K/A for the fiscal year ended December 31, 2020 filed with the SEC on June 21, 2021, neither Sponsor nor, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with SPAC or its Subsidiaries.

(h) Sponsor understands and acknowledges that each of SPAC and each Company Party is entering into the Purchase Agreement in reliance upon Sponsor’s execution, delivery and performance of this Agreement.

8. Indemnification.

(a) For a period of six (6) years after the Closing Date, SPAC will indemnify, exonerate and hold harmless the Sponsor from and against all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (“Indemnified Liabilities”) incurred by the Sponsor, on or after the date of this Agreement, arising out of any third party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim directly relating to the transactions contemplated by the Purchase Agreement which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity securities of SPAC, or its control or ability to influence SPAC; provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor of this Agreement or any other agreement between the Sponsor, on the one hand, and the SPAC or any of its Subsidiaries, on the other hand, or (ii) the willful misconduct, gross negligence or fraud of the Sponsor.

(b) Promptly after Sponsor believes that it has a claim for any Indemnified Liabilities, Sponsor shall notify SPAC and specify in such notice, in reasonable detail, the nature of the claim and an estimated computation of Indemnified Liabilities, as well as other material documents in possession of Sponsor with respect to such claim, provided, that any failure or delay by the Sponsor to notify SPAC shall not relieve SPAC from its obligations hereunder (except to the extent that SPAC has been actually and materially prejudiced by such failure to promptly notify). SPAC shall have full control of the defense of any claim with respect to the Indemnified Liabilities, including any compromise or settlement thereof; provided, that SPAC shall not consent to the entry of any order or enter into any settlement agreement without the prior written consent of Sponsor; provided, further, that such consent shall not be required if such order or settlement agreement contains a full and final release by the third party asserting the claim to Sponsor, and such order or settlement agreement does not contain any criminal liability or admission of guilt or impose any other non- monetary injunctive or equitable relief against Sponsor. Sponsor shall cooperate in the defense or prosecution of such claim, including by retaining and providing to SPAC all records and information which are reasonably relevant to such claim, making employees available to provide additional information and explanation of any materials provided hereunder and executing any documents necessary in connection with any settlement or order entered into in compliance with this Section 8(b).

(c) Sponsor shall have the right to employ separate counsel reasonably satisfactory to the SPAC to represent it in any such claim with respect to Indemnified Liabilities and to participate in the defense thereof, but the fees and expenses of any such separate counsel shall be at the expense of Sponsor; provided, that, the fees and expenses of any such separate counsel shall be at the expense of SPAC if (i) the claim seeks equitable relief against Sponsor; (ii) Sponsor shall have been advised by counsel in writing, with a copy delivered to SPAC, that the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including a situation in which one or more legal defenses may be available to Sponsor that are inconsistent with, different from or in addition to those available to SPAC; or (iii) SPAC authorizes Sponsor in writing to employ separate counsel at SPAC’s expense.

(d) Sponsor shall use its commercially reasonable efforts to assist SPAC in seeking insurance recoveries first in respect of any Indemnified Liabilities.

9. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the First Effective Time and (b) the valid termination of the Purchase Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for Fraud (as defined in the Purchase Agreement), (ii) Sections 9 and 10 shall each survive the termination of this Agreement, and (iii) Sections 11 through 24 shall each survive the termination of this Agreement solely to the extent related to any surviving sections.

10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of the Subject SPAC Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Purchase Agreement by any representative of Sponsor in such representative’s capacity as a member of the board of directors (or other similar governing body) of any SPAC Party or as an officer, employee or fiduciary of any SPAC Party or an Affiliate of SPAC, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such SPAC Party.

11. Further Assurances. From time to time, at Holding’s or the Company’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

12. No Legal Action. Sponsor shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by Sponsor breaches any duty that Sponsor has (or may be alleged to have) to SPAC or to the other stockholders of SPAC; provided that the foregoing shall not limit or restrict in any manner the rights of SPAC under the Purchase Agreement or of Sponsor to enforce the terms of this Agreement.

13. Waiver. Any provision of this Agreement may be waived if the waiver is set forth in an instrument in writing signed by the Party against whom the waiver is to be effective. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day); provided that the notice or other communication is sent to the address or email address set forth in Section 11.02 of the Purchase Agreement, and, if to a Sponsor, to Sponsor’s address or email address set forth on a signature page hereto, or to such other address or email address as a Party may hereafter specify for the purpose by notice to each other party hereto.

15. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 15 shall be null and void, ab initio.

16. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

17. Expenses. All fees and expenses incurred by a Party in connection herewith shall be paid by such Party, whether or not the Transactions are consummated, except as expressly provided otherwise herein or in the Purchase Agreement.

18. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

19. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced in this Agreement.

21. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

22. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

23. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 23. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

24. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations under this Agreement of or for any claim based on, arising out of, or related to this Agreement.

25. Enforcement of the Agreement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) Holdings, SPAC and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of Holdings, SPAC nor the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 24, shall be required to provide any bond or other security in connection with any such injunction.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

DUNE ACQUISITION HOLDINGS LLC

By:
Name:
Title:

GLOBAL GAS HOLDINGS LLC

By:
Name:
Title:

DUNE ACQUISITION CORPORATION

By:
Name:
Title:

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

GLOBAL HYDROGEN ENERGY LLC

By:
Name:
Title:

Signature Page to Sponsor Agreement

Exhibit B

Form of Support Agreement

[See attached.]

Exhibit B to Unit Purchase Agreement

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) dated as of May 14, 2023, is entered into by and among Global Gas Holdings LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of SPAC (“Holdings”), Dune Acquisition Corporation, a Delaware corporation (“SPAC”), Global Hydrogen Energy LLC, a Delaware limited liability company (the “Company”), and each of the Pre-Closing Holders set forth on Schedule A hereto (the “Supporting Holders”). Holdings, SPAC, the Company and the Supporting Holders shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

RECITALS

WHEREAS, Holdings, SPAC, the Company, William Bennett Nance, Jr., an individual (“Nance”), Sergio Martinez, an individual (“S. Martinez”) and Barbara Guay Martinez, an individual (“B. Martinez”, and together with Nance and S. Martinez, the “Sellers”), are entering into a Unit Purchase Agreement (as amended, modified, supplemented or waived from time to time, the “Purchase Agreement”), a copy of which has been made available to each Supporting Holder;

WHEREAS, as of the date hereof, each Supporting Holder is the record owner and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Company Units as are indicated opposite such Supporting Holder’s name on Schedule A (all such Company Units, together with any Company Units of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) and any other Company Units such Supporting Holder may hereafter acquire prior to the termination of this Agreement pursuant to Section 5.1 shall be referred to herein collectively as such Supporting Holder’s “Subject Units”); and

WHEREAS, as a condition to Holdings’, SPAC’s and the Company’s willingness to enter into the Purchase Agreement, and as an inducement and in consideration for Holdings, SPAC and the Company to enter into the Purchase Agreement, each Supporting Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
PURCHASE AGREEMENT

1.1 Binding Effect of Purchase Agreement. Each Supporting Holder hereby acknowledges that it has read the Purchase Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Supporting Holder agrees not to, directly or indirectly, take any action that would violate Section 8.03(a) (Exclusivity) of the Purchase Agreement (and any relevant definitions contained in any such Sections) as if such Supporting Holder was deemed an original signatory to the Purchase Agreement with respect to such provisions. Each Supporting Holder agrees not to, directly or indirectly, take any action that would violate Section 8.05(b) (Confidentiality; Publicity) of the Purchase Agreement (and any relevant definitions contained in any such Sections) as if such Supporting Holder was deemed an original signatory to the Purchase Agreement with respect to such provisions.

1.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Supporting Holder makes no agreement or understanding herein in any capacity other than in such Supporting Holder’s capacity as a holder of the Subject Units, and not in such Supporting Holder’s capacity as a manager, officer or employee of the Company, and (b) nothing herein will be construed to limit or affect any action or inaction by such Supporting Holder serving as a member of the board of managers of the Company acting in such person’s capacity as a manager, officer, employee or fiduciary of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH SUPPORTING HOLDER

Each Supporting Holder on its own behalf represents and warrants to Holdings, SPAC and the Company, severally and not jointly, with respect to such Supporting Holder’s ownership of its Subject Units set forth on Schedule A hereto that:

2.1 Authorization; Binding Agreement.

(a) Such Supporting Holder, if not a natural person, is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted and has all requisite power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Supporting Holder, if a natural person, has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by such Supporting Holder and, assuming the due authorization, execution and delivery by Holdings, SPAC and the Company, constitutes a legal, valid and binding obligation of such Supporting Holder, enforceable against such Supporting Holder in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity (the “Enforceability Limitations”).

2.2 Non-Contravention. Neither the execution and delivery of this Agreement by such Supporting Holder nor performance by such Supporting Holder of the obligations herein nor the compliance by such Supporting Holder with any provisions herein will (a) violate the certificate or articles of incorporation, bylaws or other governing documents of such Supporting Holder (if the Supporting Holder is not a natural person), (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of such Supporting Holder, except as provided in the Organizational Documents of the Company, (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on the Subject Units, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to such Supporting Holder or by which any of such Supporting Holder’s Subject Units are bound, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to materially impair such Supporting Holder’s ability to perform its obligations hereunder.

2.3 Ownership of Company Units; Total Company Units. As of the date hereof, such Supporting Holder is the record and beneficial owner of all of such Supporting Holder’s Subject Units and has good and marketable title to all of such Supporting Holder’s Subject Units, free and clear of any Liens, except for any such Lien that may be imposed pursuant to (i) this Agreement, (ii) any Lockup Agreement entered into by and between such Supporting Holder, Holdings, SPAC and the Company, (iii) any applicable restrictions on transfer under applicable securities Laws and (iv) the Organizational Documents of the Company (collectively, “Permitted Encumbrances”). As of the date hereof, the Subject Units listed on Schedule A opposite such Supporting Holder’s name (collectively, the “Securities”) constitute all of the Company Units, and any other Equity Securities of the Company owned of record or beneficially owned by such Supporting Holder, and such Supporting Holder does not beneficially own or have the power to vote any other Equity Securities of the Company.

2.4 Reliance. Such Supporting Holder understands and acknowledges that each of Holdings, SPAC and the Company is entering into the Purchase Agreement in reliance upon such Supporting Holder’s execution, delivery and performance of this Agreement.

2.5 Brokers. Other than as expressly contemplated by the Purchase Agreement or the disclosure schedules thereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Supporting Holder (in their capacities as such) for which the Company or any of its Affiliates may become liable.

2.6 Investment. Such Supporting Stockholder is an “accredited investor,” as such term is defined in Regulation D of Securities Act and will acquire its portion of the Consideration for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SPAC

Each of SPAC and Holdings represents and warrants to each Supporting Holder and the Company that:

3.1 Organization and Qualification. Each of SPAC and Holdings is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2 Authority for this Agreement. Each of SPAC and Holdings has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to comply with any provisions herein. The execution and delivery of this Agreement by SPAC and Holdings has been duly and validly authorized by all necessary corporate action on the part of SPAC and Holdings, as applicable, and no other corporate proceedings on the part of SPAC or Holdings, as applicable, are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by SPAC and Holdings and, assuming the due authorization, execution and delivery by the Supporting Holders, constitutes a legal, valid and binding obligation of each of Holdings and SPAC, enforceable against SPAC and Holdings, in accordance with its terms, subject to the Enforceability Limitations.

ARTICLE IV

ADDITIONAL COVENANTS OF THE SUPPORTING HOLDERS

Each Supporting Holder hereby covenants and agrees that:

4.1 No Transfer; No Inconsistent Arrangements.

(a) Subject to Section 4.1(b), each Supporting Holder agrees that it shall not, directly or indirectly, during the period (the “Interim Period”) commencing on the date hereof and ending on the Expiration Time, (i) sell, assign, transfer (including by operation of Law), gift, pledge, dispose of or otherwise encumber any of the Subject Units or otherwise agree to do any of the foregoing, (ii) deposit any Subject Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Units. Any action taken in violation of the foregoing sentence shall be null and void ab initio.

(b) Section 4.1(a) shall not prohibit a transfer of Subject Units by a Supporting Holder made: (i) in the case of a Supporting Holder that is an individual, (A) by gift to a member of one of such Supporting Holder’s Immediate Family Member, an estate planning vehicle or to a trust, the beneficiary of which is a member of such Supporting Holder’s Immediate Family Member, an affiliate of such person or to a charitable organization, (B) by virtue of laws of descent and distribution upon death of such Supporting Holder or (C) pursuant to a qualified domestic relations order; (ii) by pro rata distributions from such Supporting Holder to its members, partners, or shareholders pursuant to such Supporting Holder’s organizational documents; (iii) by virtue of applicable law or such Supporting Holder’s organizational documents upon liquidation or dissolution of such Supporting Holder; (iv) to any employees, officers, managers or members of the Supporting Holder or any Affiliates of the Supporting Holder, (v) to any other Supporting Holder or (vi) with the prior written consent of SPAC (such consent to be provided in SPAC’s sole discretion); provided, however, that a transfer referred to in this sentence shall be permitted only if, in the case of the foregoing clauses (i) through (iv), as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to SPAC, to be bound by all of the terms of this Agreement. For purposes of this Agreement, “Immediate Family Member” means any Person that is related by blood or current or former marriage or domestic partnership or adoption, in each case that is not more remote than a first cousin.

4.2 No Legal Action. Each Supporting Holder shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by such Supporting Holder breaches any duty that such Supporting Holder has (or may be alleged to have) to the Company or to the other holders of Subject Units; provided that the foregoing shall not limit or restrict in any manner the rights of the Company under the Purchase Agreement or otherwise or the rights of a Supporting Holder to enforce the terms of this Agreement. Each Supporting Holder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Transactions that such Supporting Holder may have with respect to the Subject Units under applicable Law.

4.3 Cooperation. Each Supporting Holder shall provide any information reasonably requested by Holdings, SPAC or the Company reasonably necessary for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

4.4 Adjustments. In the event of any equity interest split, stock dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of membership interests or the like of the equity interests of the Company affecting a Supporting Holder’s Subject Units, the terms of this Agreement shall apply to the resulting securities to the same extent as if such securities constituted the Subject Units owned by such Supporting Holder as of the date hereof.

4.5 Registration Rights Agreement. Each Supporting Holder will deliver, substantially simultaneously with the Effective Time, a duly executed copy of the Registration Rights Agreement.

4.6 Further Assurances. Each Supporting Holder agrees that if any further agreements, deeds, assignments, assurances or other instruments are reasonably necessary to effectuate the covenants in this Agreement, such Supporting Holder shall, upon reasonable written request of such Supporting Holder by Holdings and SPAC and at SPAC’s cost and expense, execute and deliver all such proper agreements, deeds, assignments, assurances and other instruments and take other reasonable action as permissible to do all other things reasonably necessary to effectuate the covenants in this Agreement and otherwise to carry out the purposes of this Agreement.

4.7 Waiver and Release of Claims. Each Supporting Holder covenants and agrees, severally with respect to such Supporting Holder only and not with respect to any other Supporting Holder, as follows:

(a) Effective upon the Closing, in consideration for the undersigned Supporting Holder’s portion of the Consideration, such Supporting Holder, on behalf of himself, herself or itself, and his, her or its Affiliates and equityholders (if the Supporting Holder is an entity) and each of their respective successors and assigns, hereby fully, unconditionally and irrevocably waives, releases, acquits and forever discharges the SPAC Parties and the Company, and each Subsidiary and Affiliate of the foregoing and their respective Representatives and equityholders, and each of their respective successors and assigns (collectively, “Released Parties”) from any claims, suits, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments, debts, dues, or liabilities of any kind, actions, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), in law or equity (“Action”), which the Supporting Holder has or may have against any Released Party, whether known or unknown, suspected or unsuspected, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, and that now exist or may hereafter exist (collectively, “Claims”) solely to the extent such Claims arise or relate to any inaccuracy or miscalculation in the portion of the Consideration received by such Supporting Holder in connection with the Closing (collectively, the “Released Claims”). The Supporting Holder shall refrain from directly or indirectly asserting any claim or commencing (or causing to be commenced) any Action of any kind before any Governmental Authority against any Released Party based upon any Released Claim. The release contained herein is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, law, implied or express contract, discrimination of any sort or any other grounds. To the extent permitted by applicable Law, the undersigned Supporting Holder expressly waives the benefit of any Law, which, if applied to the release set forth herein, would otherwise exclude from its binding effect any claim not known on the date hereof to exist.

(b) The Supporting Holder represents and acknowledges that: (i) he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s Representatives and (ii) in signing this release he, she or it does not rely, and has not relied, on any representation or statement not set forth in this release made by any Representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise. The Supporting Holder further represents and acknowledges that he, she or it may hereafter discover facts in addition to or different from those which the he, she or it now knows or believes to be true with respect to the subject matter herein, and that he, she or it may hereafter come to have a different understanding of the Law that may apply to potential claims which the undersigned is releasing hereunder, but the undersigned affirms that, except as is otherwise specifically provided above, it is his, her or its intention to fully, finally and forever settle and release any and all Released Claims. In furtherance of this intention, the Supporting Holder acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) The Supporting Holder acknowledges that he, she or it may execute, and may have executed, additional releases in connection with the Transactions, and for the avoidance of doubt, the Supporting Holder will be bound by each release to which he, she or it is a party and such releases will be cumulative and not exclusive to one another.

4.8 Guaranty.

(a) The Supporting Holders, on a joint and several basis, hereby unconditionally and irrevocably guarantee to SPAC the due and punctual payment of the payment obligations of the Company under Section 11.03 of the Purchase Agreement, as they may be amended, changed, replaced or otherwise modified from time to time, including by providing any necessary funds to the Company to allow it to fulfill its obligations under the Purchase Agreement at the Closing, and undertakes to perform all such payment obligations to the extent that the Company fails to do so (the “Guaranteed Obligations”), which payment obligations shall be (i) payable in cash, or (ii) by transfer of 50% of the fully diluted Equity Securities of the Company, free and clear of all Liens (other than restrictions on transfer generally arising under applicable federal and state securities laws) (in such amounts of Equity Securities of the Company by each Supporting Holder as determined by the Supporting Holders). In the event that the Supporting Holders satisfies the Guaranteed Obligations by transfer of the Company’s Equity Securities, each Supporting Holder shall (A) provide customary representations, warranties, covenants and indemnities in respect of such transfer, (B) enter into customary shareholders’ arrangements with SPAC, and (C) shall take all actions necessary, proper or advisable in connection with the transfer of the Company’s Equity Securities as are reasonably requested by SPAC. Without limiting the generality of the foregoing, each Supporting Holder unconditionally and irrevocably guarantees, covenants and agrees to be jointly and severally liable with the Company for the due and punctual performance of each of the Guaranteed Obligations.

(b) In the event that any payment to SPAC in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Supporting Holders shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made. The covenants in this Section 4.8 are an unconditional guarantee of payment and not of collection. In furtherance of the foregoing, the Supporting Holders acknowledge that their liability hereunder shall extend to the full amount of the Guaranteed Obligations, and that SPAC may, in its sole discretion, bring and prosecute a separate action or actions against the Supporting Holders to enforce this Section 4.8 for such amount, regardless of whether any action is brought against the Supporting Holders or the Company or whether the Supporting Holders or the Company is joined in any such action.

(c) The Supporting Holders agree that the Guaranteed Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay of SPAC to assert any claim or demand or to enforce any right or remedy against the Company interested in the transactions contemplated by the Purchase Agreement or this Agreement; (ii) any change in the time, place or manner of payment of the Guaranteed Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Purchase Agreement (other than amendments to the Guaranteed Obligations) made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations; (iii) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations, to or from Section 4.8, the Purchase Agreement; (iv) any change in the corporate existence, structure or ownership of the Company or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (vi) the existence of any claim, set-off or other right which the Supporting Holders may have at any time against the Company, or the SPAC Parties, whether in connection with the Guaranteed Obligations or otherwise; (vii) the adequacy of any other means SPAC may have of obtaining payment of the Guaranteed Obligations; (viii) any change in the Law of any jurisdiction; (ix) the value, genuineness, validity, regularity, illegality or enforceability of the Purchase Agreement or this Agreement; or (x) any other act or omission that might in any manner or to any extent vary the risk of the Supporting Holders or otherwise operate as a release or discharge of the Supporting Holders. For avoidance of doubt, upon the payment of cash or transfer of Equity Securities in accordance with Section 4.8(a), the Guaranteed Obligation shall be deemed paid in full and the Supporting Holders shall have no further obligations pursuant to this Agreement (including with respect to the Termination Fee).

(d) The Supporting Holders irrevocably and absolutely waive any and all right of subrogation, contribution, indemnification, reimbursement or similar rights against the Company with respect to the guaranty provided in this Section 4.8, whether such rights arise under an express or implied Contract or by operation of Law, it being the intention of the Supporting Holders and SPAC that the Supporting Holders shall not be deemed to be a “creditor” (as defined in Section 101 of the U.S. Bankruptcy Code or any other applicable Law) of the Company by reason of the existence of the Purchase Agreement or this Agreement in the event that the Company becomes a debtor in any proceeding under applicable Law. In addition, the Supporting Holders will not exercise any rights which it may acquire by way of subrogation under this guaranty by any payment made hereunder or otherwise, until all of the Guaranteed Obligations shall have indefeasibly been paid or performed in full. If any amount shall be paid to the Supporting Holders on account of such subrogation rights at any time when all the Guaranteed Obligations shall not have been indefeasibly paid or performed in full, such amount shall be held in trust for the benefit of SPAC and shall forthwith be paid to SPAC and applied to such liabilities and obligations, whether matured or unmatured.

(e) The covenants in this Section 4.8 shall remain in full force and effect until the payment of the Guaranteed Obligations to SPAC or the covenants in this Section 4.8 are terminated because (i) the Closing is consummated, (ii) the Purchase Agreement is validly terminated in accordance with its terms (other than a termination of the Purchase Agreement in any circumstance in which the Company Termination Fee is payable), or (iii) SPAC receives consideration for the Guaranteed Obligation as described in Section 4.8(a) with respect to the Guaranteed Obligations. All obligations to which this Section 4.8 shall apply or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

ARTICLE V
MISCELLANEOUS

5.1 Termination. This Agreement, the covenants and agreements contained herein and any proxy granted hereunder shall terminate automatically with respect to a Supporting Holder, without any notice or other action by any person, upon the first to occur of (a) the First Effective Time, (b) the valid termination of the Purchase Agreement in accordance with its terms and (c) a written agreement of Holdings, SPAC, the Company and such Supporting Holder (the “Expiration Time”). Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of Section 4.8 and this Article V shall survive any termination of this Agreement.

5.2 Waiver. Any provision of this Agreement may be waived if the waiver is set forth in an instrument in writing signed by the Party against whom the waiver is to be effective. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

5.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day); provided that the notice or other communication is sent to the address or email address set forth in Section 11.02 of the Purchase Agreement, and, if to a Supporting Holder, to such Supporting Holder’s address or email address set forth on a signature page hereto, or to such other address or email address as a Party may hereafter specify for the purpose by notice to each other party hereto.

5.4 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 5.4 shall be null and void, ab initio.

5.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

5.6 Expenses. All fees and expenses incurred by a Party in connection herewith shall be paid by such Party, whether or not the Transactions is consummated, except as expressly provided otherwise herein or in the Purchase Agreement.

5.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9 Entire Agreement. This Agreement, together with Schedule A, constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced in this Agreement.

5.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

5.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

5.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

5.13 Enforcement of the Agreement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) Holdings, SPAC and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 5.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of Holdings, SPAC nor the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.13, shall be required to provide any bond or other security in connection with any such injunction.

5.14 Supporting Holder Obligation Several and Not Joint. The obligations of each Supporting Holder hereunder shall be several and not joint and several, and no Supporting Holder shall be liable for any breach of the terms of this Agreement by any other Supporting Holder.

[Signature Pages Follow.]

The parties are executing this Agreement on the date set forth in the introductory clause above.

GLOBAL GAS HOLDINGS LLC

By:	Dune Acquisition Corporation
By:	Its Sole Member

By:
	Name:	Carter Glatt
	Title:	Chief Executive Officer

DUNE ACQUISITION CORPORATION

By:
	Name:	Carter Glatt
	Title:	Chief Executive Officer

Signature page to Member Support Agreement

The parties are executing this Agreement on the date set forth in the introductory clause above.

GLOBAL HYDROGEN ENERGY LLC

By:
Name:
Title:

WILLIAM BENNETT NANCE, JR.

By:
	Address:	99 Wall St., Ste. 436 New York, New York 10005

SERGIO MARTINEZ

By:
	Address:	99 Wall St., Ste. 436 New York, New York 10005

BARBARA GUAY MARTINEZ

By:
	Address:	99 Wall St., Ste. 436 New York, New York 10005

Signature page to Member Support Agreement

Schedule A

Name of Supporting Holder	Company Units
William Bennett Nance, Jr.	80.0%
Sergio Martinez	10.0%
Barbara Guay Martinez	10.0%
Total	100.0%

Exhibit C

Form of Lockup Agreement

[See attached.]

Exhibit C to Unit Purchase Agreement

LOCKUP AGREEMENT

This LOCKUP AGREEMENT (this “Agreement”) dated as of [●], 2023, is entered into by and among Dune Acquisition Corporation, a Delaware corporation (“Company”), Dune Acquisition Holdings LLC, a Delaware limited liability company (“Sponsor”), and each of the parties identified on the signature pages hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit A hereto (a “Joinder”) pursuant to Section 2.2 in order to become a “Seller Party” for purposes of this Agreement (collectively, the “Seller Parties”). Company, Sponsor and the Seller Parties shall be referred to herein from time to time collectively as the “Parties.”

RECITALS

WHEREAS, Company, Global Gas Holdings LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Company (“Holdings”), William Bennett Nance, Jr., an individual (“Nance”), Sergio Martinez, an individual (“S. Martinez”) and Barbara Guay Martinez, an individual (“B. Martinez”, and together with Nance and S. Martinez, the “Sellers”) and Global Hydrogen Energy LLC, a Delaware limited liability company (“GHE”) are entering into an Unit Purchase Agreement (as amended, modified, supplemented or waived from time to time, the “Purchase Agreement”), a copy of which has been made available to each Seller Party;

WHEREAS, the Seller Parties own equity interests in the GHE, and will, following the Transactions, own equity interests in Company; and

WHEREAS, in connection with the Transactions and as inducement for GHE and Company to enter into the Purchase Agreement, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement. The following terms have the following meanings when used herein with initial capital letters:

“Immediate Family Member” means, with respect to any natural person, any Person that is related by blood or current or former marriage or domestic partnership or adoption, in each case that is not more remote than a first cousin.

“Lock-up Period” has the meaning set forth in Section 2.1(a).

“Lock-up Shares” means with respect to Sponsor, any Seller Party and their respective Permitted Transferees, the shares of SPAC Common Stock held by such Person immediately following the closing of the Transactions.

“Lock-up Shares Period” means the period beginning on the Closing Date and ending on the earlier of (A) twelve (12) months after (and excluding) the Closing Date and (B) subsequent to the Closing Date, the date on which Company completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding shares of SPAC Common Stock being converted into cash, securities or other property.

“Lock-up Warrants” means with respect to Sponsor, any Seller Party and their respective Permitted Transferees, (A) the Company Warrants held by such Person immediately following the closing of the Transactions and (B) the shares of SPAC Common Stock issuable to such Person upon the exercise of the Company Warrants.

“Lock-up Warrants Period” means the period beginning on the Closing Date and ending on later of 30 days after (and excluding) the Closing Date.

“Permitted Transferees” means, prior to the expiration of the Applicable Lock-up Period, any Person to whom such Seller Party or any other Permitted Transferee of such Seller Party is permitted to transfer such shares of SPAC Common Stock pursuant to Section 2.1(b).

“Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

ARTICLE II
LOCKUP

2.1 Lockup.

(a) Subject to the exclusions in Section 2.1(b), Sponsor and each Seller Party agrees that it, he or she shall not Transfer (i) any Lock-up Shares until the end of the Lock-Up Shares Period, and (ii) any Lock-up Warrants until the end of the Lock-up Warrants Period (collectively, the “Lock-up Period”). For avoidance of doubt, the occurrence of any event listed in subsection (B) in the definition of Lock-Up Shares Period shall terminate this Agreement as of the closing of such event, and all SPAC Common Stock restricted pursuant to this Agreement shall be released from all restrictions set forth herein.

(b) Notwithstanding Section 2.1(a) above, Sponsor and each Seller Party or any of their respective Permitted Transferees may Transfer any Lock-up Shares it holds during the applicable Lock-up Period: (i) to other Seller Parties or any direct or indirect partners, members or equity holders of such Seller Party, any Affiliate of such Seller Party or any related investment funds or vehicles controlled or managed by such Seller Party or its Affiliates; (ii) by bona fide gift or gifts, including to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of such Seller Party or the Immediate Family Member of such Seller Party; (v) to any Immediate Family Member or other dependent; (vi) to a nominee or custodian of a person to whom a disposition or transfer would be permissible under clauses (ii) through (v) above; (vii) by operation of law or pursuant to an order or decree of a Governmental Authority, including any qualified domestic relations order, divorce, decree or separation agreement; (viii) in the case of a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust; (ix) to Company or one of its Subsidiaries upon death, disability or termination of employment, in each case, of such holder; (x) pursuant to a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of Company’s equityholders having the right to exchange their shares of SPAC Common Stock for cash, securities or other property (including negotiating and entering into an agreement providing for any such transaction); provided, however, that in the event that such transaction is not completed, such Sponsor or Seller Party’s Lock-up Shares shall remain subject to the provisions of this Section 2.1; (xi) to Company, (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase shares granted by Company pursuant to any employee benefit plans or arrangements which are set to expire during the applicable Lock- up Period, where any shares received by such Seller Party upon any such exercise will be subject to the terms of this Section 2.1, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares or the vesting of any restricted stock awards granted by Company pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the applicable Lock-up Period, in each case on a “cashless” or “net exercise” basis, where any shares received by Sponsor or such Seller Party upon any such exercise or vesting will be subject to the terms of this Section 2.1; or (xii) in any transaction relating to SPAC Common Stock acquired by such Seller Party or Sponsor in open market transactions; or (xiii) with the prior written consent of Company; provided, that:

(i) in the case of each transfer or distribution pursuant to clauses (i) through (viii) above, (a) each Permitted Transferee agrees to be bound in writing by the restrictions set forth in this Section 2.1; and (b) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor; and

(ii) in the case of each transfer or distribution pursuant to clauses (ii) through (viii) above, if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares shall be required or shall be voluntarily made during the applicable Lock-up Period (x) such Seller Party or Sponsor shall provide Company prior written notice informing them of such report or filing and (y) such report or filing shall disclose that such Permitted Transferee agrees to be bound in writing by the restrictions set forth herein.

(c) Sponsor and each Seller Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock- up Period so long as no Transfers of such Seller Party’s shares of SPAC Common Stock in contravention of this Section 2.1 are effected prior to the expiration of the applicable Lock-up Period.

(d) Sponsor and each Seller Party also agrees and consents to the entry of stop transfer instructions with Company’s transfer agent and registrar against the transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Seller Party’s Lock-up Shares describing the foregoing restrictions (that Company will make best efforts to remove from the certificates evidencing the Lock-up Shares promptly upon the expiration of the applicable Lock-up Period).

(e) For the avoidance of doubt, Sponsor and each Seller Party shall retain all of its rights as a stockholder of Company with respect to the Lock-up Shares during the applicable Lock- up Period, including the right to vote any Lock-up Shares.

2.2 Company Directors. Company and Sponsor shall cause each of the directors nominees to the Company Board designated by Company pursuant to Section 8.05 of the Purchase Agreement to enter into a Joinder prior to the Closing in order to become a “Seller Party” for purposes of this Agreement.

ARTICLE III

MISCELLANEOUS

3.1 Termination. This Agreement shall be binding upon Sponsor and each Seller upon Sponsor’s or such Seller’s execution and delivery of this Agreement, but this Agreement shall only become effective immediately following the Closing (including after the settlement of any backstop arrangements, non-redemption agreements, or other financing arrangements made in compliance with the Purchase Agreement). Notwithstanding anything to the contrary contained herein, in the event that the Purchase Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect and obligations of certain of the parties under the Prior Letter Agreement (as defined below) shall survive pursuant to the terms of the Prior Letter Agreement.

3.2 Waiver. Any provision of this Agreement may be waived if the waiver is set forth in an instrument in writing signed by the Party against whom the waiver is to be effective. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

3.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day); provided that the notice or other communication is sent to the address or email address set forth in Section 12.02 of the Purchase Agreement, and, if to a Seller Party or Sponsor, to such Seller Party’s or Sponsor’s address or email address set forth on a signature page hereto, or to such other address or email address as a Party may hereafter specify for the purpose by notice to each other party hereto.

3.4 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

3.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

3.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

3.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.8 Entire Agreement. This Agreement, together with Exhibit A, constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof (including, for the avoidance of doubt, that certain Letter Agreement, dated December 17, 2020, by and among Company, its executive officers, its directors and Sponsor (the “Prior Letter Agreement”). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced in this Agreement.

3.9 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

3.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

3.11 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

3.12 Enforcement of the Agreement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.12, shall not be required to provide any bond or other security in connection with any such injunction.

3.13 Sponsor and Seller Party Obligation Several and Not Joint. The obligations of Sponsor and each Seller Party hereunder shall be several and not joint and several, and neither Sponsor nor any Seller Party shall be liable for any breach of the terms of this Agreement by any other Party hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

DUNE ACQUISITION CORPORATION

By:
	Name:	Carter Glatt
	Title:	Chief Executive Officer

DUNE ACQUISITION HOLDINGS LLC

By:
	Name:	Carter Glatt
	Title:	Manager

[Signature Page to Lock-up Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

WILLIAM BENNETT NANCE, JR.

By:
	Address:	99 Wall St., Ste. 436 New York, New York 10005

SERGIO MARTINEZ

By:
	Address:	99 Wall St., Ste. 436 New York, New York 10005

BARBARA GUAY MARTINEZ

By:
	Address:	99 Wall St., Ste. 436 New York, New York 10005

[Signature Page to Lock-up Agreement]

Exhibit A

FORM OF JOINDER TO LOCKUP AGREEMENT

[             ], 20__

Reference is made to the Lockup Agreement, dated as of [●], 2023, by and among Dune Acquisition Corporation, a Delaware corporation (“Company”), Dune Acquisition Holdings LLC, a Delaware limited liability company (“Sponsor”) and the other Seller Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Company and the undersigned holder of the equity interests of Company (each, a “New Seller Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

The undersigned New Seller Party hereby agrees to and does become party to the Lockup Agreement as a Seller Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Seller Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW SELLER PARTY]

By:
Name:
Title:

DUNE ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Joinder to Lock-up Agreement]

Exhibit D

Form of SPAC Amended Charter

[See attached.]

Exhibit D to Unit Purchase Agreement

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DUNE ACQUISITION CORPORATION

[●], 2023

Dune Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is “Dune Acquisition Corporation”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 18, 2020 (the “Original Certificate”). The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 17, 2020 (the “First Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate of Incorporation”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 211, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Second Amended and Restated Certificate of Incorporation restates, integrates, and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate of Incorporation are defined where appropriate herein.

4. This Second Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is [PUBCO].

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

Section 1. The total number of shares of all classes of stock, each with a par value of $0.0001 per share, that the Corporation shall have authority to issue is (i) [●] shares, par value $0.0001 per share (the “Common Stock”), consisting of: (a) [●] shares of Class A common stock (“Class A Common Stock”), and (b) [●] shares of Class B Common Stock (the “Class B Common Stock”), and (ii) [●] shares of preferred stock (“Preferred Stock”).

Section 2. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of the Certificate of Designation (as defined below) relating to any such series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 3 of this Article IV.

Section 3. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Second Amended and Restated Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), (i) the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation, (ii) the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote and (iii) at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any amendment to any Certificate of Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or the DGCL.

Section 5. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Other than in connection with a dividend declared by the Board in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock and the holders of shares of Class B Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock.

Section 6. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this Section 6 of this Article IV, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

Section 7. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Section 8. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, split, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the Common Units (as defined below) are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

Section 9. Shares of Class B Common Stock shall be exchangeable for shares of Class A Common Stock on the terms and subject to the conditions set forth in (A) the Amended and Restated Limited Liability Company Agreement of Global Gas Holdings LLC, a Delaware limited liability company (“Holdings”), dated as of [●], 2023 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Holdings LLCA”), and (B) the Exchange Agreement dated as of [●], 2023 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Exchange Agreement”). The holders of Common Units other than the Corporation shall, to the extent provided in the Exchange Agreement and the Holdings LLCA and in accordance with the terms and conditions of the Exchange Agreement and the Holdings LLCA, as applicable, have the right to exchange such Common Units, together with shares of Class B Common Stock, for such number of fully paid and nonassessable shares of Class A Common Stock determined in accordance with the terms of the Exchange Agreement. The Corporation shall at all times when any Common Units shall be outstanding, reserve and keep available out of its authorized but unissued Class A Common Stock such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Common Units in accordance with the terms of the Exchange Agreement and the Holdings LLCA; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its or its affiliates’ obligations in respect of any such exchange of shares of Class B Common Stock pursuant to the Exchange Agreement and the Holdings LLCA by delivering (either directly or indirectly through an affiliate) to the holder of shares of Class B Common Stock upon such exchange, in lieu of newly issued shares of Class A Common Stock, cash in the amount permitted by and provided in the Exchange Agreement or the Holdings LLCA, as applicable, or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that may be issued upon any such exchange shall, upon issuance in accordance with the terms of the Exchange Agreement and the Holdings LLCA, be validly issued, fully paid and non-assessable. All shares of Class B Common Stock redeemed shall be cancelled.. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all outstanding Common Units, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of authorized shares of Class A Common Stock to such number as shall be sufficient for such purpose. As used in this Second Amended and Restated Certificate of Incorporation, “Common Unit” means a membership interest in Holdings authorized and issued under the Holdings LLCA, and constituting a “Common Unit” as defined in the Holdings LLCA.

Section 10. No share of Class B Common Stock may be sold, exchanged or otherwise transferred, other than as part of (i) the exchange of a Common Unit as set forth in Section 9 of this ARTICLE IV, or (ii) the transfer of a Common Unit by a holder of Common Units to a permitted transferee of such holder in accordance with the Holdings LLCA. In the event that any outstanding shares of Class B Common Stock are sold, exchanged or otherwise transferred other than as provided in the foregoing clauses (i) and (ii), or such outstanding shares of Class B Common Stock shall otherwise cease to be held by a holder (or a permitted transferee of such holder) of a corresponding number of Common Units (based on the exchange rate then in effect) for any reason, such shares of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be deemed to be transferred to the Corporation and thereupon shall be retired.

Section 11. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN ARTICLE IV OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. In no event shall any decrease in the size of the Board shorten the term of any incumbent director. Except as otherwise expressly provided by the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) or delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

Section 2. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 2 of this Article V (the “Classification Effective Time”); Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Classification Effective Time. The Board also is authorized to (i) assign newly appointed or elected members of the Board to Class I, Class II or Class III, with such assignment becoming effective as of the effective date of such appointment or election and (ii) reassign incumbent members of the Board to Class I, Class II or Class III in the event that the members in each of the three classes are not as nearly equal in number as possible due to the departure of one or more directors from the Board; provided, however, that in no event shall any such reassignment shorten the term of any incumbent director without his or her consent. Notwithstanding the foregoing, any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 3. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors and any rights and obligations under the Board Nomination Agreement, dated as of the date hereof, among the Corporation and the other parties thereto, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 4. Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Second Amended and Restated Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Section 5. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Second Amended and Restated Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VI

STOCKHOLDERS

Section 1. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and shall not be taken by written consent of the stockholders in lieu of a meeting; provided, however, prior to the first date on which William Bennett Nance, Jr., Sergio Martinez and Barbara Guay Martinez, and each of their respective Affiliated Persons (including family members, estate planning vehicles and other investment vehicles controlled or beneficially owned by them) (the “Principal Stockholders”) cease to beneficially own collectively at least 50% of the then-outstanding Common Stock (the “Voting Threshold Date”), any action required or permitted to be taken by the stockholders of the Corporation may be effected without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock. The term “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing; and the term “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board, the Chairperson of the Board or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by stockholders or any other Person or Persons; provided, however, prior to the Voting Threshold Date, meetings of the stockholders of the Corporation may be called by the Principal Stockholders (acting by holders of a majority of the Common Stock held by the Principal Stockholders). Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Second Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII

EXCLUSIVE FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 3. Notwithstanding the foregoing, the foregoing provisions of this Article VIII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the

U.S. federal courts have exclusive jurisdiction.

Section 4. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX

CERTAIN STOCKHOLDER RELATIONSHIPS

Section 1. In recognition and anticipation that members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2. No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be personally liable to the Corporation or its stockholders or to any Affiliate or creditors of the Corporation for any damages as a result of engaging in any of the activities permitted pursuant to this Article IX or which are stated in this Article IX to constitute a breach of its, his or her duties to the Corporation or its stockholders if engaged by such Identified Person. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article IX. Subject to Section 3 of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director, officer or employee or agent of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 3. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article IX shall not apply to any such corporate opportunity.

Section 4. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 5. Solely for purposes of this Article IX, “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 6. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Section 7. The enumeration and definition of particular powers of the Board included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this Second Amended and Restated Certificate of Incorporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any power conferred upon the Board under the DGCL now or hereafter in force.

Section 8. Any amendment, repeal or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal or modification.

ARTICLE X

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Persons are granted by and pursuant to this Second Amended and Restated Certificate of Incorporation in its current form or as hereafter amended. Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by law or by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, Articles V, VI, VII, VIII, IX, XI of this Second Amended and Restated Certificate of Incorporation and this Article X.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Second Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith. No Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE XI

DGCL SECTION 203 AND BUSINESS COMBINATIONS

Section 1. DGCL Section 203 Opt-Out. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 2. Business Combination Exceptions. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder, or

(d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

Section 3. Definitions. For purposes of this Article XI, references to:

(a) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(b) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation, Section 2 of this Article XI is not applicable to the surviving entity;

(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority- owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)	any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or of securities exercisable for, exchangeable for or convertible into the stock of any class or series of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)	any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(c) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(d) “Existing Holders” means Carter Glatt, Dune Acquisition Holdings LLC and the Principal Stockholders, together with their respective Affiliates and subsidiaries (other than the Corporation and its subsidiaries).

(e) “Existing Holder Direct Transferee” means any person (and its Affiliates) who acquires (other than in a registered public offering), directly in one or more related transactions from any Existing Holder or any “group”, or any member of any such group, to which such Existing Holder is a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more in the aggregate of the then outstanding voting stock of the Corporation.

(f) “Existing Holder Indirect Transferee” means any person (and its Affiliates) who acquires (other than in a registered public offering), directly in one or more related transactions from any Existing Holder Direct Transferee or any other Existing Holder Indirect Transferee, beneficial ownership of 15% or more in the aggregate of the then outstanding voting stock of the Corporation.

(g) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (iii) the Affiliates and associates of any such person described in clauses (i) and (ii); provided, however, that “interested stockholder” shall not include (A) any Existing Holder, any existing Holder Direct Transferee, any Existing Holder Indirect Transferee or any of their respective Affiliates or successors or any “group”, or any member of any such group, to which any such person is a party under Rule 13d-5 of the Exchange Act, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided, in the case of this clause (B), that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i)	beneficially owns (as determined pursuant to Rule 13d-3 of the Exchange Act or any successor provision) such stock, directly or indirectly; or

(ii)	has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(i) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article XI to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE XII

SEVERABILITY

If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Amended Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE XIII

DEFINITIONS

As used in this Second Amended and Restated Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

* * * *

IN WITNESS WHEREOF, [●] has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this               day of               , 202[●].

DUNE ACQUISITION CORPORATION

By:
Name:
Title:

[[●] — Signature Page to Second Amended and Restated Certificate of Incorporation]

Exhibit E

Form of SPAC Amended Bylaws

[See attached.]

Exhibit E to Unit Purchase Agreement

Amended and Restated Bylaws of

[PUBCO]1

(a Delaware corporation)

[1]	[Note to Draft: To be updated with the new public company name.]

(continued)

i

(continued)

ii

Amended and Restated Bylaws of

[PUBCO]2

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of [PUBCO]3 (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Certificate of Incorporation.

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2	[Note to Draft: To be updated with the new public company name.]
3	[Note to Draft: To be updated with the new public company name.]

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting as determined pursuant to Section 3.12 (the “Meeting Chairperson”), or (c) otherwise properly brought before the meeting by a stockholder present in person who was a stockholder of record of the Corporation at the time of giving the notice provided for in this Section 2.4, as of the record date for the meeting and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s annual meeting in the year of the closing of the business combination contemplated by that certain Unit Purchase Agreement, dated as of [●], 2023, by and among the Corporation (formerly known as Dune Acquisition Corporation) and the other parties thereto (the “Business Combination”), be deemed to have occurred on [●], 2023); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such stockholder or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(d) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the business proposal; and

(e) a representation that the Proposing Person(s) intend(s) to be present in person at the meeting to propose such business.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and as to any such beneficial owner if such beneficial owner is an entity, each director, executive, managing member or control person of such entity, and (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any stockholder proposal was brought in accordance with the provisions of these bylaws, Meeting Chairperson shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the Meeting Chairperson, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(vii) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Advance Notice Procedures for Nominations of Directors.

Subject to the terms and conditions set forth in that certain Nomination Agreement, dated as of [●], 2023, by and among the Corporation, Dune Acquisition Holdings LLC, a Delaware limited liability company, and the other parties thereto (the “Nomination Agreement”):

(i) Annual Meeting of Stockholders. Nominations of any person for election to the Board (a) in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (2) by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation at the time of giving the notice provided for in this Section 2.5, as of the record date for the meeting and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.

(a) The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(c), the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(c) of these bylaws shall not exceed the number of directors to be elected at such annual meeting.

(c) To be in proper form for purposes of Section 2.5(i)(c), a stockholder’s notice to the secretary shall set forth:

(A) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(B) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C) A statement whether or not the Nominating Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Nominating Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Nominating Person;

(D) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e); and

(E) a representation that the Nominating Person(s) intend(s) to be present in person at the meeting to propose the nomination of the Nominee.

(d) A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e) To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DCGL and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.

(ii) Special Meetings of Stockholders. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws or (2) provided that the Board has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation at the time of giving the notice provided for in this Section 2.5, as of the record date for the meeting and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs (i)(b), (i)(c), (i)(d), (i)(e) and (i)(f) of this Section 2.05 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) General.

(a) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and as to any such beneficial owner if such beneficial owner is an entity, each director, executive, managing member or control person of such entity, and (c) any other participant in such solicitation.

(b) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(c) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(d) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the Meeting Chairperson shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the Meeting Chairperson, as applicable, determines that any nomination was not made in accordance with the provisions of Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Manner of Giving Notice; Affidavit of Notice. Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(i) if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

(ii) if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the Meeting Chairperson or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Meeting Chairperson. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the Meeting Chairperson shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Meeting Chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the Meeting Chairperson, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the Meeting Chairperson shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the Meeting Chairperson, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non- votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the Meeting Chairperson shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.16 Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.17 Delivery to the Corporation.

Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III– Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in the Certificate of Incorporation and in the Nomination Agreement, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Except as provided in the Nomination Agreement, any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand or by courier;

(ii)	sent by United States first-class mail, postage prepaid;

(iii)	sent by facsimile or electronic mail; or

(iv)	sent by other means of electronic transmission,

directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Action by Unanimous Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11 Removal.

Directors may be removed from office only in the manner provided in the Certificate of Incorporation, the Nomination Agreement and applicable law.

3.12 Chairperson of the Board.

Except as provided in the Nomination Agreement, the Chairperson of the Board shall preside at meetings of the Board and shall perform such other duties as the Board may from time to time determine. If the Chairperson of the Board is not present at a meeting of the Board, another director chosen by the Board shall preside. In the event that the Chairperson of the Board is not independent, the Board may designate another director or directors to preside at the meetings of the independent members of the Board or meetings of the nonmanagement members of the Board. Meetings of stockholders shall be presided over by the Chairperson of the Board, or in his or her absence, by the Chief Executive Officer, or in her or her absence, by another person designated by the Board.

Article IV - Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.5 (place of meetings and meetings by telephone);

(ii)	Section 3.6 (regular meetings);

(iii)	Section 3.7 (special meetings and notice);

(iv)	Section 3.9 (action by unanimous consent without a meeting);

(v)	Section 3.12 (presiding director); and

(vi)	Section 7.11 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

(ii) special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a chairperson of the Board, a president and a secretary. The Corporation may also have, at the discretion of the Board, a vice chairperson of the Board from among its members, a chief executive officer (who, absent action by the Board stating otherwise, shall also be the president for purposes of the DGCL), a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same Person.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6 Representation of Securities of Other Entities.

The Chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Tenure, Authority and Duties of Officers.

Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.6 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve

(12) month period ending on December 31.

7.7 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.9 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.10 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice by Electronic Transmission

8.1 Notice by Electronic Transmission.

Except as otherwise specifically required in these bylaws or by applicable law, all notices required to be given pursuant to these bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX - Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non- profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

Subject to the requirements in this Article IX and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article IX in connection with any Proceeding (or any part of any Proceeding):

(a)	for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)	for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)	for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)	initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

(e)	if prohibited by applicable law; provided, however, that if any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any current or former officer or director of the Corporation in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

Subject to the terms of any provision of the Certificate or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9 Amendment or Repeal; Interpretation.

Any repeal or modification of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

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Dune Acquisition Corporation

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting secretary of [●], a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on                      , 202[●], effective as of                     , 202[●] by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this_____ day of___ , 202[●].

[●]
[Secretary]

[Dune Acquisition Corporation - Signature Page to Amended and Restated Bylaws]

Exhibit F

Form of Registration Rights Agreement

[See attached.]

Exhibit F to Unit Purchase Agreement

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [ ], 2023, is made and entered into by and among Global Gas Corporation, a Delaware corporation (f/k/a Dune Acquisition Corporation) (the “Company”), Dune Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), the members of the Sponsor identified on the signature pages hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder”, an “Existing Holder” and collectively the “Existing Holders”) and the undersigned parties listed on the signature page hereto under the heading “New Holders” (each such party, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders” and the New Holders and Existing Holders being referred to collectively hereafter as the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Existing Holders are party to that certain Registration Rights Agreement, dated as of December 17, 2020 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, on [     ], 2023, the Company, Global Gas Holdings LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Holdings”), William Bennett Nance, Jr., an individual (“W. Nance”), Sergio Martinez, an individual (“S. Martinez”), Barbara Guay Martinez, an individual (“B. Martinez” and, together with W. Nance and S. Martinez, the “Sellers”), and Global Hydrogen Energy LLC, a Delaware limited liability company (“Global Hydrogen”), entered into that certain Unit Purchase Agreement (the “Purchase Agreement”), pursuant to which the parties to the Purchase Agreement will undertake the transactions described therein (the “Business Combination”);

WHEREAS, the Sponsor holds 4,312,500 shares (the “Founder Shares”) of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), of the Company, which will be converted automatically upon consummation of the Business Combination into shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company pursuant to the provisions of the Company’s amended and restated certificate of incorporation;

WHEREAS, upon the consummation of the Business Combination, certain of the Existing Holders will own certain warrants of the Company, each such warrant entitling the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per share (the “Warrants”);

WHEREAS, pursuant to the Purchase Agreement, upon consummation of the Business Combination, each of the Sellers will receive common equity units of Holdings (“Holdings Common Units”) and shares of Class B Common Stock in exchange for all of the issued and outstanding equity interests of Global Hydrogen;

WHEREAS, pursuant to the Purchase Agreement, on [the date hereof], the Company, Holdings and the Sellers will enter into that certain Exchange Agreement (the “Exchange Agreement”), pursuant to which the Company will issue to the Sellers one share of Class A Common Stock in exchange for (x) one Holdings Common Unit and (y) one share of Class B Common Stock upon the terms and conditions set forth in the Exchange Agreement;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and all of the Existing Holders desire to terminate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in subsection 2.3.1.

“B. Martinez” shall have the meaning given in the Recitals hereto.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the United States Securities and Exchange Commission.

“Commission Guidance” shall mean (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Common Stock” shall mean the Class A Common Stock and Class B Common Stock.

“Company” shall have the meaning given in the Preamble hereto.

“Demanding Holders” shall have the meaning given in subsection 2.1.2.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Agreement” shall have the meaning given in the Recitals hereto.

“Existing Holders” shall have the meaning given in the Preamble hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Financial Counterparty” shall have the meaning given in subsection 2.3.1.

“Form S-1” shall have the meaning given in subsection 2.1.1(a).

“Form S-3” shall have the meaning given in subsection 2.1.1(b).

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Global Hydrogen” shall have the meaning given in the Recitals hereto.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1.

“Holders” shall have the meaning given in the Preamble hereto.

“Holdings” shall have the meaning given in the Recitals hereto.

“Holdings Common Units” shall have the meaning given in the Recitals hereto.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or necessary to make the statements therein not misleading, or an untrue statement of a material fact or an omission to state a material fact necessary to make the statements in a Prospectus, in the light of the circumstances under which they were made, not misleading.

“New Holders” shall have the meaning given in the Preamble hereto.

“Other Coordinated Offering” shall have the meaning given in subsection 2.3.1.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of any lock- up period applicable to such Registrable Securities (provided, in each case, such transfer is not prohibited by any applicable agreement between such Holder and/or its respective Permitted Transferees and the Company), and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Pro Rata” shall have the meaning given in subsection 2.1.5.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Registrable Security” shall mean (a) the Founder Shares and the shares of Class A Common Stock issued or issuable upon the conversion of the Founder Shares, (b) the Warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of the Warrants), (c) the shares of Class B Common Stock issued or issuable in connection with the Business Combination and the shares of Class A Common Stock issued or issuable pursuant to the Exchange Agreement, (d) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder upon consummation of the Business Combination (including shares of Common Stock or other equity security of the Company transferred to a Permitted Transferee) and (e) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Underwritten Offering.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.2.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sellers” shall have the meaning given in the Recitals hereto.

“Shelf Registrations” shall have the meaning given in subsection 2.1.1(b).

“S. Martinez” shall have the meaning given in the Recitals hereto.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Suspension Event” shall have the meaning given in Section 3.4.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.4.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrants” shall have the meaning given in the Recitals hereto.

“W. Nance” shall have the meaning given in the Recitals hereto.

ARTICLE II
REGISTRATIONS

Section 2.1 Registration.

2.1.1 Shelf Registration. (a) The Company agrees that, within thirty (30) days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities permitted to be registered for resale from time to time pursuant to Rule 415(a)(1)(i) of the Securities Act (“Rule 415”) on a Registration Statement on Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”). The Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement in accordance with Section 3.1 of this Agreement.

(b) The Company agrees that, as soon as reasonably practicable after the Company is eligible to register Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”) (but in any event not less than 45 days thereafter), the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities not included on Registration Statement required to be filed pursuant to subsection 2.1.1(a) (collectively, the “Shelf Registrations”). The Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement in accordance with Section 3.1 of this Agreement.

2.1.2 Request for Registration. Subject to the provisions of subsection 2.1.5 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering all the Registrable Securities, following the twelve (12) month anniversary of the consummation of the Business Combination, either (a) the Existing Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders, or (b) the New Holders of at least a majority- in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand, a “Demand Registration”). The Company shall, within ten (10) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as reasonably practicable, but not more than forty-five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (x) an aggregate of two (2) Registrations pursuant to a Demand Registration by the Existing Holders under this subsection 2.1.2, and (y) an aggregate of three (3) Registrations pursuant to a Demand Registration with respect to any or all Registrable Securities held by the New Holders; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement (subject to the provisions of subsection 2.1.5) have been sold, in accordance with Section 3.1 of this Agreement.

2.1.3 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 of this Agreement or any other part of this Agreement, a Registration pursuant to a Shelf Registration or Demand Registration shall not count as a Registration unless and until the Registration Statement filed with the Commission with respect to a Registration pursuant to a Shelf Registration or Demand Registration, as applicable, has been declared effective by, or become effective pursuant to rules promulgated by, the Commission. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration or Demand Registration on such appropriate registration form of the Commission (x) as shall be selected by the Company and (y) as shall permit the resale of the applicable Registrable Securities by the Holders.

2.1.4 Underwritten Offering. Subject to the provisions of subsection 2.1.5 and Section 2.4. of this Agreement, any Demanding Holder may make a written demand to the Company for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 of this Agreement or a new Registration Statement if such Demanding Holders’ Registrable Securities are not then registered by a Registration Statement filed with the Commission in accordance with subsection 2.1.1 or permitted to be offered in an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 (an “Underwritten Demand”). The Company shall, within ten (10) days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand shall so notify the Company, in writing, within two (2) Business Days (one (1) Business Day if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.4 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of three (3) Underwritten Offerings within any twelve (12)-month period pursuant to this subsection 2.1.4 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.4 within ninety (90) days after the closing of an Underwritten Offering (or such shorter period if permitted by applicable lock-up agreements). Notwithstanding the foregoing, no Underwritten Demand will be effective hereunder unless the net proceeds (net of underwriting fees and commissions) to the Holders from the sale of the Registrable Securities included in such request are reasonably expected to exceed $10,000,000 or such request includes all Registrable Securities owned by the Requesting Holders at such time.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Class A Common Stock or other equity securities that the Company desires to sell and the Class A Common Stock, if any, as to which an Underwritten Offering has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Class A Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Class A Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Registration Withdrawal. The Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.4 of this Agreement shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to the Company of their intention to withdraw from such Underwritten Offering prior to the launch of such Underwritten Offering or, if applicable, the effectiveness of the Registration Statement filed with the Commission with respect to the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.6.

Section 2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to (a) file a Registration Statement under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of stockholders of the Company (or by the Company and the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, or (b) consummate an Underwritten Offering for its own account or for the account of stockholders of the Company, then the Company shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement, not less than ten (10) days before the anticipated filing date of such Registration Statement), which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days in the case of filing a Registration Statement and (2) two Business Days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then one (1) Business Day), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of the equity securities of the Company that the Company desires to sell, taken together with (a) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which Registration or Underwritten Offering has been requested pursuant to Section 2.2 hereof, and (c) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Registration or Underwritten Offering (A) first, the Class A Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Common Stock or other equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or

(b) If the Registration or Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or Underwritten Offering (A) first, the Class A Common Stock or other equity securities of the Company, if any, of such requesting persons or entities other than the Holders and the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata based on the respective number of Registrable Securities, Class A Common Stock or other equity securities that each requesting persons, entities and Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities, Class A Common Stock or other equity securities that such persons, entities and Holders have requested be included in such Underwritten Offering; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), Class A Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), and (B), Class A Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to, as applicable, the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

Section 2.3 Block Trades; Other Coordinated Offerings.

2.3.1 Block Trade and Other Coordinated Offering Rights. Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Registration Statement pursuant to Section 2.1 or subsequent Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed, in the aggregate, $10,000,000 or (y) for all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least ten (10) days prior to the proposed day such offering is to commence and the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use reasonable best efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request in order to facilitate preparation of the prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2 Block Trade or Other Coordinated Offering Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to withdraw from such Block Trade or Other Coordinated Offering for any or no reason whatsoever upon written notification to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.3.2.

2.3.3 Piggyback Registration. Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.3 of this Agreement.

2.3.4 Underwriters and Financial Counterparty. The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.5 Maximum Demands. A Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

Section 2.4 Restrictions on Registration Rights. If (a) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (b) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board that such Underwritten Offering would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period.

Section 2.5 Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (ii) use reasonable best efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders whose Registrable Securities are subject to such position of the Commission shall have the right to select one (1) legal counsel designated by the holders of a majority of the Registrable Securities subject to such position of the Commission (at the Company’s sole cost and expense) to review and oversee any registration or matters pursuant to this Section 2.5, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission regarding the Holders with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.5, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.5, the Company shall give the applicable Holders at least five (5) days’ prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.5 shall be allocated between the Holders on a Pro Rata basis based on the aggregate amount of Registrable Securities held by the Holders. In the event of a share removal of the Holders pursuant to this Section 2.5, the Company shall promptly register the resale of any Removed Shares pursuant to Section 2.1.1 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of Section 2.1.1 be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

ARTICLE III

COMPANY PROCEDURES

Section 3.1 General Procedures. The Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1 prepare and file with the Commission, within the time period required by subsection 2.1.1, a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Demanding Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 notify the Holders whose Registrable Securities are included in a Registration Statement promptly in all events within five (5) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post- effective amendment to such Registration Statement becomes effective; and (iii) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the Holders whose Registrable Securities are included in such Registration Statement any such supplement or amendment;

3.1.5 prior to any Registration of Registrable Securities, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.6 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.7 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.8 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.9 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act;

3.1.11 subject to the provisions of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.12 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriters to participate, at each such person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.13 obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.14 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such placement agent, sales agent or Underwriter;

3.1.15 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.16 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4 Suspension of Sales. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to (a) delay or postpone the (i) initial effectiveness of any Registration Statement or (ii) launch of any Underwritten Offering, in each case, filed or requested pursuant to this Agreement, and (b) from time to time to require the Holders not to sell under any Registration Statement or Prospectus or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the applicable Registration Statement or Prospectus of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement or Prospectus would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement or Prospectus to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two occasions, for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of a Suspension Event while a Registration Statement filed pursuant to this Agreement is effective or if as a result of a Suspension Event a Misstatement exists, each Holder agrees that (i) it will immediately discontinue offers and sales of Registrable Securities under each Registration Statement filed pursuant to this Agreement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the relevant misstatements or omissions and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales and (ii) it will maintain the confidentiality of information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Global Gas Corporation, [address], Attention: [                         ], E-mail: [                       ], and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

Section 5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound as a Holder by equivalent transfer restrictions as such Registrable Securities were subject to prior to such assignment or delegation as set forth in this Agreement.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto or do not hereafter become a party to this Agreement pursuant to Section 5.2 of this Agreement.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice provided in accordance with Section 5.1 of this Agreement and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

Section 5.3 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in multiple counterparts (including facsimile, electronic signature or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

Section 5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

Section 5.5 Waiver of Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties relating to the subject matter hereof.

Section 5.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects either of (x) the Existing Holders as a group or (y) the New Holders as a group, respectively, in a manner that is materially different from any other Holders, as applicable, shall require the prior written consent of (1) a majority-in-interest of the Registrable Securities held by such Existing Holders or (2) a majority-in-interest of the Registrable Securities held by such New Holders, as applicable, prior to entering into such amendment or waiver; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that affects one Holder or group of affiliated Holders, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 5.8 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

Section 5.9 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce their rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

Section 5.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 5.11 Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder of Registrable Securities and (b) the holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of December 17, 2020, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. The Company and all of the Existing Holders hereby acknowledge and agree that this Agreement supersedes the Existing Registration Rights Agreement in its entirety and the Existing Registration Rights Agreement is hereby terminated. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. From and after the date of this Agreement and except for any agreement entered into in connection with the transactions contemplated by the Purchase Agreement, the Company shall not, without the approval of the Holders of a majority-in-interest of the Registrable Securities, enter into any agreement with any holder or prospective holder of any Registrable Securities that would grant such holder or prospective holder any registration rights more favorable in any material respect than those rights granted pursuant to this Agreement.

Section 5.12 Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement and (b) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article V shall survive any termination.

Section 5.13 Legend Removal. If a Holder holds Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act (other than the restriction set forth under Rule 144(i)) or pursuant to an effective Registration Statement, then, at such Holder’s request, accompanied by such additional representations and other documents as the Company shall reasonably request, the Company shall cause the Company’s transfer agent to remove any restrictive legend set forth on the Registrable Securities held by such Holder in connection with any sale of such Registrable Securities pursuant to Rule 144 or the effective Registration Statement, as applicable (including, if required by the Company’s transfer agent, by delivering to the Company’s transfer agent a direction letter and opinion of counsel).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Global Gas Corporation., a
Delaware corporation

By:
	Name:	Carter Glatt
	Title:	Chief Executive Officer

EXISTING HOLDERS:

DUNE ACQUISITION HOLDINGS LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

Signature Page to
Registration Rights Agreement

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

NEW HOLDERS:

WILLIAM BENNETT NANCE, JR.

By:

SERGIO MARTINEZ

By:

BARBARA GUAY MARTINEZ

By:

Signature Page to
Registration Rights Agreement

Exhibit G

Form of Nomination Agreement

[See attached.]

Exhibit G to Unit Purchase Agreement

NOMINATION AGREEMENT

This NOMINATION AGREEMENT (this “Agreement”), dated as of [ ], 2023, is entered into by and among [PUBCO], a Delaware corporation (the “Company”), Dune Acquisition Holdings LLC, a Delaware limited liability company (“Dune”), and each of the stockholders of the Company whose name appears on the signature pages hereto under “GHE Founders” (each, a “GHE Founder,” and collectively, the “GHE Founders”). The GHE Founders, Dune and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, on [        ], 2023, the Company, Global Gas Holdings LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Holdings”), William Bennett Nance, Jr., an individual (“W. Nance”), Sergio Martinez, an individual (“S. Martinez”) and Barbara Guay Martinez, an individual (“B. Martinez”, and together with W. Nance and S. Martinez, the “Sellers”) and Global Hydrogen Energy LLC, a Delaware limited liability company, entered into that certain Unit Purchase Agreement (as amended, modified, supplemented or waived from time to time, the “Purchase Agreement”);

WHEREAS, the Company’s Second Amended and Restated Certificate of Incorporation (as may be further amended, supplemented or waived in accordance with its terms, the “Charter”) provides that (a) the members of the Company’s Board of Directors (the “Board”) shall be divided into three (3) classes of directors: Class I directors who shall serve for an initial one (1)-year term (the “Class I Director”), Class II directors who shall serve for an initial two (2)-year term (the “Class II Directors”) and Class III directors who shall serve for an initial three (3)-year term (the “Class III Directors” and, collectively with the Class I Directors and the Class II Directors, the “Initial Directors”), and (b) all terms after the Initial Directors’ initial terms shall be for three (3) years;

WHEREAS, as of the date hereof, the Board consists of five (5) members, with one (1) member constituting the Class I Director, two (2) members constituting the Class II Directors and two (2) members constituting the Class III Directors;

WHEREAS, the Company desires that, after giving effect to the transactions contemplated by the Purchase Agreement, the members of the Board be appointed as set forth in this Agreement; and

WHEREAS, in connection with, and effective upon, the consummation of the transactions contemplated by the Purchase Agreement, the GHE Founders, Dune and the Company have entered into this Agreement to set forth certain understandings among such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, charge, complaint, audit, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any governmental authority.

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no Party shall be deemed to be an Affiliate of another Party solely by reason of the execution and delivery of this Agreement.

“Affiliated Investor” means, with respect to any GHE Founder, (i) any investment fund or holding company that is directly or indirectly managed or advised by a manager or advisor of such GHE Founder and (ii) any of its Affiliates or any other Person who or which is otherwise an Affiliate of any such GHE Founder (other than the Company and its subsidiaries).

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security, as determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement, each GHE Founder is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares or other securities are subject to this Agreement.

“Closing” means the closing of the transactions contemplated by the Purchase Agreement.

“Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“GHE Family Members” means as to any GHE Founder, (a) any spouse, former spouse, sibling, niece, nephew, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of such GHE Founder; (b) any lineal descendent of such GHE Founder or any Person identified in clause (b) of this definition (and any spouse or former spouse of any such Persons, including adoptive relationships and stepchildren); (c) any trust established by, and in which at least 75% of the beneficial interest is directly or indirectly held by or for the benefit of, any such GHE Founder or one or more Persons identified in clauses (a), (b), or (f) of this definition and one or more Persons exempt from federal taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; (d) any limited liability company, partnership or other estate planning or family business vehicle of which such GHE Founder or one or more Persons identified in clauses (a), (b) or (f) of this definition serves as managing member, manager, general partner or otherwise, as applicable, and in which at least 75% of the economic interest is directly or indirectly held by or for the benefit of any one or more of such Persons; (e) any tax-exempt foundation, charitable trust, non-profit entity or other entity established by such GHE Founder or any Person identified in clauses (a), (b) or (f) of this definition, so long as the voting and disposition authority with respect to the Common Stock are controlled by or under the appointment of such GHE Founder or any Person identified in clauses (a), (b) or (f) of this definition; and (f) executors, administrators or beneficiaries of the estates of any such now or hereafter deceased Person, guardians or members of a committee for any such Person who is or becomes incompetent, or similar Persons duly authorized by law to administer the estate or assets of any such Person identified in this definition.

“GHE Group” means each of the GHE Founders and any of their respective Affiliates, Family Members and Affiliated Investors and their respective permitted assigns.

“Independent Director” means a director that qualifies as “independent” for all purposes under the rules and regulations of the applicable stock exchange on which the Common Stock is currently listed.

“Initial Share Ownership” means, with respect to any Person, the number of shares of Common Stock Beneficially Owned by such Person as of immediately following the Closing.

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by applicable law, rule or regulation and within such Party’s control) necessary to cause such result, including (i) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (ii) executing agreements and instruments, and (iii) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

Section 1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; and (viii) references to any Person include such Person’s successors and permitted assigns.

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted or caused this Agreement to be drafted.

ARTICLE II

VOTING AND GOVERNANCE MATTERS

Section 2.1 Designees.

(a) Upon the Closing, the Parties shall take all such action as may be necessary or appropriate so that the Board shall be initially composed as set forth in Section 7.05 of the Purchase Agreement. Subject to this Section 2.1, from the date hereof until the termination of this Agreement in accordance with its terms or, with respect to a Party, the termination of such Party’s rights hereunder:

(i) At every meeting of the Board or a committee thereof, or action by written consent, at or by which one or more Class I Directors are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company, the GHE Group (for so long as the GHE Group Beneficially Owns a number of shares of Common Stock representing all of its Initial Share Ownership) shall have the right (but not the obligation) to appoint or nominate for election to the Board, as applicable, one individual, to serve as a Class I Director.

(ii) At every meeting of the Board or a committee thereof, or action by written consent, at or by which one or more Class II Directors are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company, Dune (for as long as Dune Beneficially Owns a number of shares of Common Stock representing 25% or greater of its Initial Share Ownership) and the GHE Group (for so long as the GHE Group Beneficially Owns a number of shares of Common Stock representing its Initial Share Ownership) shall have the right (but not the obligation) to jointly appoint or nominate for election to the Board, as applicable, two individuals, to serve as a Class II Directors, both of whom shall be Independent Directors.

(iii) At every meeting of the Board or a committee thereof, or action by written consent, at or by which one or more Class III Directors are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company, Dune (for as long as Dune Beneficially Owns a number of shares of Common Stock representing 25% or greater of] its Initial Share Ownership) shall have the right (but not the obligation) to appoint or nominate for election to the Board, as applicable, two individuals, to serve as a Class III Directors, both of whom shall be Independent Directors.

(iv) Subject to applicable laws and stock exchange regulations, for so long as (A) Dune has the right to appoint or nominate at least one (1) director to the Board under this Agreement, the Company will take all Necessary Action to cause the Board to appoint at least one (1) Class III Director to serve on each committee of the Board, and (B) the GHE Group has the right to appoint or nominate one (1) Director to the Board under this Agreement, the Company will take all Necessary Action to cause the Board to appoint the Class I Director to serve on each committee of the Board.

(v) Following the Closing and for so long as Dune is entitled to appoint or nominate any Person to the Board pursuant to this Section 2.1, the Company will take all Necessary Action to cause the Board to appoint one Class III Director to serve as Chairperson of the Board.

(b) In the event that Dune or the GHE Group has nominated fewer than the total number of designees that it shall be entitled to nominate pursuant to Section 2.1(a), then Dune and the GHE Group shall have the right, at any time and from time to time, to nominate such additional designee(s) to which it is entitled, in which case, the Company shall take all Necessary Action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to (x) increase the size of the Board as required to enable Dune and the GHE Group, as applicable, to so nominate such additional designee(s), and (y) designate such additional designees nominated by Dune and the GHE Group, as applicable, to fill such newly created vacancy or vacancies, as applicable.

(c) The Board may increase its size in accordance with the Company’s governing documents; provided, that (i) if the number of directors is so increased, the Board will use reasonable efforts to ensure the Board has an odd number of directors and (ii) any increase in the number of directors shall result in a proportional increase in the number of Class I Directors and Class III Directors (who shall all be Independent Directors) that may be appointed pursuant to this Section 2.1, rounded up.

(d) The GHE Group and Dune shall have the exclusive right to remove the Class II Directors from the Board (including any committees thereof), and the Company shall take all Necessary Action to cause the removal of any such designee at the joint request of the GHE Group and Dune. The GHE Group and Dune shall have the exclusive right to designate directors to the Board to fill vacancies created by reason of death, removal or resignation of the Class II Directors, and the Company shall take all Necessary Action to cause any such vacancies to be filled by replacement directors jointly designated by the GHE Group and Dune, as promptly as reasonably practicable, in each case subject to any restrictions set forth in this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, the GHE Group shall not have the right to designate a replacement director, and the Company shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by the GHE Group in excess of the number of directors that it is then entitled to designate for membership on the Board pursuant to this Agreement. Except as set forth above, the appointment of directors to fill any Board vacancies will be the responsibility of the Nominating and Governance Committee of the Board and the Board.

(e) The Company agrees to take all Necessary Action to cause the Board to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the Persons designated pursuant to this Section 2.1 (to the extent that directors of such nominee’s class are to be elected at such meeting for so long as the Board is classified) and to nominate and recommend each such individual to be elected as a director as provided herein, and to solicit proxies or consents in favor thereof.

(f) Upon any decrease in the number of directors that the GHE Group is entitled to designate for nomination to the Board, the GHE Group shall cause the appropriate number of directors designated by the GHE Group to offer to tender their resignation, effective immediately, which offer shall be accepted by the Company at the discretion of the Nominating and Governance Committee of the Board (and to the extent the Company accepts any such resignation, the corresponding vacancy on the Board shall be filled in accordance with the Company’s governing documents).

(g) The GHE Group or Dune shall take all Necessary Action to cause any of the respective directors designated by the GHE Group or Dune, as applicable, to resign promptly from the Board if such director, as determined by the Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, the stock exchange on which the Common Stock is listed, or by applicable law, (ii) has engaged in acts or omissions constituting a breach of such director’s fiduciary duties to the Company and its stockholders or (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law; provided, however, that, subject to the limitations set forth in this Section 2.1, the GHE Group or Dune, as applicable, shall have the right to replace such resigning director with a director, such newly named director to be appointed promptly to the Board in place of the resigning director in the manner set forth in the Company’s governing documents for filling vacancies on the Board.

(h) Any right of the GHE Group under this Agreement shall be deemed to be exercised if approved by the holders of a majority of the Common Stock held by the GHE Group at the time of determination.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 3.1 Existence; Authority; Enforceability. If such Party is not an individual, such Party has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, and has the power and authority to enter into this Agreement and to carry out its obligations hereunder, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. If such Party is an individual, such Party has the authority to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligations, enforceable against such Party in accordance with its terms.

Section 3.2 Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) if such Party is not an individual, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party.

Section 3.3 Consents. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) if such Party is not an individual, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party.

ARTICLE IV

INFORMATION

Section 4.1 Sharing of Information. The Class I Director (to the extent appointed or nominated by the GHE Group hereunder) is permitted to disclose to the GHE Group (and its Affiliates), and each of the Class III Directors (to the extent appointed or nominated by Dune hereunder) is permitted to disclose to Dune and its Affiliates, as applicable, information about the Company and its Affiliates that he or she receives as a result of being a director. Each of the GHE Founders and Dune recognizes that it, or its respective Affiliates and representatives, has acquired or will acquire confidential, non-public information (“Confidential Information”) about the Company and its subsidiaries the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each of the GHE Founders and Dune covenants and agrees with the Company that it will not (and will cause its respective Affiliates and representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless (i) such information becomes known to the public through no fault of its own or its representatives, (ii) disclosure is required by applicable law or court of competent jurisdiction or requested by a governmental entity, provided that it promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (iii) such information was available or becomes available to it before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or (iv) such information was independently developed by the it or its representatives without the use of the Confidential Information.

ARTICLE V

EFFECTIVENESS AND TERMINATION

Section 5.1 Termination. This Agreement shall terminate automatically as to the GHE Group at such time as the GHE Group no longer has any rights to nominate any directors pursuant to Section 2.1; provided, however, each GHE Founder may in his or her sole discretion elect to terminate this Agreement as to himself or herself and his or her Affiliates, Family Members and Affiliated Investors if such GHE Founder (together with such GHE Founder’s respective Affiliates, Family Members and Affiliated Investors) no longer Beneficially Owns one percent (1%) or more of the outstanding voting stock of the Company. This Agreement shall terminate automatically as to the Dune at such time as Dune no longer has any rights to nominate any directors pursuant to Section 2.1.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

If to the Company, to:

Global Gas Corporation

[Address]

Attention: [ _____]

Telephone: [ _____]

E-mail: [ _____]

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

90 Park Avenue

New York, NY 10016

Attn: Matthew Mamak

Facsimile: (212) 922-3952

Email: Matthew.Mamak@alston.com

(a) If to the GHE Founders, to the addresses set forth on Exhibit A hereto or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 6.2 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 6.3 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.4 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the subject matter hereof. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 6.5 Further Assurances. Each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement.

Section 6.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 6.7 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that no Party, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.7, shall be required to provide any bond or other security in connection with any such injunction.

Section 6.8 Consent To Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.8. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 6.9 Amendments; Waivers.

(a) This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

(b) At any time and from time to time, any Party hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the any other Party, as applicable and (b) subject to the requirements of applicable law, waive compliance by any other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed by the waiving Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 6.10 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 6.10 shall be null and void, ab initio.

Section 6.11 No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

Global Gas Corporation

By:
Name:
Title:

DUNE:

Dune Acquisition Holdings LLC

By:
Name:
Title:

[Signature Page to Nomination Agreement]

GHE FOUNDERS:

By:
Name:	William Bennett Nance, Jr.

By:
Name:	Sergio Martinez

By:
Name:	Barbara Guay Martinez

[Signature Page to Nomination Agreement]

EXHIBIT A

GHE Founders	Address
William Bennett Nance, Jr.	[●]
Sergio Martinez	[●]
Barbara Guay Martinez	[●]

Exhibit H

Form of Incentive Equity Plan

[See attached.]

Exhibit H to Unit Purchase Agreement

[PUBCO]1

2023 LONG TERM INCENTIVE PLAN

1. Purpose. The purpose of the [PUBCO] 2023 Long Term Incentive Plan (the “Plan”) is to provide a means through which (a) Dune Acquisition Corporation, a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors, consultants, and other individual service providers, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means, with respect to any person or entity, any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b) “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.

(c) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, or Substitute Award, together with any other right or interest, granted under the Plan.

(d) “Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e) “Board” means the Board of Directors of the Company.

[1]	[Note to Draft: To be updated with the new public company name.]

(f) “Cash Award” means an Award denominated in cash granted under Section 6(i).

(g) “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than the GHE Group) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then-outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below;

(ii) The individuals constituting the Board on the Effective Date (the “Incumbent Directors”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this definition, regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then- outstanding shares of common stock or common equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company, its subsidiaries and any employee benefit plan (or related trust) sponsored or maintained by the Company or the entity resulting from such Business Combination (or any entity controlled by either the Company or the entity resulting from such Business Combination), beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from direct or indirect ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding any provision of this Section 2(g), for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control described in subsection (i), (ii), (iii) or (iv) above with respect to such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h) “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii) or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(j) “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(k) “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(l) “Effective Date” means [●], 2023.2

(m) “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer or employee of the Company or of any Affiliate, and any other person who provides services to the Company or any Affiliate, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(o) “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

[2]	[NTD: To be the closing date.]

(p) “GHE Family Members” means (a) William Bennett Nance, Jr., Sergio Martinez or Barbara Guay Martinez, (b) any spouse, former spouse, sibling, niece, nephew, son- in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of any person named in clause (a); (c) any lineal descendent of any person identified in clause (a) or (b) and any spouse or former spouse of any such Person, including adoptive relationships and stepchildren; (d) any trust established by, and in which at least 75% of the beneficial interest is directly or indirectly held by or for the benefit of, any one or more Persons identified in clauses(a), (b), (c) or (g) of this definition and one or more Persons exempt from federal taxation under Section 501(c)(3) of the Code; (e) any limited liability company, partnership or other estate planning or family business vehicle of which one or more Persons identified in clauses (a), (b), (c) or (g) of this definition serves as managing member, manager, general partner or otherwise, as applicable, and in which at least 75% of the economic interest is directly or indirectly held by or for the benefit of any one or more of such Persons; (f) any tax-exempt foundation, charitable trust, non-profit entity or other entity established by any person or entity identified in clauses (a), (b), (c) or (g) of this definition, so long as the voting and disposition authority with respect to the Common Stock are controlled by or under the appointment of any person or entity identified in clauses (a), (b), (c) or (g) of this definition; and (g) executors, administrators or beneficiaries of the estates of any such now or hereafter deceased Person, guardians or members of a committee for any such Person who is or becomes incompetent, or similar Persons duly authorized by law to administer the estate or assets of any such Person identified in this definition.

(q) “GHE Group” means the GHE Family Members and their respective Affiliates.

(r) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(s) “Nonqualified Deferred Compensation Rules” means the limitations and requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(t) “Nonstatutory Option” means an Option that is not an ISO.

(u) “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(v) “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).

(w) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(x) “Qualified Member” means a member of the Board who is (i) a “non- employee director” within the meaning of Rule 16b-3(b)(3), and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(y) “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(z) “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

(aa) “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(bb) “SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).

(cc) “SEC” means the Securities and Exchange Commission.

(dd) “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(ee) “Stock” means the Company’s Class A Common Stock, par value $0.0001 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(ff) “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

(gg) “Substitute Award” means an Award granted under Section 6(j).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i) designate Eligible Persons as Participants;

(ii) determine the type or types of Awards to be granted to an Eligible Person;

(iii) determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv) determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(v) modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi) determine the treatment of an Award upon a termination of employment or other service relationship;

(vii) impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii) interpret and administer the Plan and any Award Agreement;

(ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant. The Committee’s determinations need not be uniform with respect to Participants, and need not apply consistently across Awards.

(b) Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

(c) Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate state or corporate law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any Affiliate, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any Affiliate acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e) Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any Affiliate operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4. Stock Subject to the Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, the total number of shares of Stock reserved and available for delivery with respect to Awards under the Plan is equal to 900,000 shares of Stock (of which, 225,000 shares of Stock shall be reserved for individual consultants of the Company), and such number of shares of Stock shall be available for the issuance of shares upon the exercise of ISOs.

(b) Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards. If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award (including (i) shares forfeited with respect to Restricted Stock, and (ii) the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Award or taxes relating to Awards) shall not be considered “delivered shares” under the Plan, shall be available for delivery with respect to Awards. If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

(d) Shares Available Following Certain Transactions. Substitute Awards granted in accordance with applicable stock exchange requirements and in substitution or exchange for awards previously granted by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines shall not reduce the shares authorized for issuance under the Plan or the limitations on grants to non-employee members of the Board under Section 5(b), nor shall shares subject to such Substitute Awards be added to the shares available for issuance under the Plan as provided above (whether or not such Substitute Awards are later cancelled, forfeited or otherwise terminated).

(e) Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5. Eligibility; Award Limitations for Non-Employee Members of the Board.

(a) Awards may be granted under the Plan only to Eligible Persons.

(b) In each calendar year during any part of which the Plan is in effect, a non- employee member of the Board may not be granted Awards for such individual’s service on the Board having a value (determined, if applicable, pursuant to ASC Topic 718) on the date of grant in excess of $100,000 (for any non-employee member of the Board, not including the Chairman of the Board), and $125,000 (for any non-employee Chairman of the Board); provided, that for any calendar year in which a non-employee member of the Board (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairman of the Board, additional Awards may be granted to such non-employee member of the Board in excess of such limit; provided, further, that the limit set forth in this Section 5(b) shall be applied without regard to (A) cash fees paid to a non-employee member of the Board during such calendar year (or grants of Awards, if any, made to a non-employee member of the Board in lieu of all or any portion of such cash fees) or (B) grants of Awards, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or any Affiliate or was otherwise providing services to the Company or to any Affiliate other than in the capacity as a director of the Company.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including subjecting such awards to service- or performance-based vesting conditions. Without limiting the scope of the preceding sentence, with respect to any performance-based conditions, (i) the Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to an Award, and (ii) any such performance goals may relate to the performance of the Participant, the Company (on a consolidated basis), or to specified subsidiaries, business or geographical units or operating areas of the Company, (iii) the performance period or periods over which performance goals will be measured shall be established by the Committee, and (iv) any such performance goals and performance periods may differ among Awards granted to any one Participant or to different Participants. Except as otherwise provided in an Award Agreement, the Committee may exercise its discretion to reduce or increase the amounts payable under any Award.

(b) Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant). Notwithstanding the foregoing, the Exercise Price of a Nonstatutory Option may be less than 100% of the Fair Market Value per share of Stock as of the date of grant of the Option if the Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

(ii) Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless notice has been provided to the Participant that such change will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

(c) SARs. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i) Right to Payment. An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii) Grant Price. Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR. Notwithstanding the foregoing, the grant price of an SAR may be less than 100% of the Fair Market Value per share of Stock subject to an SAR as of the date of grant of the SAR if the SAR (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

(iii) Method of Exercise and Settlement; Other Terms. The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

(iv) Rights Related to Options. An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i) Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Sections 7(a)(iii) and 7(a)(iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Unless otherwise determined by the Committee and specified in the applicable Award Agreement, Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i) Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

(ii) Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(f) Stock Awards. The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Restricted Stock or a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates. The Committee shall determine the terms and conditions of such Other Stock- Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

(i) Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate, including for purposes of any annual or short-term incentive or other bonus program.

(j) Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an Eligible Person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules, Section 424 of the Code and the Guidance and regulations promulgated thereunder, if applicable, and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option or SAR in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

7. Certain Provisions Applicable to Awards.

(a) Limit on Transfer of Awards.

(i) Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii) Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii) To the extent specifically provided by the Committee and permitted pursuant to Form S-8 and the instructions thereto, an Award may be transferred by a Participant on such terms and conditions as the Committee may from time to time establish; provided, however, that no Award (other than a Stock Award) may be transferred to a third-party financial institution for value.

(iv) An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c) Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

(d) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e) Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and the Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8. Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a) Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c) Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price or grant price, as applicable, with respect to an outstanding Option or SAR may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations. Notwithstanding the foregoing, Awards that already have a right to receive extraordinary cash dividends as a result of Dividend Equivalents or other dividend rights will not be adjusted as a result of an extraordinary cash dividend.

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then-outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then-outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(d) Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e) Change in Control and Other Events. In the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i) accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to an SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration;

(iii) cancel Awards that remain subject to a restricted period as of the date of a Change in Control or other such event without payment of any consideration to the Participant for such Awards; or

(iv) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9. General Provisions.

(a) Tax Withholding. The Company and any Affiliate are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, the Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including through delivery of previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any Affiliate, (ii) interfering in any way with the right of the Company or any Affiliate to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c) Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Wilmington, Delaware.

(d) Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e) Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

(f) No exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(g) Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

(h) Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i) Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j) Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

(k) Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l) Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy. No recovery of cash payments or shares of Common Stock under such clawback policy will be an event giving rise to a right to resign for “good reason” or assert “constructive termination” (or any similar term) under any agreement with the Company or any subsidiary.

(m) Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n) Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10. Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

Exhibit I

Form of Employment Agreement

[See attached.]

Exhibit I to Unit Purchase Agreement

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on May 14, 2023 (the “Effective Date”) by and between Global Hydrogen Energy LLC, a Delaware limited liability company (the “Company”), and William Bennett Nance, Jr. (“Executive”), and is conditioned upon the occurrence of, and shall become effective concurrently with, the closing (the “Closing”) of the transactions contemplated by the Unit Purchase Agreement, by and among the Company, Dune Acquisition Corporation, a Delaware corporation (“Parent”), Global Gas Holdings LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Holdings”), and the other parties thereto, dated as of the date hereof (the “Merger Agreement”).

Agreement

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment hereunder shall be for a term commencing on the Closing Date (as defined in the Merger Agreement) and ending on December 31, 2026 (such period, the “Initial Period”); provided, however, Executive’s employment hereunder (if not earlier terminated) shall automatically renew for successive 12-month following the expiration of the Initial Period and each anniversary thereafter (each such 12-month extension period, a “Renewal Period”), unless either party provides the other party with written notice, at least ninety (90) days prior to the end of the then-existing Initial Period or Renewal Period of an intent not to renew the Employment Period (a “Notice of Non-Renewal”) following the end of the then-existing Initial Period or Renewal Period, as applicable. The period that Executive is employed hereunder is referred to as the “Employment Period.”

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, Executive shall serve as Chief Executive Officer of the Company and shall perform such duties as are usual and customary for such positions and such other duties as the board of directors (the “Board”) of Parent shall from time to time reasonably assign to Executive. Executive shall report directly to the Board.

(ii) During the Employment Period, Executive agrees to devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, Parent and their respective direct and indirect subsidiaries (collectively, the Company, Parent, and their direct and indirect subsidiaries are referred to herein as the “Company Group”). Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees consistent with Parent’s conflicts of interests policies and corporate governance guidelines in effect from time to time, (B) manage Executive’s personal investments, in each case so long as such activities do not materially interfere with the performance of Executive’s responsibilities to any member of the Company Group or breach any restrictive covenant obligation to any Company Group member (or (C) serve on other boards of director subject to the Company’s policies and procedures.

(b) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive a base salary (the “Base Salary”) at the annualized rate of $200,000, less applicable taxes and withholdings. The Base Salary shall be paid in installments at such intervals as the Company pays executive salaries generally, but not less often than monthly. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase, in the discretion of the Board. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

(ii) Annual Bonus. In addition to the Base Salary, Executive shall be eligible to earn, beginning in 2024 and for each calendar year ending during the Employment Period thereafter (each, a “Bonus Year”), an annual discretionary cash performance bonus (the “Annual Bonus”). The Annual Bonus payable, if any, in respect of any Bonus Year, is subject to Executive’s continuous employment through the last day of the Bonus Year to which it relates, and shall be paid no later than the March 15 of the year immediately following the end of such Bonus Year. There are two potential tranches of the Annual Bonus based on the Free Cash Flow (as defined below) produced by the Company as of December 31st of the relevant Bonus Year (the “Fiscal Year End”). The “Free Cash Flow” shall be as defined as the Company’s net cash funds provided from Company operations, minus all Capital Expenditures (as defined below) incurred, in each case as of the relevant Fiscal Year End. For purposes of this Agreement, “Capital Expenditures” shall mean the sum of (i) the Company’s purchases of property, plant, and equipment (“PPE”) as of the Fiscal Year End, minus (ii) the Company’s PPE as of the prior year’s Fiscal Year End, plus (iii) the Company’s depreciation expenses as of the relevant Fiscal Year End. If the Company has produced $5 million in Free Cash Flow at Fiscal Year End, the Executive is eligible for $50,000 Annual Bonus, less applicable taxes and withholdings. If the Company has produced $10 million in Free Cash Flow at Fiscal Year End, the Executive is eligible for $100,000 Annual Bonus, less applicable taxes and withholdings. All determinations of the Free Cash Flow produced and amount of the Annual Bonus earned (if any) shall be made by the Board in its sole discretion. For the avoidance of doubt, Executive shall not be eligible to receive an Annual Bonus with respect to the 2023 calendar year.

(iii) Equity Awards. During the Employment Period, Executive shall be eligible to participate in the Dune Acquisition Corporation 2023 Long Term Incentive Plan, as amended from time to time (the “LTIP”), and any other equity incentive plan of the Company, as in effect from time to time. Such eligibility and awards granted under the LTIP or any such plan shall be subject in all respects to, and governed by, the terms and conditions set forth in the LTIP or such plan, as applicable, as in effect from time to time and the award agreement(s) evidencing any such awards. Beginning in 2024 and for each calendar year ending during the Employment Period, Executive shall be eligible for two potential tranches of awards under the LTIP (collectively, the “Equity Awards”) based on the Free Cash Flow produced by the Company at Fiscal Year End. If the Company has produced $5 million in Free Cash Flow at Fiscal Year End, then Executive shall be eligible to receive an Equity Award of 10,000 shares of Company Stock, subject to the Board’s approval and Executive’s continued employment through the issuance of any such Equity Award, which shall be March 31st of the year immediately following that in which such Equity Award was earned. If the Company has produced $10 million in Free Cash Flow at Fiscal Year End, then Executive shall be eligible to receive an Equity Award 10,000 shares of Company Stock, subject to the Board’s approval and Executive’s continued employment through the issuance of any such Equity Award, which shall be March 31st of the year immediately following that in which such Equity Award was earned. All determinations of the Free Cash Flow produced shall be made by the Board in its reasonable discretion.

(iv) Benefits. During the Employment Period, Executive shall be eligible to participate in the same benefit plans, practices, policies and programs in which similarly situated executives of the Company are eligible to participate, subject to the terms and conditions of the applicable plans, practices, policies and programs in effect from time to time. However, the Company shall not, by reason of this Section 2(b)(iv), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan, practice, policy or program, so long as such changes are similarly applicable to similarly situated executives of the Company generally.

(v) Business Expenses. During the Employment Period, subject to Section 10(e), Executive shall be entitled to receive reimbursement for all reasonable business expenses actually incurred by Executive in the performance of Executive’s duties under this Agreement so long as Executive timely submits all documentation for such expenses, as required by the applicable policy of the Company in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive). In no event shall any reimbursement be made to Executive for any expenses incurred after the date of Executive’s termination of employment with the Company other than to the extent incurred with the prior written consent of the Company.

(vi) Vacation. During the Employment Period, Executive shall be entitled to paid vacation time each calendar year (pro-rated for any partial year of service) in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated executives; provided, however, that Executive shall not receive less than 20 business days of paid vacation time per calendar year (except to the extent that paid vacation time is pro-rated for any partial year of service in accordance with the foregoing). Executive may carry over accrued but unused vacation time for any applicable calendar year or portion thereof for up to one (1) month after the beginning of the next calendar year, after which time such vacation time shall be forfeited unless otherwise required by applicable law.

3. Termination of Employment. Notwithstanding Section 1 above, Executive’s employment hereunder and the Employment Period may end prior to the end of any then-existing Initial Period or Renewal Period, as applicable, pursuant to any of the circumstances described in this Section 3. Executive’s employment with the Company and the Employment Period may be terminated by the Company immediately upon notice to Executive for an involuntary termination of employment for Cause (as defined below), without Cause or due to Executive’s Disability (as defined below). Executive’s employment with the Company, and the Employment Period, shall automatically terminate upon Executive’s death. Executive’s employment with the Company, and the Employment Period, may be terminated by Executive for (i) any reason with no less than forty- five (45) days’ advance written notice to the Company or (ii) for Good Reason in accordance with Section 3(c) below).

(a) Death or Disability. Executive’s employment hereunder shall automatically (and without any further action by any person or entity) terminate upon Executive’s death and may terminate upon notice from the Company as a result of Executive’s Disability. For purposes of this Agreement, “Disability” shall exist if the Company determines that Executive is unable, by reason of physical or mental impairment that continues for or is reasonably expected to continue for 120 consecutive days or a total of 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12-month period, to fulfill Executive’s obligations hereunder (after accounting for reasonable accommodation, if applicable and required by applicable law). The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on the Company.

(b) Cause. The Company may terminate Executive’s employment hereunder at any time for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following events:

(i) Executive’s failure or refusal, other than due to Disability, to perform Executive’s lawful duties or responsibilities for the Company or any member of the Company Group, which, if capable of cure, is not cured within 30 days following a written notice being delivered to Executive, which notice specifies such failure or refusal;

(ii) Executive’s indictment for any felony or other crime on account of action taken by Executive constituting the commission of, fraud, theft, embezzlement, self- dealing, misappropriation or other malfeasance in the performance of Executive’s lawful duties or responsibilities for the Company or any member of the Company Group;

(iii) Executive’s repeated refusal and failure to comply with any lawful policy of the Company or the Company Group or any reasonable directive of the Board or its designee applicable to Executive which, if capable of cure, is not cured within 30 days following a written notice being delivered to Executive, which notice specifies the applicable breach;

(iv) Executive’s commission of acts or omissions constituting gross misconduct or gross negligence in the performance of any aspect of Executive’s lawful duties or responsibilities which have or are reasonably expected to have an adverse effect on the Company Group which, if capable of cure, is not cured within 30 days following a written notice being delivered to Executive, which notice specifies the applicable act or omission;

(v) The indictment of Executive, conviction of Executive, or entry by Executive of a guilty or nolo contendere plea to any felony;

(vi) Any breach by Executive of Executive’s fiduciary duty or duty of loyalty to the Company or any member of the Company Group which, if capable of cure, is not cured within 30 days following a written notice being delivered to Executive, which notice specifies the applicable breach;

(vii) Executive’s commission of any act or omission that as of the date of such act or omission is reasonably expected to materially damage the financial condition, business or reputation of the Company Group, which, if capable of cure, is not cured within 30 days following a written notice being delivered to Executive, which notice specifies the applicable act or omission; or

(viii) Executive’s violation or breach of any restrictive covenant obligation in any material respect or any material term of this Agreement, or any other written agreement between Executive and a member of the Company Group which, if capable of cure, is not cured within 30 days following written notice thereof from the Company.

Notwithstanding anything to the contrary, Executive’s employment shall be deemed to have terminated for “Cause” if, on the date Executive’s employment terminates, facts and circumstances exist that would have justified a termination pursuant to the “Cause” grounds set forth above, even if such facts and circumstances are discovered after Executive’s termination.

(c) Good Reason. Executive’s employment may be terminated by Executive for Good Reason or by Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without Executive’s prior consent:

(i) A material reduction in Executive’s title, duties, authority, or reporting relationships (in each case other than in conjunction with the Company’s investigating any allegation of wrongdoing against Executive); or

(ii) A reduction of Executive’s Base Salary that is greater than ten (10%) percent of the amount of such Base Salary .

For purposes of this Agreement, a termination of employment by Executive shall not be deemed to be for Good Reason unless (A) Executive gives the Company written notice describing the event or events which are the basis for such termination within ninety (90) days after the event or events occur, (B) such grounds for termination are not corrected by the Company within thirty (30) days after the Company’s receipt of such notice, and (C) Executive terminates Executive’s employment no later than forty-five (45) days after Executive provides notice to the Company in accordance with clause (A) of this paragraph.

(d) Date of Termination. “Date of Termination” means the date on which Executive’s employment terminates.

4. Obligations of the Company Upon Termination.

(a) Without Cause, for Good Reason, or Due to Company Non-Renewal. If Executive’s employment hereunder is terminated due to the Company’s termination of Executive’s employment without Cause (and not due to death or Disability), due to Executive’s resignation for Good Reason, or upon the expiration of the Initial Period or a Renewal Period following the Company’s issuance of a Notice of Non-Renewal, then Executive shall be paid or shall receive the following:

(i) The following, to the extent applicable: (A) Executive’s earned but unpaid Base Salary through the Date of Termination, (B) payment for accrued but unused vacation time existing as of the Date of Termination, (C) any earned but unpaid Annual Bonus payable to Executive pursuant to Section 2(b)(ii) above for any Bonus Year immediately preceding the year in which the Date of Termination occurs (if applicable), and (D) any vested amounts due to Executive under any plan, program or policy of the Company or Parent, to the extent not previously paid (if any) (collectively, the “Accrued Obligations”), which shall be paid or provided, in each case, in the time periods required by applicable law;

(ii) All unvested equity-based awards subject to time-based vesting granted under the Equity Plan that are held by Executive as of immediately prior to the Date of Termination shall immediately vest in full and such awards shall be eligible for settlement in accordance with the terms and conditions provided in the applicable award agreements governing such awards (the “Accelerated Vesting”), subject to Executive’s timely execution and non-revocation of a Release (as defined below);

(iii) An amount (the “Severance Amount”) equal to either:

(A) If the Date of Termination occurs outside of the period beginning on the date that is three (3) months before a Change in Control (as defined in the LTIP) and ending on the date that is twelve (12) months after a Change in Control (the “Change in Control Period”), one (1) times the Base Salary in effect on the Date of Termination, which Severance Amount shall be paid on the Company’s regular pay dates for executive employees over the twelve (12) month period beginning on the Company’s first regularly scheduled pay date that follows the date that the Release (as defined below) has been timely returned to the Company and any revocation period set forth therein has elapsed without Executive having exercised Executive’s revocation right (such first pay date, the “First Payment Date”); or

(B) If the Date of Termination occurs during the Change in Control Period, two and one half (2.5) times the Base Salary in effect on the Date of Termination, which Severance Amount shall be paid on the Company’s regular pay dates for executive employees over the thirty (30) month period beginning on the First Payment Date.

Notwithstanding the foregoing, to the extent, if any, that the aggregate amount of the installments of the Severance Amount that would otherwise be paid pursuant to this paragraph after March 15 of the calendar year following the calendar year in which the Date of Termination occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A- 1(b)(9)(iii)(A), then such excess shall be paid to Executive in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Amount payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess). Further, if any Severance Amount is “nonqualified deferred compensation” within the meaning of Section 409A(d)(1) of the Code (as defined in Section 5(e)(v)) and the period to consider the Release and, if applicable, revoke the Release plus the first regular payroll date thereafter spans two calendar years, then no portion of the Severance Amount shall be paid until the Company’s first payroll payment date in the year following the year in which the Date of Termination occurs, and any amount that is not paid prior to such date due to such restriction shall be paid in a lump sum along with the installment scheduled to be paid on that date; and

(iv) The COBRA Benefit (as defined below), subject to the terms and conditions set forth in Section 4(d).

For the avoidance of doubt, notwithstanding anything herein to the contrary, if Executive’s employment terminates within the three (3) month period prior to a Change in Control and, at the time the Severance Amount under Section 4(a)(iii)(B) becomes payable due to the occurrence of a Change in Control, Executive has already been paid any installments of the Severance Amount pursuant to Section 4(a)(iv)(A) (the “Prior Severance Payment”), then Executive shall only be entitled to receive an amount equal to the Severance Amount payable under Section 4(a)(iv)(B) less the Prior Severance Payment, which amount shall be paid over the remaining schedule described in Section 4(a)(iii)(B).

Further notwithstanding anything herein to the contrary, it shall be a condition to Executive’s right to receive the Severance Amount, the Accelerated Vesting, and the COBRA Benefit that Executive execute and deliver to the Company within twenty-one (21) days (or forty-five (45) days, if required by applicable law) after receipt from the Company, and not revoke in any time provided by the Company to do so (which revocation period shall not exceed seven (7) days following the date that Executive signs the Release unless otherwise required by law), a separation agreement and release of claims in a form reasonably acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Executive’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to the Severance Amount, the Accelerated Vesting, or COBRA Benefit or any other claim that may first arise after the date the Release has been executed by Executive and all claims that may not be released pursuant to applicable law or regulation. The Release shall be provided to Executive within five (5) days following the Date of Termination.

(b) Death or Disability. If Executive’s employment hereunder is terminated by reason of Executive’s death or Disability, Executive shall be paid or shall receive:

(i) The Accrued Obligations, which shall be paid to Executive or, if applicable, Executive’s estate or beneficiaries, in the time provided by applicable law;

(ii) The Accelerated Vesting; and

(iii) The COBRA Benefit, subject to the terms and conditions set forth in Section 4(d).

Notwithstanding anything herein to the contrary, it shall be a condition to Executive’s right to receive the Accelerated Vesting, the Ongoing Vesting and the COBRA Benefit that Executive (or, if applicable, Executive’s estate) execute and deliver to the Company within twenty-one (21) days (or forty-five (45) days, if required by applicable law) after receipt from the Company, and not revoke in any time provided by the Company to do so (which potential revocation period shall not exceed seven (7) days after the date that Executive (or, if applicable, a representative of Executive’s estate) signs the Release, unless otherwise required by law), the Release. The Release shall be provided to Executive (or a representative of Executive’s estate) within five (5) days following the Date of Termination.

(c) Other Terminations. If Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason, or upon the end of the Initial Period or a Renewal Period following Executive’s issuance of a Notice of Non-Renewal, the Company shall pay to Executive the Accrued Obligations within the thirty (30) day period following the Date of Termination or such earlier date as may be required under applicable law and shall have no further severance obligations to Executive under this Agreement.

(d) COBRA Benefit. If Executive’s employment hereunder is terminated in circumstances described in Section 4(a) or 4(b) and Executive satisfies the conditions necessary to receive the payments or benefits described in Sections 4(a) or 4(b) then, if Executive timely elects to continue coverage for Executive and Executive’s eligible dependents, if any, under the group health plan in which Executive participated in as of the Date of Termination pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse Executive (or his eligible dependents, in the event of Executive’s death) on a monthly basis for the difference between the amount Executive (or his eligible dependents, in the event of Executive’s death) pays to effect and continue such coverage and the employee contribution amount that similarly situated executive employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Executive (or his eligible dependents, in the event of Executive’s death) on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive (or his eligible dependents, in the event of Executive’s death) submits to the Company documentation of the applicable premium payment having been paid by Executive (or his eligible dependents, in the event of Executive’s death), which documentation shall be submitted to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Notwithstanding the foregoing, Executive (or his eligible dependents, in the event of Executive’s death) shall only be eligible to receive such reimbursement payments until the earliest of: (1) the date that is twelve (12) months following the Date of Termination (the “COBRA Expiration Date”); (2) the date Executive (or his eligible dependents, in the event of Executive’s death) is no longer eligible to receive COBRA continuation coverage; and (3) the date on which Executive (or his eligible dependents, in the event of Executive’s death) becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s (or his eligible dependents’, in the event of Executive’s death) sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Further notwithstanding the foregoing, if the provision of the COBRA Benefit cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any of its affiliates, then the Company and Executive (or his eligible dependents, in the event of Executive’s death) shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Executive (or his eligible dependents, in the event of Executive’s death) without such adverse impact on the Company or any of its affiliates.

5. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement or any other plan, arrangement or agreements to the contrary, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and any payment or benefit provided for in this Agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280Gof the Code (a “280G Payment”) and would, but for this Section 5, be subject to an excise tax under Section 4999 of the Code (the “Excise Tax”), then such 280G Payment shall be either (a) reduced (but not below zero) so that the present value of such 280G Payment shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such 280G Payment received by Executive shall be subject to the Excise Tax or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable Excise Tax and any other applicable taxes). The reduction of such 280G Payment, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with the payment or benefit that would be made last in time and continuing, to the extent necessary, through to the payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of a 280G Payment is necessary shall be made by the Company or Parent in good faith. If a reduced 280G Payment is made or provided and through error or otherwise exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the applicable payor upon notification that an overpayment has been made. Nothing in this Section 5 shall require the Company, Parent or any of their respective affiliates to be responsible for, or have any liability or obligation with respect to, any Excise Tax.

6. Confidentiality; Return of Materials.

(a) In the course of Executive’s employment hereunder, Executive will be provided, and Executive will have access to, Confidential Information (as defined below). Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by written directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. The covenants of this Section 6(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 6(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees and contractors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers, advisers, regulators and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with the performance of Executive’s duties under this Agreement and is in the best interests of the Company Group; or

(iii) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group, and (y) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company or may be required by applicable law, regulation or legal process in the good faith determination of Executive.

(c) Upon the expiration of the Employment Period, and at any other time upon written request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group (excluding any documents relating to the terms of Executive’s compensation, agreements between Executive and any member of the Company Group, and any documents relating to Executive’s employee benefits, and awards under the applicable equity incentive plans). Within five (5) days of the expiration of the Employment Period or any such Company request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) All trade secrets, non-public or competitively valuable information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Executive, individually or in conjunction with others, during the period that Executive is employed or engaged by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (ii) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority (including the U.S. Securities and Exchange Commission); (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

7. Ownership of Intellectual Property.

(a) Executive agrees that the Company shall own, and Executive shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Executive during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive shall promptly disclose all Company Intellectual Property to the Company in writing. To support Executive’s disclosure obligation herein, Executive shall keep and maintain adequate and current written records of all Company Intellectual Property made by Executive (solely or jointly with others) during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times.

(b) All of Executive’s works of authorship and associated copyrights created during the period in which Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Executive’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Executive to the Company, Executive shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c) Executive recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that Executive developed entirely on Executive’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(d) To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Executive retains any Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Executive hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Executive shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(e) All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which Executive is the sole or joint author, creator, contributor, or inventor that were made or developed by Executive prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group, or in which Executive asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit A, and Executive represents that Exhibit A is a complete list of all such Prior Inventions. If no such list is attached, Executive hereby represents and warrants that there are no Prior Inventions, and Executive shall make no claim of any rights to any Prior Inventions. If, in the course of Executive’s employment with or affiliation with the Company or any other member of the Company Group, Executive incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with such product, process, or device of any member of the Company Group.

(f) Executive shall perform, during and after the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(g) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Executive hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Executive.

(h) In the event that Executive enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Executive shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Executive’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to assign said contracts or agreements, or if Executive does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Executive’s termination, Executive hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

(i) The Company and Executive acknowledge that Executive has provided services to the Company or another member of the Company Group prior to the Effective Date. Accordingly, if and to the extent that, prior to the Effective Date: (a) Executive conceived, made, developed, acquired or received access to any information from or on behalf of the Company or any other member of the Company Group that would have been Confidential Information if conceived, made, developed, acquired or received after the Effective Date; or (b) Executive conceived, created, authored, invented, developed, or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been Company Intellectual Property if conceived, created, authored, invented, developed, or reduced to practice after the Effective Date, then such information will be deemed Confidential Information under this Agreement and any such item will be deemed Company Intellectual Property under this Agreement, and this Agreement will apply to such information or item as if conceived, created, authored, invented, developed, or reduced to practice following the Effective Date.

(j) Notwithstanding anything to the contrary herein, the Company Group shall obtain no legal rights of any kind to any work product of Executive produced on Executive’s own time, and not with the use of any equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group.

8. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) The Company shall provide Executive access to Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company Group will be entrusting Executive, in Executive’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Executive hereunder, Executive has voluntarily agreed to the covenants set forth in this Section 8. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b) During the Prohibited Period (as defined below), Executive shall not, and shall cause Executive’s controlled affiliates not to, as applicable, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate within the Market Area (as defined below) in competition with any member of the Company Group in any aspect of the Business (as defined below), which prohibition shall prevent Executive and Executive’s controlled affiliates, as applicable, from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Executive’s duties or responsibilities: (x) are the same as or similar to the duties or responsibilities that Executive had on behalf of any member of the Company Group, or (y) involve direct or indirect oversight of, or responsibility for, duties or responsibilities that are the same or similar to the duties or responsibilities that Executive had on behalf of any member of the Company Group;

(ii) appropriate any Business Opportunity (as defined below) of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which Executive had contact on behalf of any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c) Notwithstanding the foregoing, it shall not be a violation of Section 8(b)(i) above for Executive to hold, as a passive investment, up to five percent (5%) of (i) the publicly traded securities of any company, or (ii) the equity or other interests in a privately held entity that engages in the Business so long as, in each instance, Executive does not have the power to direct or control the applicable entity.

(d) Executive shall not make any negative statements or communications to any Person that is intended to or is reasonably likely to harm the business or disparage the reputation of any member of the Company Group or any of their respective direct or indirect equity holders, directors, officers or employees. The Company shall direct its officers, managers, and directors to not make or cause to be made any negative statements or communications to any Person that is intended to or is reasonably likely to harm the business or disparage the reputation of Executive or Executive’s affiliates. Notwithstanding the foregoing, nothing in this Agreement is intended to require any person to make any untruthful statement or to violate any law.

(e) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 6, Section 7 and in this Section 8, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach as determined by the Board in its reasonable discretion, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach or threatened breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(f) The covenants in this Section 8, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(g) The following terms shall have the following meanings for purposes of this Agreement:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Executive provides services or about which Executive obtains Confidential Information during the period that Executive is employed by any member of the Company Group, which business and operations include industrial air gas production and off-take (sales), air gas manufacturing and development including building plants, and securing feedstock as a source of energy.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii) “Market Area” shall mean North America and Latin America.

(iv) “Prohibited Period” shall mean the period during which Executive is employed by any member of the Company Group and continuing for a period of: (A) twelve (12) months following the date that Executive is no longer employed by any member of the Company Group, with respect to the covenants set forth in Sections 8(b)(i) and 8(b)(ii) above; and (B) eighteen (18) months following the date that Executive is no longer employed by any member of the Company Group with respect to the covenants set forth in Sections 8(b)(iii) and 8(b)(iv) above.

9. Successors and Third-Party Beneficiaries.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In addition, each member of the Company Group that is not a signatory hereto shall be entitled to enforce Sections 6, 7 and 8 above as if a party hereto.

10. Miscellaneous.

(a) Governing Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of New York without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 10(b) and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in the Borough of Manhattan in New York.

(b) Arbitration

(i) Subject to Section 10(b)(ii), any dispute, controversy or claim between Executive and any member of the Company Group arising out of or relating to this Agreement or Executive’s employment or engagement with any member of the Company Group will be finally settled by arbitration in New York, New York in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 10 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment.

(ii) Notwithstanding Section 10(b)(i), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 6, 7 or 8 provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 10(b). Further notwithstanding the foregoing, any dispute, controversy, or claim arising out of or relating to any award agreement or incentive equity plan (including the LTIP and any award agreement granted in connection therewith) shall be subject to resolution pursuant to the dispute resolution provisions set forth in the applicable plan document and award agreement.

(iii) By entering into this Agreement and entering into the arbitration provisions of this Section 10(b), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(iv) Nothing in this Section 10(b) shall prohibit a party to this Agreement from (A) instituting litigation to enforce any arbitration award, or (B) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 10(b) precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company.

If to the Company:

Global Hydrogen Energy LLC

c/o Dune Acquisition Corporation

700 S. Rosemary Avenue, Suite 204

West Palm Beach, FL 33401

Attention: Carter Glatt

Telephone: (917) 742-1904

E-mail: carter@duneacq.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee. For the avoidance of doubt, any written notice to or from Parent shall be deemed a written notice to or from the Company.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company or Parent determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Section 409A.

(i) The parties agree that any amounts payable under this Agreement are intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption therefrom.

(ii) For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder (including any right to a series of installment payments) shall be construed as a separate identified payment or a right to a series of separate payments for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iii) With respect to any reimbursement of expenses of, or any provision of in- kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in- kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv) Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(v) Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Separation Date or if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of Executive’s death or (B) the date that is six (6) months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date; provided that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s separation from service that are not so paid by reason of this Section 10(e)(v) shall be paid (without interest) as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after Executive’s separation from service (provided that in the event of Executive’s death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death) Notwithstanding the foregoing, neither the Company nor Parent makes any representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company, Parent or any of their respective affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(f) Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, amounts of incentive-based compensation paid or payable under this Agreement (including any Annual Bonus, Equity Awards, and compensation provided pursuant to Section 4 hereunder, other than the Accrued Obligations) shall be subject to the provisions of any applicable clawback policies or procedures required by law or any applicable exchange listing standard (or any policies or procedures adopted by Parent, the Company or any other member of the Company Group), which clawback policies or procedures may provide for forfeiture and/or recoupment of incentive-based compensation paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Parent, the Company and each other member of the Company Group reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect. For the avoidance of doubt, no recovery of incentive-based compensation paid or payable under this Agreement under any such clawback policy will be an event giving rise to a right to resign for Good Reason under this Agreement.

(g) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency with such applicable law.

(h) Withholding. The Company may withhold and deduct from any amounts payable under this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

(i) No Waiver. The Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(j) Employment-At-Will. Executive acknowledges that Executive’s employment with the Company is “at-will” for all purposes and, subject to the termination and severance obligations contained in Sections 3 and 4 above, Executive hereby agrees that the Company (and any other member of the Company Group that employs Executive) may dismiss Executive and terminate Executive’s employment at any time, with or without Cause.

(k) Entire Agreement. This Agreement will automatically become null and void in the event the Merger Agreement is terminated in accordance with its terms prior to the Closing. Upon the Closing, this Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof (including any prior employment agreement among the parties); provided, however, this Agreement will complement (and not supersede or replace) any other agreement between Executive, on the one hand, and any member of the Company Group, on the other hand, with respect to confidentiality, non-disclosure, return of property, intellectual property and work product protections, non-competition or non- solicitation. This Agreement may be amended only by a written instrument executed by both parties hereto. Executive further represents and agrees that Executive has received all payments, bonuses, wages, and other compensation, and all rights and benefits, that Executive has been entitled to receive from any member of the Company Group for all services performed or provided through the Effective Date (other than any right to payment of base salary for services provided in that portion of the pay period in which the Effective Date occurs that is prior to the Effective Date).

(l) Survival. Section 4 (Obligations of the Company Upon Termination), Section 5 (Certain Excise Taxes), Section 6 (Confidentiality; Return of Materials), Section 7 (Ownership of Intellectual Property), Section 8 (Non-Competition; Non-Solicitation; Non-Disparagement), Section 9 (Successors and Third-Party Beneficiaries), and Section 10(a) – 10(k) (Miscellaneous) of this Agreement shall survive termination or expiration of the Employment Period and shall continue in effect following such time.

(m) Representations and Warranties. Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by Executive’s execution or performance of this Agreement, including, but not limited to, any non-competition agreement or other agreement or obligation with any third party or prior employer, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, a judgment or order relating to any matter of the type referenced in Section 3(b)(iv). Executive has not entered into, and agrees that Executive will not enter into, any agreement either written or oral in conflict herewith. In performing Executive’s duties hereunder, Executive will not use or disclose any trade secrets or legally protected information belonging to any prior employer or any entity that is not a member of the Company Group.

(n) Consultation with Counsel. Executive acknowledges that Executive has had a full and complete opportunity to consult with counsel and other advisors of Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

(o) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(p) Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and any member of the Company Group prior to the termination of Executive’s employment with the Company, Parent or any member of the Company Group, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (i) as an officer of the Company and each member of the Company Group; (ii) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative.

(q) Titles and Headings; Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

[Signatures follow on next page.]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the Effective Date.

GLOBAL HYDROGEN ENERGY LLC

By:
Name:
Its:

EXECUTIVE

Signature:
Print Name:

Signature Page to

Employment Agreement

EXHIBIT A
PRIOR INVENTIONS

1. The following is a complete list of all Prior Inventions relevant to the subject matter of Executive’s employment by the Company that have been made or conceived or first reduced to practice by Executive alone or jointly with others prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group:

Check appropriate space(s):

☐	None.

☐	See below:

☐	Due to confidentiality agreements with a prior employer, Executive cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.

☐	Additional sheets attached.

2. Executive proposes to bring to Executive’s employment the following devices, materials, and documents of a former employer or other person to whom Executive has an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in Executive’s employment pursuant to the express written authorization of Executive’s former employer or such other person (a copy of which is attached to this Agreement):

Check appropriate space(s):

☐	None.

☐	See below.

☐	Additional sheets attached.

Exhibit A

Exhibit J

Form of Exchange Agreement

[See attached.]

Exhibit J to Unit Purchase Agreement

FORM OF EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [●], 2023, by and among Global Gas Holdings LLC, a Delaware limited liability company (the “Company”), [PUBCO]1, a Delaware corporation and the sole managing member of the Company (“PubCo”), and the holders of Units (as defined below) and shares of Class B Common Stock (as defined below) from time to time party hereto (each, a “Holder”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to provide for the exchange of Units together with shares of Class B Common Stock for shares of Class A Common Stock (as defined below), in each case, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or Regulatory Agency that is binding upon or applicable to such Person or its assets, as amended unless expressly specified otherwise.

“Board” means the board of directors of PubCo.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required by Applicable Law to close.

“Cash Exchange Payment” means an amount in U.S. dollars equal to the product of (x) the number of applicable Paired Interests, (y) the then-applicable Exchange Rate and (z) the Class A Common Stock Value (determined by treating the last full Trading Day that is immediately prior to the applicable Exchange Date as the final measurement date of such five-day period used to calculate the Class A Common Stock Value).

[1]	[Note to Draft: To be updated with the new public company name.]

“Class A Common Stock” means Class A common stock, $[●] par value per share, of PubCo.

“Class A Common Stock Value” means with respect to any Exchange, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable measurement date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Class A Common Stock Value shall be determined in good faith by a majority of the disinterested members of the Board or a committee of disinterested directors of the Board.

“Class B Common Stock” means Class B common stock, $[●] par value per share, of PubCo.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations promulgated thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of the Code, as the same may be adopted.

“Deliverable Common Stock” means Class A Common Stock or the common stock then publicly listed and issued by PubCo.

“DTC” means The Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Blackout Period” means (i) any “black out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Exchanging Holder is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Exchanging Holder to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Holder in connection with a Share Settlement and (ii) the period of time commencing on (x) the date of the declaration of a dividend by PubCo and ending on the first day following (y) the record date determined by the Board with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than 10 Business Days; provided that in no event shall an Exchange Blackout Period which respect to clause (ii) of the definition hereof occur more than four times per calendar year.

“Exchange Date” means, in the case of any Unrestricted Exchange, the date that is five Business Days after the date the Exchange Notice is given pursuant to Section 2.01(b), unless the Exchanging Holder submits a written request to extend such date and PubCo in its sole discretion agrees in writing to such extension, and in any other case, the Quarterly Exchange Date; provided, that if the Exchange Date for any Exchange with respect to which PubCo elects to make a Share Settlement would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period.

“Exchange Rate” means the number of shares of Class A Common Stock for which one Paired Interest is entitled to be Exchanged under this Agreement. On the date of this Agreement, the Exchange Rate shall be one, subject to adjustment pursuant to Section 2.03 of this Agreement.

“Exchanging Holder” means a Holder effecting an Exchange pursuant to this Agreement.

“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, by and among the Company and each other party thereto, as amended from time to time.

“Lockup Agreement” means that certain Lockup Agreement, dated as of the date hereof, by and among PubCo, Sponsor and each other party thereto, as amended from time to time.

“Manager” has the meaning assigned to it in the LLC Agreement.

“Paired Interest” means one Unit together with one share of Class B Common Stock, subject to adjustment pursuant to Section 2.03.

“Permitted Exchange Event” means any of the following events, which has or is occurring, or is otherwise satisfied, as of the Exchange Date:

(i) The Exchange is part of one or more Exchanges by a Holder and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2) (for this purpose, treating PubCo as a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1)),

(ii) The Exchange is in connection with a PubCo Offer; provided, that any such Exchange pursuant to this clause (ii) shall be effective immediately prior to the consummation of the closing of the PubCo Offer date (and, for the avoidance of doubt, shall not be effective if such PubCo Offer is not consummated), or

(iii) The Exchange is permitted by PubCo, in its sole discretion, in connection with circumstances not otherwise set forth herein, if PubCo determines, after consultation with Tax Counsel, that the Company would not reasonably be expected to be treated as a “publicly traded partnership” under Section 7704 of the Code (or any successor or similar provision) as a result of or in connection with such Exchange.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an incorporated or unincorporated association, a joint venture, a joint stock company or any other entity or body.

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h)(1).

“PubCo Charter” means the Amended and Restated Certificate of Incorporation of PubCo, as the same may be further amended, restated, amended and restated, modified or supplemented from time to time.

“Purchase Agreement” means that certain Unit Purchase Agreement, dated as of [●], 2023, by and among the PubCo, the Company and the other parties thereto, as the same may be amended, restated, supplemented or waived from time to time

“Quarterly Exchange Date” means, either (x) for each fiscal quarter, the first Business Day occurring after the 60th day after the expiration of the applicable Quarterly Exchange Notice Period or (y) such other date as PubCo shall determine in its sole discretion; provided, that

(i) such date is at least 60 days after the expiration of the Quarterly Exchange Notice Period, (ii) PubCo shall use commercially reasonable efforts to ensure that at least one Quarterly Exchange Date occurs each fiscal quarter and (iii) PubCo shall not permit more than four Quarterly Exchange Dates to occur in a fiscal year unless advised by Tax Counsel that each Quarterly Exchange Date after the fourth Quarterly Exchange Date in a fiscal year would not reasonably be expected (at a “should” or higher level of confidence) to cause the Company to be treated as a “publicly traded partnership” under Section 7704 of the Code.

“Quarterly Exchange Notice Period” means, for each fiscal quarter, the period commencing on the third Business Day after the day on which PubCo releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of PubCo that may be applicable to a Holder (or such other date within such quarter as PubCo shall determine in its sole discretion) and ending five Business Days thereafter. Notwithstanding the foregoing, PubCo may change the definition of Quarterly Exchange Notice Period with respect to any Quarterly Exchange Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter if (x) the revised definition provides for a Quarterly Exchange Notice Period occurring at least once in each calendar quarter, (y) the first Quarterly Exchange Notice Period pursuant to the revised definition will occur no less than 10 Business Days from the date written notice of such change is sent to each Holder (other than PubCo) and (z) the revised definition, together with the revised Quarterly Exchange Date resulting therefrom, do not materially adversely affect the ability of Holders to exercise their Exchange rights pursuant to this Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among PubCo, Sponsor and each other party thereto, as amended from time to time.

“Regulatory Agency” means the SEC, the Financial Industry Regulatory Authority, Inc., the Financial Services Authority, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company, PubCo or any of their respective Affiliates.

“Reorganization Documents” means the LLC Agreement, Lockup Agreement and Registration Rights Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Tax Counsel” means a nationally recognized law or accounting firm.

“Trading Day” means a day on which the principal U.S. securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Units” has the meaning assigned to it in the LLC Agreement.

“Unrestricted Exchanges” means any Exchange that is in connection with a Permitted Exchange Event or that occurs during a taxable year in which the Company reasonably expects to satisfy the requirements of the Private Placement Safe Harbor.

(b) Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the LLC Agreement.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Cash Exchange Payment Notice	Section 2.02(e)
Company	Preamble
e-mail	Section 4.03
Exchange	Section 2.01
Exchange Agent	Section 2.02(a)
Holder	Preamble
Non-Foreign Person Certificate	Section 4.11(a)
Notice of Exchange	Section 2.02(a)
Permitted Transferee	Section 4.01
PubCo	Preamble
PubCo Offer	Section 2.04
Restricted Retraction Notice	Section 2.02(d)
Share Settlement	Section 2.01(b)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Except to the extent otherwise expressly provided herein, all references to any Holder shall be deemed to refer solely to such Person in its capacity as such Holder and not in any other capacity.

ARTICLE II
EXCHANGE

Section 2.01 Exchange of Paired Interests for Class A Common Stock. Subject to Sections 2.02 and 2.03, and to the provisions of the Purchase Agreement, LLC Agreement, PubCo Charter and the Lockup Agreement (including any “Lock-up Period” or transfer restrictions set forth in any of them), each Holder shall be entitled, upon the terms and subject to the conditions hereof, to surrender Paired Interests to the Company, for the account of either the Company or PubCo, in exchange (such exchange, an “Exchange”) for the delivery by the Company to such Holder, at the option of the Board (acting by a majority of disinterested members of the Board or a committee of disinterested directors of the Board), of:

(a) A Cash Exchange Payment by the Company; or

(b) a number of shares of Class A Common Stock distributed by the Company that is equal to the product of the number of Paired Interests surrendered multiplied by the Exchange Rate (a “Share Settlement”); provided, that (i) any such Exchange is for a minimum of the lesser of (A) [●] Units (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (B) all of the Units held by such Holder and (ii) PubCo shall have the option following receipt of a Notice of Exchange from a Holder to effect a Cash Exchange Payment or Share Settlement, as applicable, directly with such Holder.

Section 2.02 Exchange Procedures; Notices and Revocations.

(a) Subject to Sections 2.02(b) and (c), a Holder may exercise the right to effect an Exchange as set forth in Section 2.01 by delivering a written notice of exchange in respect of the Paired Interests to be Exchanged substantially in the form of Exhibit A hereto (the “Notice of Exchange”), duly executed by such Holder, to PubCo and the Company at the address set forth in Section 4.03 during normal business hours, or if any agent for the Exchange is duly appointed and acting (the “Exchange Agent”), to the office of the Exchange Agent during normal business hours. If Units and/or the Class B Common Stock are then represented by certificates, certificate(s) representing at least the number of Units and/or Class B Common Stock being Exchanged, with instrument(s) of transfer reasonably acceptable to PubCo and the Company and executed in blank, shall be delivered by the Exchanging Holder to PubCo and the Company at the address set forth in Section 4.03 during normal business hours or to the offices of the Exchange Agent during normal business hours. If such certificates have been lost, the Exchanging Holder may deliver, in lieu of such certificate(s), an affidavit of lost certificates.

(b) A Holder may deliver a Notice of Exchange with respect to an Unrestricted Exchange at any time, and, in any other case, during the Quarterly Exchange Notice Period preceding the desired Exchange Date. A Notice of Exchange with respect to an Unrestricted Exchange may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Class A Common Stock into which the Paired Interests are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with this Section 2.1, a filing is required under the Hart-Scott- Rodino Antitrust Improvements Act of 1976 (“HSR Act”), then the Exchange Date with respect to all Paired Interests which would be exchanged into shares of Class A Common Stock resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Paired Interests. Each of the Holders and PubCo agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company.

(c) Notwithstanding anything to the contrary herein, to the extent that the Company is otherwise eligible for the Private Placement Safe Harbor in any taxable year, the Company and the Pubco shall use commercially reasonable efforts to restrict issuances of Units in an amount sufficient for the Company to continue to be eligible for the Private Placement Safe Harbor, and, to the extent that the Company or the Pubco determines that the Company does not meet the requirements of the Private Placement Safe Harbor at any point in any taxable year, the Company or the Pubco may impose such additional restrictions on Exchanges during such taxable year as the Company or the Pubco may determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code; provided, that the restrictions imposed pursuant to this sentence shall not apply to any Unrestricted Exchange. Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Company or of the Pubco, such an Exchange would pose a material risk that the Company would be a “publicly traded partnership” under Section 7704 of the Code; provided, however, that this sentence shall not apply to prohibit a Block Transfer unless a change in applicable Law after the date of the signing of the Purchase Agreement modifies the application or availability of Treasury Regulations Section 1.7704-1(e)(2).

(d) Revocation by Holders. An Exchanging Holder may elect to retract its Notice of Exchange with respect to an Unrestricted Exchange by giving written notice of such election to PubCo and the Company no later than one Business Day prior to the Exchange Date. Subject to the last two sentences of this Section 2.02(d), if, in the case of an Exchange that is not an Unrestricted Exchange, the Class A Common Stock Value (determined by treating the last full Trading Day that is three Business Days immediately prior to the applicable Exchange Date as the final measurement date of such five-day period used to calculate the Class A Common Stock Value) decreases by more than 10% from the Class A Common Stock Value (determined by treating the last full Trading Day that is immediately prior to the date of delivery the applicable Notice of Exchange as the final measurement date of such five-day period used to calculate the Class A Common Stock Value), the Exchanging Holder may elect to retract its Notice by giving written notice of such election (a “Restricted Retraction Notice”) to PubCo and the Company no later than three Business Days prior to the Exchange Date. The giving of any notice pursuant to this Section 2.1(d) shall terminate all of the Exchanging Holder’s, PubCo’s and the Company’s rights and obligations under this Article II arising from such retracted Notice of Exchange (but not, for the avoidance of doubt, from any Notice of Exchange not retracted or that may be delivered in the future). An Exchanging Holder may deliver a Restricted Retraction Notice only once in every 12-month period (and any additional Restricted Retraction Notice delivered by such Exchanging Holder within such 12-month period shall be deemed null and void ab initio and ineffective with respect to the revocation of the Exchange specified therein). An Exchanging Holder who revokes an Exchange pursuant to a Restricted Retraction Notice may not participate in the Exchange to occur on the next Quarterly Exchange Date immediately following the Quarterly Exchange Date with respect to which the Restricted Retraction Notice pertains.

(e) PubCo shall provide notice to the Exchanging Holder of its intention to consummate an Exchange through a Cash Exchange Payment on the third Business Day immediately following the receipt of a Notice of Exchange (a “Cash Exchange Payment Notice”). If PubCo does not timely deliver a Cash Exchange Payment Notice, then PubCo shall be deemed to have elected the Share Settlement method under Section 2.01(b).

(f) Each Exchange shall be deemed to be effective immediately prior to the close of business on the Exchange Date, and, unless such Exchange is to be settled with a Cash Exchange Payment, the Exchanging Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued) shall be deemed to be a holder of Deliverable Common Stock from and after the effectiveness of the Exchange. As promptly as practicable on or after the Exchange Date, (i) if the Exchange is to be settled with a Share Settlement, then PubCo shall deliver or cause to be delivered to the Exchanging Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued) the number of shares of Deliverable Common Stock, deliverable upon such Exchange, registered in the name of such Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued) or (ii) if the Exchange is to be settled with a Cash Exchange Payment, then PubCo shall deliver or caused to be delivered to the Exchanging Holder (or such other Person(s) as may be directed by such Exchanging Holder) the Cash Exchange Payment as promptly as practicable (but not later than five Business Days) after the Exchange Date. To the extent any Deliverable Common Stock is settled through the facilities of DTC, PubCo, will, subject to Section 2.02(i) below, upon the written instruction of an Exchanging Holder, deliver or cause to be delivered the shares of Deliverable Common Stock deliverable to such Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued), through the facilities of DTC, to the account of the participant of DTC designated by such Holder.

(g) Subject to Section 2.02(h), the shares of Deliverable Common Stock issued upon an Exchange shall bear a legend in substantially the following form:

THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(h) If (i) any shares of Deliverable Common Stock may be sold pursuant to a registration statement that has been declared effective by the SEC, (ii) all of the applicable conditions of Rule 144 are met, or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, PubCo, upon the written request of the Holder thereof shall promptly provide such Holder or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book- entry share) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Holder shall provide PubCo with such information in its possession as PubCo may reasonably request in connection with the removal of any such legend.

(i) PubCo, the Company and each exchanging Holder shall bear their own respective expenses in connection with the consummation of any Exchange by such Holder, whether or not any such Exchange is ultimately consummated; provided, however, that the Company will pay any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange, and the Company shall bear any expenses attributable to consultations with or advice received by the Company or PubCo from Tax Counsel; provided, further, that if any shares of Deliverable Common Stock are to be delivered in a name other than that of the Holder that requested the Exchange (or DTC or its nominee for the account of a participant of DTC that will hold the shares for the account of such Holder), then such Holder and/or the Person in whose name such shares are to be delivered shall pay to PubCo or the Company, as applicable, the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of PubCo and the Company that such tax has been paid or is not payable.

(j) Notwithstanding anything to the contrary in this Article II, a Holder shall not be entitled to effect an Exchange (and, if attempted, any such Exchange shall be void ab initio), and PubCo and the Company shall have the right to refuse to honor any request to effect an Exchange, at any time or during any period, if PubCo or the Company shall reasonably determine that such Exchange (i) would be prohibited by any Applicable Law (including the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder), provided this subsection Section 2.02(j) shall not limit PubCo or the Company’s obligations under Section 2.06(c), (ii) would not be permitted under (x) the LLC Agreement, (y) other agreements with PubCo, the Company or any of their respective controlled Affiliates to which such Exchanging Holder may be party or (z) any written policies of PubCo, the Company or any of the Company’s subsidiaries related to unlawful or inappropriate trading applicable to its directors, officers or other personnel to which the Exchanging Holder is subject or (iii) would require regulatory approval but such approval has not been obtained; provided, that, PubCo and the Company shall, at the request of any Holder, use their reasonable best efforts to make any applicable regulatory filings as promptly as practicable following the receipt of a Notice of Exchange from such Holder. Upon such determination, PubCo or the Company (as applicable) shall notify the Holder requesting the Exchange of such determination, which such notice shall include an explanation in reasonable detail as to the reason that the Exchange has not been honored. Notwithstanding the foregoing, PubCo and the Company shall not enter into any agreement if a principal purpose of such agreement is to restrict or otherwise impair in any material respect the Holders’ rights to consummate Exchanges.

Section 2.03 Adjustment.

(a) The Exchange Rate shall be adjusted accordingly if there is any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class B Common Stock or Units that is not accompanied by a substantively identical subdivision or combination of the Class A Common Stock. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such Exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, this Section 2.03(a) shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to, mutatis mutandis, and all references to “Paired Interests” shall be deemed to include, any security, securities or other property of PubCo or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class B Common Stock or Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

(b) This Agreement shall apply to the Paired Interests held by the Holders and their Permitted Transferees as of the date hereof, as well as any Paired Interests hereafter acquired by a Holder and his or her or its Permitted Transferees.

Section 2.04 Tender Offers and Other Events with Respect to PubCo. In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Class A Common Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board, the Holders of Paired Interests shall be permitted to participate in such PubCo Offer by delivery of a Notice of Exchange (which Notice of Exchange shall be effective immediately prior to the consummation of such PubCo Offer (and, for the avoidance of doubt, shall be contingent upon the consummation of such PubCo Offer and not be effective if such PubCo Offer is not so consummated)). In the case of a PubCo Offer proposed by PubCo, PubCo will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Holders of Paired Interests to participate in such PubCo Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided, that without limiting the generality of this sentence (and without limiting the ability of any Holder to Exchange Paired Interests at any time pursuant to the terms of this Agreement), PubCo will use its reasonable best efforts expeditiously and in good faith to ensure that such Holders may participate in each such PubCo Offer without being required to Exchange Paired Interests. For the avoidance of doubt, in no event shall the Holders of Paired Interests be entitled to receive in such PubCo Offer aggregate consideration for each Paired Interest that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a PubCo Offer.

Section 2.05 Listing of Deliverable Common Stock. If the Class A Common Stock is listed on a national securities exchange, PubCo shall use its reasonable best efforts to cause all Class A Common Stock issued upon an Exchange to be listed on the same national securities exchange upon which the outstanding Class A Common Stock may be listed or traded at the time of such issuance.

Section 2.06 Deliverable Common Stock to be Issued; Class B Common Stock to be Cancelled.

(a) PubCo shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, the maximum number of shares of Deliverable Common Stock as shall be deliverable upon Exchange of all then-outstanding Paired Interests; provided, that nothing contained herein shall be construed to preclude PubCo or the Company from satisfying its obligations in respect of an Exchange by delivery of shares of Deliverable Common Stock that are held in the treasury of PubCo or any of its subsidiaries or by delivery of purchased shares of Deliverable Common Stock (which may or may not be held in the treasury of PubCo or any subsidiary thereof). PubCo and the Company represent, warrant and covenant that all shares of Deliverable Common Stock issued upon an Exchange will, upon issuance thereof, be validly issued, fully paid and non-assessable.

(b) When a Paired Interest has been Exchanged in accordance with this Agreement, (i) the share of Class B Common Stock constituting a component of such Paired Interest shall be cancelled by PubCo and (ii) the Unit constituting a component of such Paired Interest shall be deemed transferred from the Exchanging Holder to PubCo.

(c) Subject to the terms of the Registration Rights Agreement, PubCo and the Company covenant and agree to deliver shares of Deliverable Common Stock, if requested, pursuant to an effective registration statement with respect to any Exchange to the extent that a registration statement is effective and available for such shares with respect to such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration statement has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Holders requesting such Exchange, PubCo and the Company shall use reasonable best efforts to promptly facilitate such Exchange pursuant to an available exemption from such registration requirements.

(d) PubCo agrees that it has taken all or will take such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo, including any director by deputization. The authorizing resolutions shall be approved by either PubCo’s Board or a committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3 under the Exchange Act) of PubCo.

Section 2.07 Distributions. No Exchange shall impair the right of the Exchanging Holder to receive any distributions payable on the Units that are to be exchanged in respect of a record date that occurs prior to the Exchange Date for such Exchange. No adjustments in respect of dividends or distributions on any Unit will be made on the Exchange of any Paired Interest, and if the Exchange Date with respect to a Unit occurs after the record date for the payment of a dividend or other distribution on Units but before the date of the payment, then the registered Holder of the Unit at the close of business on the record date will be entitled to receive the dividend or other distribution payable on the Unit on the payment date notwithstanding the Exchange of the Paired Interests or a default in payment of the dividend or distribution due on the Exchange Date, and, for the avoidance of doubt, no Exchanging Holder shall have the right to receive any distributions (including tax distributions) on any exchanged Unit with a record date that occurs from and after any Exchange Date. For the avoidance of doubt, no Exchanging Holder shall be entitled to receive, in respect of a single record date, distributions or dividends both on Units exchanged by such Holder and on shares of Deliverable Common Stock received by such Holder in such Exchange.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of PubCo and of the Company.

(a) Each of PubCo and the Company represents and warrants that (i) it is a corporation or limited liability company duly incorporated or formed, as applicable, and is existing in good standing under the laws of the State of Delaware, (ii) it has all requisite corporate or limited liability company power, as applicable, and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and, in the case of PubCo, to issue the Deliverable Common Stock in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby (including, in the case of PubCo, the issuance of the Deliverable Common Stock) have been duly authorized by all necessary corporate or limited liability company action on its part, as applicable, and (iv) this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Each of PubCo and the Company represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Manager) under this Agreement and covenants that, except as expressly permitted by this Agreement, the LLC Agreement or the Stockholder Agreement, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 3.02 Representations and Warranties of the Holders. Each Holder, severally and not jointly, represents and warrants that (i) if it is not a natural person, that it is duly incorporated or formed and, the extent such concept exists in its jurisdiction of organization, is in good standing under the laws of such jurisdiction, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) if it is not a natural person, the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Holder and (iv) this Agreement constitutes a legal, valid and binding obligation of such Holder enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. Additionally, each Holder, severally and not jointly, represents and warrants that it is aware of the restrictions on Transfer (as defined in the LLC Agreement) contained in Article X of the LLC Agreement.

ARTICLE IV
MISCELLANEOUS

Section 4.01 Additional Holders.

(a) To the extent that a Holder validly transfers any or all of such Holder’s Paired Interests to another Person in a transaction in accordance with, and not in contravention of, the LLC Agreement or the Registration Rights Agreement, as applicable, then such transferee (each, a “Permitted Transferee”) shall have the right, in connection with such transaction, to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Permitted Transferee shall become a Holder hereunder.

(b) To the extent the Company issues additional Units, then any holder of such Units shall have the right to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such holder shall become a Holder hereunder; provided, however, that PubCo may delay the initial exercisability of the Exchange right by such new Holder to the extent PubCo in its sole discretion deems appropriate to facilitate compliance with the Securities Act.

Section 4.02 Further Assurances. Each party hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of PubCo and the Company, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 4.03 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received by non-automated response). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt. All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

(a) if to PubCo or the Company to:

[PUBCO]

700 S. Rosemary Avenue, Suite 204
West Palm Beach, FL 33401
Attention: Carter Glatt

Telephone: (917) 742-1904
E-mail: carter@duneacq.com

with copies (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166
Attention: Jason D. Osborn
Facsimile: 212-294-4700
Email: JOsborn@winston.com

and

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603

Attention: Michael P. Heinz
Facsimile: 312-853-7036
Email: mheinz@sidley.com

(b) if to any other Holder, to the address and other contact information set forth in the records of PubCo or the Company from time to time, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 4.04 Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 4.05 Waiver of Jury Trial; Consent to Jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal courts located in the State of Delaware or the Delaware Court of Chancery for the purpose of adjudicating any dispute arising hereunder. Each party hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court any objection to such jurisdiction, whether on the grounds of hardship, inconvenient forum or otherwise. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 4.03 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 4.05.

Section 4.06 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.07 Entire Agreement. This Agreement and, as applicable, the other Reorganization Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party hereto.

Section 4.08 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.09 Amendment. This Agreement may only be amended or modified, in whole or in part, at any time and from time to time by a written instrument signed by (i) PubCo, (ii) the Company, (iii) the Holders of Units holding a majority of the then outstanding Units of the Company and (iv) Dune Acquisition Holdings LLC, a Delaware limited liability company (“Sponsor”), to the extent Sponsor is then a Holder. In the event that this Agreement is amended, whether or not the prior written consent of any Holder is required under the foregoing sentence, PubCo or the Company shall provide a copy of such amendment to all Holders. Notwithstanding anything to the contrary in this Agreement (including this Section 4.09), the execution and delivery of a joinder to this Agreement pursuant to Section 4.01 shall not require the consent of any Holder or any other party hereto and shall not be deemed to be an amendment or modification to this Agreement.

Section 4.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law rules of such State that would result in the application of the laws of a jurisdiction other than the State of Delaware.

Section 4.11 Certain Tax Matters.

(a) Notwithstanding any other provision in this Agreement, the Company, PubCo and their agents and affiliates shall have the right to deduct and withhold taxes (including Class A Common Stock with a fair market value equal to the amount of such taxes) from any payments to be made pursuant to the transactions contemplated by this Agreement if, in their reasonable opinion, such withholding is required by law. The Company, PubCo and their agents and affiliates shall further be permitted to remit any such taxes to the relevant taxing authority. In connection with any Exchange, the Exchanging Holder shall, to the extent it is legally entitled to deliver such form, deliver to the Company or PubCo (as applicable) a certificate, dated on the applicable Specified Exchange Date, in a form reasonably acceptable to the Company or PubCo (as applicable), certifying as to such Exchanging Holder’s taxpayer identification number and that such Exchanging Holder is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate a “Non-Foreign Person Certificate”). If an Exchanging Holder is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then such Exchanging Holder shall provide (i) the appropriate series of Internal Revenue Service Form W-8 and (ii) a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) setting forth the liabilities of the Company allocated to the Units subject to the Exchange under Section 752 of the Code, and the Company or PubCo, as applicable, shall be permitted to withhold the required portion of the amount realized (as reasonably determined by the parties) by such Exchanging Holder in respect of such Exchange as provided in Section 1446(f) of the Code and any Treasury Regulations promulgated thereunder (including Proposed Treasury Regulations) and consistent with the certificate provided pursuant to clause (ii). Without limiting the foregoing, the Company and the Exchanging Holder shall reasonably cooperate upon the reasonable request of the other party to provide such certifications or other information that the Company or the Exchanging Holder (as applicable) is legally permitted to provide to the extent necessary to reduce or eliminate any withholding with respect to an Exchange. To the extent that any amount is deducted and withheld from any payments to be made pursuant to the transactions contemplated by this Agreement, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payments in respect of which such deduction and withholding was made.

(b) This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Treasury Regulation Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c). As required by the Code and the Treasury Regulations, the parties shall report any Exchange consummated hereunder as a taxable sale of the Units by a Holder to PubCo, and no party shall take a contrary position on any income tax return or amendment thereof. Within 30 days following the Exchange Date, PubCo shall deliver a notification to the Company in accordance with Treasury Regulations Section 1.743-1(k)(2).

Section 4.12 Independent Nature of Holders’ Rights and Obligations. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under hereunder. The decision of each Holder to enter into to this Agreement has been made by such Holder independently of any other Holder. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby.

Section 4.13 Specific Enforcement. The parties hereto acknowledge that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

PUBCO

[PUBCO]

By:
Name:
Title:

COMPANY

GLOBAL GAS HOLDINGS LLC

By:	Dune Acquisition Corporation
By:	Its Sole Member

By:
Name:	Carter Glatt
Title:	Chief Executive Officer

[Signature Page to the Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

HOLDERS

[●]

By:
Name:
Title:

[Signature Page to the Exchange Agreement]

EXHIBIT A

[FORM OF]

NOTICE OF EXCHANGE

[●]

Attn:  [●]

Email: [●]

Reference is hereby made to the Exchange Agreement, dated as of [●], 2021 (as amended from time to time, the “Exchange Agreement”), by and among Global Gas Holdings LLC, a Delaware limited liability company (the “Company”), [PUBCO], a Delaware corporation (“PubCo”), and the holders of Units (as defined therein) and shares of Class B Common Stock (as defined therein) from time to time party hereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Holder hereby transfers to PubCo (or the Company, if applicable) effective as of the Exchange Date and, in the case of a contingent exchange, subject to the occurrence of the contingency set forth below, the number of shares of Class B Common Stock plus Units set forth below (together, the “Paired Interests”) in Exchange for shares of Class A Common Stock (the “Deliverable Common Stock”) to be issued in its name as set forth below, in accordance with the terms of the Exchange Agreement.

Legal Name of Holder: [ ]

Address:	[ ]
[ ]
[ ]

Number of Paired Interests to be Exchanged: [                                       ]

Timing / Contingent Exchanges (complete either (a) or (b))

(a) Exchange Date: [                                       ]

(b) If Exchange is contingent upon the occurrence of any event pursuant to Section 2.02(d), please describe such contingency: [                                       ]

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Notice of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Notice of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Paired Interests subject to this Notice of Exchange are being transferred to PubCo (or the Company, if applicable) free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Paired Interests subject to this Notice of Exchange is required to be obtained by the undersigned for the transfer of such Paired Interests to the Company.

The undersigned hereby irrevocably constitutes and appoints any officer of PubCo or the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to PubCo (or the Company, if applicable) the Paired Interests subject to this Notice of Exchange and to deliver to the undersigned the shares of Deliverable Common Stock to be delivered in Exchange therefor.

[Signature Page Follows]

A-1

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

By:
Name:
Title:

A-2

EXHIBIT B

[FORM OF]

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [●], 2021 (as amended from time to time, the “Agreement”), by and among Global Gas Holdings LLC, a Delaware limited liability company (the “Company”), [PUBCO], a Delaware corporation (“PubCo”), and the holders of Units (as defined therein) and shares of Class B Common Stock from time to time party hereto (each, a “Holder”). Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State. In the event of any conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

The undersigned, having acquired shares of Class B Common Stock and Units, hereby joins and enters into the Agreement. By signing and returning this Joinder Agreement to PubCo, the undersigned (i) accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Holder contained in the Agreement, with all attendant rights, duties and obligations of a Holder thereunder and (ii) makes each of the representations and warranties of a Holder set forth in Section 3.02 of the Agreement as fully as if such representations and warranties were set forth herein. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by PubCo and by the Company, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

Name: [                             ]

Address for Notices:	[ ]

[ ]

[ ]

With Copies to:	[ ]

[ ]

[ ]

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Joinder Agreement to be executed and delivered by the undersigned.

By:
Name:
Title:

B-2

Exhibit K

Limited Liability Company Agreement of Global Gas Holdings LLC

[See attached.]

Exhibit K to Unit Purchase Agreement

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

of

GLOBAL GAS HOLDINGS LLC

dated as of [●], 2023

i

(continued)

Page
Article IV

DISTRIBUTIONS

4.1 Distributions	15
Article V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

5.1 Capital Accounts	16
5.2 Allocations	17
5.3 Regulatory Allocations	17
5.4 Final Allocations	19
5.5 Tax Allocations	19
5.6 Indemnification and Reimbursement for Payments on Behalf of a Member	20

Article VI

MANAGEMENT

6.1 Authority of Manager; Officer Delegation	21
6.2 Actions of the Manager	22
6.3 Resignation; No Removal	22
6.4 Vacancies
6.5 Transactions Between the Company and the Manager	22
6.6 Reimbursement for Expenses	22
6.7 Delegation of Authority	22
6.8 Limitation of Liability of Manager	23
6.9 Investment Company Act	23

Article VII

RIGHTS, POWERS AND OBLIGATIONS OF MEMBERS

7.1 Limitation of Liability and Duties of Members	24
7.2 Lack of Authority	25

(continued)

Page
7.3 No Right of Partition	25
7.4 Indemnification	25

Article VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

8.1 Records and Accounting	26
8.2 Fiscal Year	26

Article IX

TAX MATTERS

9.1 Preparation of Tax Returns	27
9.2 Tax Elections	27
9.3 Tax Controversies	28

Article X

RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSACTIONS

10.1 Transfers by Members	28
10.2 Permitted Transfers	29
10.3 Restricted Units Legend	29
10.4 Transfer	30
10.5 Assignee’s Rights	30
10.6 Assignor’s Rights and Obligations	30
10.7 Overriding Provisions	31
10.8 Spousal Consent	32
10.9 Drag-Along Rights	32

Article XI

ADMISSION OF MEMBERS

11.1 Substituted Members	33
11.2 Additional Members	33

(continued)

Schedule I – Schedule of Members

Exhibit A – Form of Joinder

Exhibit B-1 – Form of Agreement and Consent of Spouse

Exhibit B-2 – Form of Spouse’s Confirmation of Separate Property

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

of Global Gas Holdings LLC

a Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into as of [●], 2023 (the “Effective Date”), by and among Global Gas Holdings LLC, a Delaware limited liability company (the “Company”) and any Person who is currently a member of the Company and any other Person who shall hereafter execute this Agreement as a Member of the Company (any such current members and any such other Person being herein referred to individually as a “Member” and collectively as the “Members”).

PRELIMINARY STATEMENTS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware to organize the Company under and pursuant to the Delaware Limited Liability Company Act, and was originally governed by the initial Limited Liability Company Agreement of the Company, dated as of May [__], 2023 (the “Original Agreement”);

WHEREAS, on [●], 2023, the Company entered into that certain Unit Purchase Agreement by and among [PubCo] (formerly known as Dune Acquisition Corporation), a Delaware corporation (“PubCo”), and the other parties thereto (the “Purchase Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, (i) (x) PubCo contributed to the Company all of its assets (excluding its interests in the Company and the aggregate amount of cash proceeds required to fund SPAC Stockholder Redemptions (as defined in the Purchase Agreement)), and (y) in exchange therefor, the Company issued to PubCo a number of Original Units equaling the number of total shares of Class A Common Stock of PubCo issued and outstanding immediately after the Closing of the Transactions (which took into account the any equity financing agreements entered into by PubCo between the date of the Purchase Agreement and the Closing and giving effect to all SPAC Stockholder Redemptions) (such transactions, the “PubCo Contribution”), and (ii) immediately after the PubCo Contribution, the Persons who comprised of all of the equityholders of Global Hydrogen Energy LLC (“GHE”) as of immediately prior to the Closing, transferred, conveyed, assigned and delivered all of the issued and outstanding units of GHE to the Company, and the Company accepted such transfer, conveyance, assignment and delivery, in exchange for the Aggregate Consideration (as defined in the Purchase Agreement); and

WHEREAS, the Members desire to continue the Company without dissolution and amend and restate the Original Agreement in its entirety as of the Effective Date to reflect, among other things, (i) the consummation of the transactions contemplated by the Purchase Agreement (the “Transactions”), including the conversion of the Original Units into Common Units (the “Recapitalization”), (ii) the addition of PubCo as a Member and its designation as the sole Manager of the Company and (iii) the other rights and obligations of the Members, the Company, the Manager and PubCo, in each case, as provided and agreed upon in the terms of this Agreement as of the Effective Date, at which time the Original Agreement shall be superseded entirely by this Agreement and shall be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall each have the meanings set forth in this Article I, (unless the context otherwise requires).

“Act” means the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such Act.

“Additional Member” has the meaning specified in Section 11.2.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a) reduced for any items described in Treasury Regulation Section 1.704- 1(b)(2)(ii)(d)(4), (5), and (6); and

(b) increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning specified in Section 10.6.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, when used with reference to a specific Person (or when not referring to a specific Person shall mean an Affiliate of a Member), any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specific Person.

“Agreement” has the meaning specified in the Preamble.

“Approved Qualified Transaction” has the meaning specified in Section 10.9(a). “Assignee” means a Person to whom a Unit has been transferred but who has not become a Member pursuant to Article XI.

“Assumed Tax Liability” means, with respect to any Member, an amount equal to the excess of (i) the product of (A) the Distribution Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for full or partial Fiscal Years commencing on or after the Effective Date over (ii) the sum of the cumulative Tax Distributions made to such Member after the Effective Date pursuant to Sections 4.1(b)(i), 4.1(b)(ii) and 4.1(b)(iii); provided that such Assumed Tax Liability (x) shall be computed without regard to any increases to the tax basis of the Company’s property pursuant to Sections 734(b) or 743(b) of the Code, (y) to the extent permitted under the Credit Agreements, shall in no event be less than an amount that will enable the PubCo to meet both its tax obligations for the relevant Taxable Year and (z) unless otherwise determined by Manager in its sole discretion, shall not take into account any allocations under Section 704(c) of the Code (including “reverse” 704(c) allocations) to a Member.

“Available Cash” means, with respect to any Fiscal Period, the amount of cash on hand which the Manager, in its sole discretion, deems available for distribution to the Members, taking into account all debts, liabilities and obligations of the Company then due and amounts which the Manager, in its sole discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Company’s operations.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

“Capital Account” means the Capital Account maintained for each Member pursuant to Section 5.1 of this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member (or such Member’s predecessor) contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.

“Cash Exchange Payment” has the meaning specified in the Exchange Agreement.

“Certificate of Formation” means the Certificate of Formation of the Company described in Section 2.1.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of PubCo.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of PubCo.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Unit” means a Unit designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unitholder” means a Member who is the registered holder of Common Units.

“Company” has the meaning specified in the Preamble.

“Confidential Information” has the meaning set forth in Section 14.2(a).

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt.

“Discount” has the meaning set forth in Section 6.5.

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.1(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreements (and without otherwise violating any applicable provisions of any of the Credit Agreements).

“Distribution” means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.

“Distribution Tax Rate” means a rate equal to the highest effective combined marginal federal, state and local income tax rate applicable to individual taxpayers residing in New York City, taking into account the character of the relevant tax items (e.g., ordinary or capital), the deductibility of state and local income taxes for federal income tax purposes (but only to the extent such taxes are deductible under the Code), and any deduction under Code Section 199A or any similar state or local law, in each case, as reasonably determined by the Manager.

“Drag-Along Amount” has the meaning set forth in Section 10.9(b).

“Drag-Along Notice” has the meaning set forth in Section 10.9(b).

“Drag-Along Right” has the meaning set forth in Section 10.9(a).

“Drag Price” has the meaning set forth in Section 10.9(a).

“Effective Date” has the meaning specified in the Preamble.

“Effective Time” has the meaning set forth in the Purchase Agreement.

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or PubCo, including the PubCo Long Term Incentive Plan.

“Equity Securities” means (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.

“Event of Withdrawal” means the bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including, without limitation, (i) a change in entity classification of a Member under Treasury Regulation Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).

“Exchange Agreement” means the Exchange Agreement dated on or about the date hereof, by and among the Company, PubCo and the other parties thereto.

“Exchanging Holder” has the meaning specified in the Exchange Agreement.

“Fair Market Value” of a specific asset of the Company will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 13.2, the Liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

“FINRA” means the Financial Industry Regulatory Authority.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Manager and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.2.

“Governmental Entity” means any Federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body and any self-regulating authority such as FINRA).

“Indemnified Person” has the meaning specified in Section 7.4(a).

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A hereto.

“Law” means all laws, statutes, ordinances, rules and regulations of any Governmental Entity.

“Liquidator” has the meaning specified in Section 13.2.

“LLC Employee” means an employee of, or other service provider (including, without limitation, any management member whether or not treated as an employee for the purposes of U.S. federal income tax) to, the Company or any of its Subsidiaries, in each case acting in such capacity.

“Lock-Up Period” means the period beginning on the Effective Date and ending on the earlier of (A) twelve (12) months after (and excluding) the Effective Date and (B) subsequent to the Effective Date, the date on which PubCo completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding shares of PubCo Common Stock being converted into cash, securities or other property.

“Losses” means items of loss or deduction of the Company determined according to Section 5.1(b).

“Manager” has the meaning specified in Section 6.1(a).

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the PubCo Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the PubCo Board.

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XI, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units, each in its capacity as a member of the Company.

“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulation Section 1.704-2(d).

“Net Loss” means, with respect to a Fiscal Year, the excess if any, of Losses for such Fiscal Year over Profits for such Fiscal Year (excluding Profits and Losses specially allocated pursuant to Section 5.3 and Section 5.4).

“Net Profit” means, with respect to a Fiscal Year, the excess if any, of Profits for such Fiscal Year over Losses for such Fiscal Year (excluding Profits and Losses specially allocated pursuant to Section 5.3 and Section 5.4).

“Officer” has the meaning set forth in Section 6.1(b).

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

“Other Agreements” has the meaning specified in Section 10.4.

“Original Agreement” has the meaning specified in the Preliminary Statements.

“Original Units” means the Units, as defined in the Original Agreement, including any Class A Unit or Class B Unit as defined therein.

“Partnership Representative” has the meaning set forth in Section 9.3.

“Percentage Interest” means, as among an individual class of Units and with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Units of such class by the total number of Units of all Members of such class at such time. The Percentage Interest of each Member shall be calculated to the fourth decimal place.

“Permitted Transfer” has the meaning specified in Section 10.2.

“Permitted Transferee” has the meaning specified in Section 10.2.

“Person” shall be construed in its broadest sense and means and includes a natural person, general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrations, legal representatives, successors and assigns of such person, as the context may require.

“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units within such class of Units.

“Profits” means items of income and gain of the Company determined according to Section 5.1(b).

“PubCo” has the meaning specified in the Preliminary Statements.

“PubCo Board” means the board of directors of PubCo.

“PubCo Long Term Incentive Plan” means any stock option plan now or hereafter adopted by the Company or by PubCo, including the [[PUBCO] 2023 Long Term Incentive Plan].

“Purchase Agreement” has the meaning specified in the Preliminary Statements.

“Qualified Transaction” means any merger, consolidation or other business combination of PubCo, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer), unless, following such transaction, all or substantially all of the holders of the voting power of all outstanding classes of Common Stock and any series of preferred stock issued by PubCo that are generally entitled to vote in the election of directors prior to such transaction or series of transactions, continue to hold a majority of the voting power of the surviving entity (or its parent) resulting from such transaction or series of transactions in substantially the same proportions as immediately prior to such transaction or series of transactions.

“Quarterly Tax Distribution” has the meaning set forth in Section 4.1(b)(i).

“Recapitalization” has the meaning specified in the Preliminary Statements.

“Regulatory Allocations” has the meaning set forth in Section 5.3(f).

“Required Member” has the meaning set forth in Section 10.9(a).

“Revised Partnership Audit Provisions” means Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.

“Schedule of Members” has the meaning specified in Section 3.1(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Members” has the meaning specified in the Preliminary Statements.

“Share Settlement” has the meaning specified in the Exchange Agreement.

“Stock Exchange” means the NASDAQ Capital Market.

“Subsidiary” means, with respect to any Person, any other Person the majority of whose equity securities or voting securities are directly or indirectly owned or controlled by such Person.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 11.1.

“Tax Distributions” has the meaning set forth in Section 4.1(b)(i).

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.2.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferred” and “Transferring”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units; provided, that, the pledge of Units by a Member that creates a mere security interest in such Units pursuant to a bona fide loan or indebtedness transaction so long as such Member continues to exercise sole voting control over such pledged Units shall not be considered a “Transfer”; provided further, however, that a foreclosure on such Units or other similar action by the pledgee shall constitute a “Transfer.”

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“Units” means the fractional interest of a Member in Profits, Losses and Distributions of the Company, and otherwise having the rights and obligations specified with respect to “Units” in this Agreement; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement applicable to such class or group of Units.

“Unvested Corporate Shares” means shares of Class A Common Stock issuable pursuant to awards granted under the PubCo Long Term Incentive Plan] that are not Vested Corporate Shares.

“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to awards granted under the PubCo Long Term Incentive Plan that are vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Vesting Date” has the meaning set forth in Section 3.10(c)(ii).

1.2 Interpretation. Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to any statute or Treasury Regulations mean such statute or regulations as amended at the time and include any successor legislation or regulations. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections and Schedules mean the Articles, Sections and Schedules of this Agreement. The Schedules are hereby incorporated by reference into and shall be deemed a part of this Agreement.

ARTICLE II

ORGANIZATION

2.1 Formation. The Company has been organized as a Delaware limited liability company under and pursuant to the Act by the filing of a Certificate of Formation with the Office of the Secretary of State of Delaware as required by the Act. In the event of a conflict between the terms of this Agreement and the Certificate of Formation, the terms of the Certificate of Formation shall prevail.

2.2 Name. The name of the Company is Global Gas Holdings LLC. The Manager in its sole discretion may change the name of the Company at any time and from time to time. To the extent permitted by the Act, the Company may conduct its business under one or more assumed names deemed advisable by the Manager.

2.3 Purposes. The purposes of the Company are to engage in any activity and/or business for which limited liability companies may be formed under the Act. The Company shall possess and, subject to the limitations herein expressed, may exercise, all powers necessary, convenient or incidental to the conduct, promotion or attainment of its business, purposes or activities to the fullest extent provided by the Act.

2.4 Duration. The Company shall continue in existence until it is dissolved and its affairs wound up in accordance with the Act or this Agreement.

2.5 Registered Office and Registered Agent; Principal Office.

(a) The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by the Act.

(b) The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Manager may designate in the manner provided by the Act.

(c) The principal office of the Company shall be at [c/o Dune Acquisition Corporation, 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401], or at such place as the Manager may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there for inspection as required by the Act. The Company may have such other offices as the Manager may designate from time to time.

2.6 No State-Law Partnership. No provisions of this Agreement (including, without limitation, the provisions of Article VIII) shall be deemed or construed to constitute the Company a partnership (including, without limitation, a limited partnership) or joint venture, or any Member or Manager a partner or joint venturer of or with any other Member or Manager, for any purposes other than federal and state tax purposes.

ARTICLE III

MEMBERS

3.1 Members.

(a) On the Effective Date and concurrently with the consummation of the Transactions, PubCo shall be automatically admitted to the Company as a Member.

(b) The Company shall maintain a schedule setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”). The Schedule of Members shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

(c) No Member shall be required or, except as approved by the Manager pursuant to Section 6.1 and in accordance with the other provisions of this Agreement, permitted to (i) loan any money or property to the Company, (ii) borrow any money or property from the Company or (iii) make any additional Capital Contributions.

3.2 Units.

(a) Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Date, the Units will be comprised of a single class of Common Units.

(b) Subject to Section 3.4(a), the Manager may (i) issue additional Common Units at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of PubCo or class or series of preferred stock of PubCo, respectively; provided, that as long as there are any Members (other than PubCo and its Subsidiaries) (i) no such new class or series of Units may deprive such Members of, or dilute or reduce, the allocations and distributions they would have received, and the other rights and benefits to which they would have been entitled, in respect of their Units if such new class or series of Units had not been created and (ii) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the aggregate distributions that would be made in respect of such new class or series of Units if the Company were liquidated immediately after the issuance of such new class or series of Units.

(c) Subject to Sections 14.3(b) and Section 14.3(c), the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Sections 3.2(b), 3.4(a) or 3.10.

3.3 Recapitalization. In order to effect the Recapitalization, the number of Original Units that were issued and outstanding and held by the Members immediately prior to the Effective Time are hereby converted, as of the Effective Time and after giving effect to the consummation of the transactions contemplated by the Purchase Agreement, into the number of Common Units set forth opposite the name of the respective Member on the Schedule of Members attached hereto as Schedule I, and such Common Units are hereby issued and outstanding as of the Effective Time.

3.4 Authorization and Issuance of Additional Units.

(a) The Company shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by PubCo and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) Unvested Corporate Shares, (ii) treasury stock or (iii) preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by PubCo to the equity capital of the Company). In the event PubCo issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the Manager shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned by PubCo will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. In the event PubCo issues, transfers or delivers from treasury stock or repurchases or redeems PubCo’s preferred stock in a transaction not contemplated in this Agreement, the Manager shall have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, PubCo holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any purchase or redemption) equity interests in the Company which (in the good faith determination by the Manager) are in the aggregate substantially equivalent to the outstanding preferred stock of PubCo so issued, transferred, delivered, repurchased or redeemed. PubCo shall, concurrently with any action taken by the Company pursuant to the requirements of this Section 3.4, contribute the net proceeds (if any) received by PubCo in respect of the events which gave rise to the Company’s obligation to undertake any action pursuant to the requirements of this Section 3.4 to the equity capital of the Company. The Company shall not undertake any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units that is not accompanied by an identical subdivision or combination of Class A Common Stock to maintain at all times a one-to-one ratio between the number of Common Units owned by PubCo and the number of outstanding shares of Class A Common Stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by PubCo and the number of outstanding shares of Class A Common Stock as contemplated by the first sentence of this Section 3.4(a).

(b) The Company shall only be permitted to issue additional Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.2, this Section 3.4, Section 3.10 and Section 3.11. Subject to the foregoing, the Manager may cause the Company to issue additional Common Units authorized under this Agreement at such times and upon such terms as the Manager shall determine and the Manager shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.4 without the requirement of any consent or acknowledgement of any other Member.

(c) At any time an Exchanging Holder exchanges Common Units for a Cash Exchange Payment pursuant to the Exchange Agreement, the Company shall cancel such Common Units upon receipt of such Common Units from such Exchanging Holder (provided, that, for the avoidance of doubt, this Section 3.4(c) shall not apply in the case of any exchanges effectuated pursuant to a Share Settlement under the Exchange Agreement).

3.5 Repurchase or Redemption of shares of Class A Common Stock. Except as otherwise determined by the Manager in connection with the use of cash or other assets held by PubCo, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by PubCo for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by PubCo, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by PubCo (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by PubCo; provided, if PubCo uses funds received from distributions from the Company or the net proceeds from an issuance of Class A Common Stock to fund such repurchase or redemption, then the Company shall cancel a corresponding number of Common Units held (directly or indirectly) by PubCo for no consideration. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

3.6 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer, Chief Financial Officer, General Counsel, Secretary or any other officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. No Units shall be treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless all Units then outstanding are certificated; notwithstanding anything to the contrary herein, including Section 14.3, the Manager is authorized to amend this Agreement in order for the Company to opt-in to the provisions of Article 8 of the Uniform Commercial Code without the consent or approval of any Member of any other Person.

(b) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

3.7 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

3.8 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

3.9 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.1(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

3.10 PubCo Equity Plans.

(a) Equity Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain PubCo from adopting, modifying or terminating any Equity Plan or from issuing Vested Corporate Shares or Unvested Corporate Shares. The Company is expressly authorized to issue Units in an amount equal to the number of shares of Class A Common Stock issued pursuant to any such Equity Plan, without further act, approval or vote of any Member or any other Persons. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by PubCo, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by PubCo shall be deemed granted by the Manager and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member.

(b) Anti-dilution adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Equity Plan and applicable award or grant documentation.

3.11 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by PubCo in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by PubCo to effect open market purchases of shares of Class A Common Stock, or (b) if PubCo elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by PubCo to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to PubCo a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions.

(a) Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Manager shall determine using such record date as the Manager may designate; such Distributions shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest (other than, for the avoidance of doubt, any distributions made pursuant to Section 4.1(b)(v)) as of the close of business on such record date; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Sections 4.1(b) and 13.2; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.1(a), the Manager shall give notice to each Member of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions to the Members pursuant to this Section 4.1(a) in such amounts as shall enable PubCo to pay dividends or to meet its obligations (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.1(b)).

(b) Tax Distributions.

(i) With respect to each Fiscal Year or portion thereof ending after the Effective Date, the Company shall, to the extent permitted by applicable Law, make cash distributions (“Tax Distributions”) to each Member in an amount to ensure that each such Member receives a distribution at least equal to such Member’s Assumed Tax Liability, if any, with respect to the relevant taxable period to which the distribution relates. Tax Distributions pursuant to this Section 4.1(b)(i) shall be estimated by the Company on a quarterly basis and, to the extent feasible, shall be distributed to the Members (together with a statement showing the calculation of such Tax Distribution and an estimate of the Company’s net taxable income allocable to each Member for such period) on a quarterly basis on April 15th, June 15th, September 15th and January 15th (of the succeeding year) (or such other dates for which individuals are required to make quarterly estimated tax payments for U.S. federal income tax purposes) (each, a “Quarterly Tax Distribution”); provided, that the foregoing shall not restrict the Company from making a Tax Distribution on any other date. Quarterly Tax Distributions shall take into account the estimated taxable income or loss of the Company for the Fiscal Year through the end of the relevant quarterly period. A final accounting for Tax Distributions shall be made for each Fiscal Year after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Fiscal Year based on such final accounting shall promptly be distributed to such Member. For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Fiscal Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Fiscal Year.

(ii) A Tax Distribution to a Member in respect of any Unit shall be charged against current or future distributions to which such Member would otherwise have been entitled under Section 4.1(a) or Section 13.2(c) in respect of such Unit; provided, however, that all Units shall participate in distributions made pursuant to this Section 4.1(b) on a Pro rata basis. Notwithstanding the foregoing, (A) any distributions made pursuant to this Section 4.1(b) shall be made to the Members on a Pro rata basis, (B) to the extent of Available Cash, the Pro rata amount to be distributed to each Member shall be calculated based on the distribution to the Member that would have the highest Tax Distribution under this Section 4.1(b) on a per-Unit basis, calculated without regard to this sentence and (C) if there is insufficient Available Cash to make all of the distributions described in clause (B), the amount that would have been distributed to each Member pursuant to clause (B) shall be reduced on a Pro rata basis and the Company shall make future Tax Distributions as soon as there is sufficient Available Cash to pay the remaining portion of the Tax Distributions to which such Members were otherwise entitled under clause (B).

(iii) In the event of any audit by, or similar event with, a taxing authority that affects the calculation of any Member’s Assumed Tax Liability for any Taxable Year (other than an audit conducted pursuant to the Revised Partnership Audit Provisions for which no election is made pursuant to Section 6226 thereof and the Treasury Regulations promulgated thereunder), or in the event the Company files an amended tax return, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest or penalties). Any shortfall in the amount of Tax Distributions the Members and former Members received for the relevant Taxable Years based on such recalculated Assumed Tax Liability promptly shall be distributed to such Members and the successors of such former Members, except, for the avoidance of doubt, to the extent Distributions were made to such Members and former Members pursuant to Section 4.1(a) and this Section 4.1(b) in the relevant Taxable Years sufficient to cover such shortfall.

(iv) Notwithstanding the foregoing, Tax Distributions pursuant to this Section 4.1(b) for periods ending after the Effective Date, if any, shall be made to a Member only to the extent all previous Tax Distributions to such Member pursuant to Section 4.1(b) with respect to such Fiscal Year are less than the Tax Distributions such Member otherwise would have been entitled to receive with respect to such Fiscal Year pursuant to this Section 4.1(b).

(v) Notwithstanding the foregoing and anything to the contrary in this Agreement, for the avoidance of doubt, the provisions of this Section 4.1 shall be effective for the portion of the Fiscal Year beginning on the day after the Effective Date, and no further distributions shall be made after the date hereof pursuant to the Original Agreement (or, for the avoidance of doubt, the operating agreement of GHE) in respect of the portion of the Fiscal Year that ends on the Effective Date.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

5.1 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Manager), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulation and Treasury Regulation Section 1.704- 1(b)(2)(iv)(g) to reflect a revaluation of the Company’s property.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction with respect to the Company to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i) The computation of all items of income, gain, loss and deduction shall include those items described in Sections 705(a)(l)(B) or 705(a)(2)(B) of the Code and Treasury Regulation Sections 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or are not deductible for U.S. federal income tax purposes.

(ii) If the Book Value of any property of the Company is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) Items of depreciation, amortization and other cost recovery deductions with respect to property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v) To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Sections 732(d), 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

5.2 Allocations. Except as otherwise provided in Section 5.3 and Section 5.4, Net Profits and Net Losses for any Fiscal Year or Fiscal Period shall be allocated among the Capital Accounts of the Members pro rata in accordance with their respective Percentage Interests.

5.3 Regulatory Allocations.

(a) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4).

(b) Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests. Except as otherwise provided in Section 5.3(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 5.3(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 5.3(a) and 5.3(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If the allocation of Net Losses to a Member as provided in Section 5.2 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Net Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to this Section 5.3(d).

(e) Profits and Losses described in Section 5.1(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(f) The allocations set forth in Section 5.3(a) through and including Section 5.3(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss with respect to the Company shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Fiscal Year or Fiscal Period there is a decrease in partnership minimum gain, or in partner nonrecourse debt minimum gain, and application of the minimum gain chargeback requirements set forth in Section 5.3(a) or Section 5.3(b) would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

5.4 Final Allocations. Notwithstanding any contrary provision in this Agreement except Section 5.3, the Manager shall make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Company among) the Members upon the liquidation of the Company (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), the transfer of substantially all the Units (whether by sale or exchange or merger) or sale of all or substantially all the assets of the Company, such that, to the maximum extent possible, the Capital Accounts of the Members are proportionate to their Percentage Interests. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Fiscal Year of the event requiring such adjustments or allocations.

5.5 Tax Allocations.

(a) The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of taxable income, gain, loss and deduction of the Company with respect to any property contributed to the capital of the Company after the date hereof shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value using the traditional method set forth in Treasury Regulation Section 1.704-3(b).

(c) If the Book Value of any asset of the Company is adjusted pursuant to Section 5.1(b), including adjustments to the Book Value of any asset of the Company in connection with the execution of this Agreement, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using the traditional method set forth in Treasury Regulation Section 1.704-3(b).

(d) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as determined by the Manager taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e) For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the Manager; provided, that each year the Manager shall use its reasonable best efforts (using in all instances any proper method, including without limitation the “additional method” described in Treasury Regulation Section 1.752-3(a)(3)) to allocate a sufficient amount of the excess nonrecourse liabilities to those Members who would have at the end of the applicable Taxable Year, but for such allocation, taxable income due to the deemed distribution of money to such Member pursuant to Section 752(b) of the Code that is in excess of such Member’s adjusted tax basis in its Units.

(f) Allocations pursuant to this Section 5.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other items of the Company pursuant to any provision of this Agreement.

5.6 Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member or a Member’s status as such (including federal income taxes, additions to tax, interest and penalties as a result of obligations of the Company pursuant to the Revised Partnership Audit Provisions, federal withholding taxes, state personal property taxes and state unincorporated business taxes), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Manager may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 5.6. A Member’s obligation to make payments to the Company under this Section 5.6 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company. In the event that the Company has been terminated prior to the date such payment is due, such Member shall make such payment to the Manager (or its designee), which shall distribute such funds in accordance with this Agreement. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.6, including instituting a lawsuit to collect such contribution with interest calculated at a rate per annum equal to the sum of the Base Rate plus 300 basis points (but not in excess of the highest rate per annum permitted by Law). Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested in order to comply with any Laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled. The Company may withhold any amount that it reasonably determines is required to be withheld from any amount otherwise payable to any Member hereunder, and any such withheld amount shall be deemed to have been paid to such Member for purposes of this Agreement. For the avoidance of doubt, any taxes, penalties and interest payable under the Revised Partnership Audit Provisions by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and the Manager shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the Manager in its sole discretion. Any indemnity or payment pursuant to this Section 5.6 shall not be a Capital Contribution but shall, to the extent necessary to properly maintain Capital Accounts, increase a Member’s Capital Account.

ARTICLE VI

MANAGEMENT

6.1 Authority of Manager; Officer Delegation.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in PubCo, as the sole managing member of the Company (PubCo, in such capacity, the “Manager”), (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company and (iii) no other Member shall have any right, authority or power to vote, consent or approve any matter, whether under the Delaware Act, this Agreement or otherwise. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.4.

(b) Without limiting the authority of the Manager to act on behalf of the Company, the day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions of this Agreement (including in Section 6.6 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall be limited to such duties as the Manager may, from time to time, delegate to them. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Manager. Any Officer may be removed at any time, with or without cause, by the Manager.

(c) Subject to the other provisions of this Agreement, the Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity, for the avoidance of doubt, without the prior consent of any Member or any other Person being required.

6.2 Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.6.

6.3 Resignation; No Removal. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager.

6.4 Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided, that such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members and otherwise are permitted by the Credit Agreements; provided that the foregoing shall in no way limit the Manager’s rights under Sections 3.2, 3.4, 3.5 or 3.10. The Members hereby approve each of the contracts or agreements between or among the Manager, the Company and their respective Affiliates entered into on or prior to the date of this Agreement in accordance with the Original Agreement or that the board of managers of the Company or the PubCo Board has approved in connection with the Recapitalization or the transactions contemplated by the Purchase Agreement as of the date of this Agreement.

6.5 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that, upon consummation of the transactions contemplated by the Purchase Agreement, the Manager’s Class A Common Stock will be publicly traded and, therefore, the Manager will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including without limitation all fees, expenses and costs of being a public company (including without limitation public reporting obligations, proxy statements, stockholder meetings, Stock Exchange fees, transfer agent fees, legal fees, SEC and FINRA filing fees, offering expenses, officer compensation, board of directors compensation and meeting costs, accounting and legal costs and litigation costs and damages arising from litigation) and maintaining its corporate existence. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.5 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

6.6 Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including, without limitation, chief executive officer, president, chief financial officer, chief operating officer, general counsel, senior vice president, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons which may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

6.7 Limitation of Liability of Manager.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates or Manager’s officers, employees or other agents shall be liable to the Company, to any Member that is not the Manager or to any other Person bound by this Agreement for any act or omission performed or omitted by the Manager in its capacity as the manager of the Company pursuant to authority granted to the Manager by this Agreement (including the Manager or its designee in its capacity as the Partnership Representative); provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s gross negligence, willful misconduct, fraud or knowing violation of Law or for any present or future material breaches of any representations, warranties or covenants by the Manager or its Affiliates contained herein or in the Other Agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.

(b) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, whenever in this Agreement or any other agreement contemplated herein, the Manager is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, other Members or any other Person.

(c) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement the Manager is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, notwithstanding any provision of this Agreement or duty otherwise, existing at Law or in equity, and, notwithstanding anything contained herein to the contrary, so long as the Manager acts in good faith or in accordance with such other express standard, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or impose liability upon the Manager or any of the Manager’s Affiliates and shall be deemed approved by all Members.

6.8 Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

ARTICLE VII

RIGHTS, POWERS AND OBLIGATIONS OF MEMBERS

7.1 Limitation of Liability and Duties of Members.

(a) Except as provided in this Agreement or in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or the Manager (except to the extent and under the circumstances set forth in any non-waivable provision of the Act). Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b) In accordance with the Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV or Article XIII shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) To the fullest extent permitted by applicable Law, including Section 18- 1101(c) of the Act, and notwithstanding any other provision of this Agreement (but subject, and without limitation, to Section 6.7 with respect to the Manager) or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than the Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

7.2 Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on them by Law and this Agreement.

7.3 No Right of Partition. No Member, other than the Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any property of the Company, or the right to own or use particular or individual assets of the Company.

7.4 Indemnification.

(a) Subject to Section 5.6, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under applicable Law, as the same now exists or may hereafter be amended, substituted or replaced (but, to the fullest extent permitted by law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or an Affiliate thereof (other than as a result of an ownership interest in PubCo) or is or was serving as the Manager or a director, officer, employee or other agent of the Manager, or a director, manager, Officer, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise or is or was serving as the Partnership Representative; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in Other Agreements with the Company. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.4 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.4(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.4. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

(d) The indemnification and advancement of expenses provided for in this Section 7.4 shall be provided out of and to the extent of Company assets only. No Member (unless such Member otherwise agrees in writing or is found in a non-appealable decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company. The Company (i) shall be the primary indemnitor of first resort for such Indemnified Person pursuant to this Section 7.4 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Indemnified Person which are addressed by this Section 7.4.

(e) If this Section 7.4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.4 to the fullest extent permitted by any applicable portion of this Section 7.4 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

8.1 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Article IV and Article V and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

8.2 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager.

ARTICLE IX

TAX MATTERS

9.1 Preparation of Tax Returns and Positions.

(a) The Members intend that the Company shall be treated as a partnership for U.S. federal, state and local income tax purposes, and not as a publicly traded partnership within the meaning of Section 7704 of the Code, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith.

(b) The Manager shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Company shall use reasonable best efforts to (i) furnish, within ninety (90) days of the close of each Taxable Year, to each Member a completed IRS Schedule K-1 (and any comparable state income tax form) and such other information as is reasonably requested by such Member relating to the Company that is necessary for such Member to comply with its tax reporting obligations (provided, however, that if the Company is unable to deliver a completed IRS Schedule K-1 by March 30 following the close of the Taxable Year, the Company shall use its reasonable best efforts to provide a requesting Member with a good faith estimate of such information and, by August 15 of each taxable year, such final information (including a final Schedule K-1)) and (ii) furnish, as soon as reasonably possible after the close of each of the Company’s first three quarters of each Taxable Year, such information concerning the Company as is reasonably required to enable the Member to calculate and pay estimated taxes. Subject to the terms and conditions of this Agreement and except as otherwise provided in this Agreement, in its capacity as Partnership Representative, PubCo (or its designee) shall have the authority to prepare (or cause to be prepared) the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including without limitation the use of any permissible method under Section 706 of the Code for purposes of determining the varying Units of its Members. Each Member agrees that such Member shall not, except as otherwise required by applicable Law, treat, on such Member’s separate income tax returns, any item of income, gain, loss, deduction or credit relating to such Member’s interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected in the IRS Schedule K-1 or other information statement furnished by the Company to such Member pursuant to this Section 9.1(b).

9.2 Tax Elections. The Taxable Year shall be the Fiscal Year set forth in Section 8.2, unless otherwise required by Section 706 of the Code. The Manager shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election pursuant to Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) effective for the Taxable Year that includes the date hereof and all future Taxable Years. The Manager shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year. Each Member will upon reasonable request supply any information reasonably necessary to give proper effect to any such elections.

9.3 Tax Controversies. The Manager shall cause the Company to take all necessary actions required by Law to designate PubCo (or its designee) as the “partnership representative” of the Company as provided in Section 6223(a) of the Code (the “Partnership Representative”). The Company and the Members shall cooperate fully with each other and shall use reasonable best efforts to cause PubCo (or its designee) to become the Partnership Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any tax matters partner, partnership representative or designated individual designated prior to the Effective Date to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulation Section 301.6231(a)(7)- 1(d) and completing IRS Form 8979 or any other form or certificate required pursuant to Treasury Regulation Section 301.6223-1(e)(1). The Partnership Representative may exercise any authority granted to it under the Code. Each Member agrees to cooperate with the Partnership Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Partnership Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings. The Partnership Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Partnership Representative. The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Without limiting the generality of the foregoing, with respect to any audit or other proceeding, the Partnership Representative shall be entitled to cause the Company (and any of its Subsidiaries) to make any available elections pursuant to Section 6226 of the Code (and similar provisions of state, local and other Law). The Company shall reimburse the Partnership Representative for all reasonable out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any outside counsel, accountants and other professional consultants, in carrying out its duties as the Partnership Representative. The provisions of this Section 9.3 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the termination of the Company, and shall remain binding on each Member for the period of time necessary to resolve all tax matters relating to the Company.

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSACTIONS

10.1 Transfers by Members. No holder of Units shall Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Sections 10.2 and 10.9, (b) approved in advance and in writing by the Manager, in the case of Transfers by any Member other than the Manager, or (c) in the case of Transfers by the Manager, to any Person who succeeds to the Manager. Notwithstanding the foregoing, “Transfer” shall not include (i) an event that terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulation Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Sections 336 or 338 of the Code, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member) or (ii) any indirect Transfer of Units held by the Manager by virtue of any Transfer of Equity Securities in PubCo.

10.2 Permitted Transfers. The restrictions contained in Section 10.1 shall not apply to any Transfer (each, a “Permitted Transfer” and each transferee, a “Permitted Transferee”) in connection with: (a)(i) an “Exchange” pursuant to the terms of the Exchange Agreement (as defined therein) or (ii) a Transfer by a Member to PubCo or any of its Subsidiaries; (b) a Transfer by any Member to such Member’s spouse, any lineal ascendants or descendants or trusts or other entities in which such Member or Member’s spouse, lineal ascendants or descendants are the sole beneficial owners; (c) a Transfer to a partner, shareholder, member or Affiliate of such Member (which may include special purpose investment vehicles wholly owned by one or more Affiliated investment funds but shall not include portfolio companies); or (d) a Transfer by a Member to any other Member; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, (B) in the case of the foregoing clauses (b) and (c), the Permitted Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement and, the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed transferee and the number of Units to be transferred and (C) in the case of the foregoing clause (d), the transferor will deliver a written notice to the Company, which notice will disclose the identity of the proposed transferee and the number of Units to be transferred. In the case of a Permitted Transfer of any Common Units, the transferring Member shall be required to transfer an equal number of shares of Class B Common Stock corresponding to the proportion of such Member’s Common Units that were transferred in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.7(b).

10.3 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or if an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON [●], 2023, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE = AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [●], AS IT MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND ARIS MORTGAGE HOLDING COMPANY, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY [●] TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof.

10.4 Transfer. Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the transferor was a party (collectively, the “Other Agreements”) by executing and delivering to the Company counterparts of this Agreement and any applicable Other Agreements.

10.5 Assignee’s Rights.

(a) The Transfer of a Unit in accordance with this Agreement shall be effective as of the date of such Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other items of the Company shall be allocated between the transferor and the transferee according to Section 706 of the Code, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made on or after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XI, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the Transferring Member from any such limitations or obligations as more fully described in Section 10.6, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the Assignee’s Units (including the obligation to make Capital Contributions on account of such Units).

10.6 Assignor’s Rights and Obligations. Any Member who shall Transfer any Unit in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.6, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Sections 6.8 and 7.4 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XI (the “Admission Date”), (i) such Transferring Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the Admission Date or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the Other Agreements with the Company.

10.7 Overriding Provisions.

(a) Any Transfer or attempted Transfer of any Units in violation of this Agreement or the Exchange Agreement (including any prohibited indirect Transfers) shall be, to the fullest extent permitted by applicable law, null and void ab initio, and the provisions of Sections 10.5 and 10.6 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Agreement or the Exchange Agreement shall not become a Member and shall not have any other rights in or with respect to any rights of a Member of the Company with respect to the applicable Units. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.1) and subject to the terms and conditions set forth in the Exchange Agreement, in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii) result in the violation of the Exchange Agreement;

(iii) cause an assignment under the Investment Company Act;

(iv) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager;

(v) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors); or

(vi) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code.

(c) Notwithstanding anything contained herein to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code Transfer any Units, unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer, written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable taxing authority or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding. The Manager and the Company shall reasonably cooperate upon the reasonable request and at the expense of the transferor Member and/or transferee Member to provide such certifications or other information that it is legally permitted to provide with respect to the Company to the extent necessary to reduce or eliminate any such withholding.

(d) Notwithstanding anything contained herein to the contrary, in no event shall any Member (or a Permitted Transferee of any Member) effect any Transfer or make a public announcement of any intention to effect any Transfer of any Units during the Lock-Up Period applicable to such Units, in each case other than a Transfer to a Permitted Transferee in accordance with Sections 10.2(b) or 10.2(c).

10.8 Spousal Consent. In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit B-1 attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B-2 attached hereto. If, at any time subsequent to the date of this Agreement such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit B-1 or Exhibit B-2 attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit B-1 or Exhibit B-2 at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

10.9 Drag-Along Rights.

(a) In the event that the PubCo Board and the holders of a majority of the voting power of all outstanding capital stock of PubCo approve a Qualified Transaction (the “Approved Qualified Transaction”), each Member (each, a “Required Member”) agrees to Transfer all of such Required Member’s Units in connection with such Approved Qualified Transaction (the “Drag- Along Right”) for an amount of consideration per Unit equal to the amount of consideration to be received per share of Class A Common Stock by the holders thereof (the “Drag Price”), and otherwise with respect to such Units on the same terms and conditions as apply to the shares of Class A Common Stock in such Approved Qualified Transaction, with such modifications as are appropriate, as determined in good faith by the Manager, to reflect the fact that Units rather than shares of Class A Common Stock will be Transferred in the first instance by such Member. Such Transfer shall be structured in the sole discretion of the Manager and, without limitation to any other structure, the Manager will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Members to participate in such Approved Qualified Transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided that, without limiting the generality of this sentence, the Manager will use its reasonable best efforts expeditiously and in good faith to ensure that such Members may participate in each such Approved Qualified Transaction without being required to have their Common Units and shares of Class B Common Stock redeemed (or, if so required, to ensure that any such redemption shall be effective only upon, and shall be conditional upon, the closing of such Approved Qualified Transaction, or, as applicable, to the extent necessary to exchange the number of Common Units being repurchased).

(b) PubCo shall send written notice (the “Drag-Along Notice”) to the Company and the Required Members at least thirty (30) days prior to the closing of the Approved Qualified Transaction notifying them that such Required Members will be required to sell all (but not less than all) of their Units in such sale (the “Drag-Along Amount”), and setting forth (i) a copy of the written proposal or agreement pursuant to which the Approved Qualified Transaction will be effected, (ii) the Drag Price, (iii) the terms and conditions of transfer and payment and (iv) the date and location of and procedures for selling the Units. In the event that the information set forth in the Drag-Along Notice changes from that set forth in the initial Drag-Along Notice, a subsequent Drag-Along Notice shall be delivered by PubCo no less than seven (7) days prior to the closing of the Approved Qualified Transaction. Notwithstanding the foregoing, to the extent that any of the foregoing information to be included in the Drag-Along Notice is publicly available, PubCo shall not be required to include such information in the Drag-Along Notice or deliver a subsequent Drag-Along Notice. Each Required Member shall thereafter be obligated to sell their Units on the terms set forth in the Drag-Along Notice.

(c) Upon receipt of a Drag-Along Notice, each Required Member receiving such notice shall be obligated to sell all of its Units in the Approved Qualified Transaction as contemplated by the Drag-Along Notice for the Drag Price, on the terms and conditions described in this Section 10.9, including by executing any document containing customary representations, warranties and agreements with respect to itself and its ownership of the Units or shares of Class A Common Stock, as applicable, as requested by the Manager in connection with the Approved Qualified Transaction, which representations, warranties, indemnities and agreements shall be substantially the same as those contained in any letter of transmittal to be executed by the holders of Class A Common Stock with such modifications as are appropriate, as determined in good faith by the Manager, to reflect the fact that Units rather than shares of Class A Common Stock will be transferred by such Required Member. The Company and each Member shall cooperate in good faith in connection with the consummation of the Approved Qualified Transaction.

ARTICLE XI

ADMISSION OF MEMBERS

11.1 Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit hereunder, the Permitted Transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company, including the Schedule of Members.

11.2 Additional Members. Subject to the provisions of Article X hereof, any Person that is not a Member as of the Effective Date may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) duly executed Joinder and counterparts to any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as may reasonably be requested by the Manager). Such admission shall become effective on the date on which the Manager determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company, including the Schedule of Members.

ARTICLE XII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

12.1 Withdrawal and Resignation of Members. Except in the event of Transfers pursuant to Section 10.6 and the Manager’s right to resign pursuant to Section 6.3, no Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIII. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to Article XIII, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIII, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.6, such Member shall cease to be a Member.

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

13.1 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal, removal, dissolution, bankruptcy or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) the decision of the Manager together with the written approval of the Common Unitholders holding a majority of the Common Units to dissolve the Company (excluding for purposes of such calculation PubCo and all Common Units held directly or indirectly by it);

(b) a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act;

Except as otherwise set forth in this Article XIII, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

13.2 Winding Up. Subject to Section 13.5, on dissolution of the Company, the Manager shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee (each such Person, a “Liquidator”). The Liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidators shall, to the fullest extent permitted by applicable Law, continue to operate the properties of the Company with all of the power and authority of the Manager. The steps to be accomplished by the Liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the Liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the Liquidators shall pay, satisfy or discharge from the Company’s funds, or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidators may reasonably determine) the following: first, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), including all expenses incurred in connection with the liquidations; and second, all of the debts, liabilities and obligations of the Company owed to the Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to this Agreement); and

(c) following any payments pursuant to the foregoing Section 13.2(b), all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.1(a) by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation).

The distribution of cash and/or property to the Members in accordance with the provisions of this Section 13.2 and Section 13.3 below shall constitute a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all of the Company’s property and shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

13.3 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.2, but subject to the order of priorities set forth therein, if upon dissolution of the Company the Liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidators may, in their sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. Subject to the order of priorities set forth in Section 13.2, the Liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 13.2(c), (b) as tenants in common and in accordance with the provisions of Section 13.2(c), undivided interests in all or any portion of such assets of the Company or (c) a combination of the foregoing. Any such Distributions in-kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the Liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The Liquidators shall determine the Fair Market Value of any property distributed.

13.4 Cancellation of Certificate. On completion of the winding up of the Company as provided herein, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate of Formation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.4.

13.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 13.2 and 13.3 in order to minimize any losses otherwise attendant upon such winding up.

13.6 Return of Capital. The Liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from assets of the Company).

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 Power of Attorney.

(a) Each Member hereby constitutes and appoints the Manager (or the Liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, substitution or resignation of any Member pursuant to Article XI or Article XII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

14.2 Confidentiality.

(a) Each of the Members (other than PubCo) agrees to hold the Company’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all non-public information concerning the Company or its Subsidiaries including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to each Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of such Member at the time of disclosure by the Company; (b) before or after it has been disclosed to such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of PubCo, or any other officer designated by the Manager; (d) is disclosed to such Member or their representatives by a third party not, to the knowledge of such Member, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by such Member or their respective representatives without use of or reference to the Confidential Information.

(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 14.2 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 14.2).

(c) Notwithstanding Section 14.2(a) or Section 14.2(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Common Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided, that (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 14.2 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 14.2)). Notwithstanding any of the foregoing, nothing in this Section 14.2 will restrict in any manner the ability of PubCo to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

14.3 Amendments. Except as otherwise contemplated by this Agreement, this Agreement may be amended or modified upon the written consent of the Manager, together with the written consent of the holders of a majority of the Common Units then outstanding (excluding all Common Units held directly or indirectly by PubCo). Notwithstanding the foregoing, no amendment or modification:

(a) to this Section 14.3 may be made without the prior written consent of the Manager and each of the Members;

(b) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; and

(c) to any of the terms and conditions of this Agreement which would (A) reduce the amounts distributable to a Member pursuant to Article IV and Article XIII in a manner that is not pro rata with respect to all Members, (B) increase the liabilities of such Member hereunder, (C) otherwise materially and adversely affect a holder of Units (with respect to such Units) in a manner materially disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Article XI) or (D) materially and adversely affect the rights of any Member under Section 3.4, Section 3.5, Section 7.1, Section 7.4, or Article X, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of such Member or holder of Units, as the case may be.

Notwithstanding any of the foregoing, the Manager may make any amendment (i) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided, that any such amendment does not adversely change the rights of the Members hereunder in any respect, or (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of PubCo.

14.4 Title to Company Assets. Company assets shall be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All assets of the Company shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

14.5 Addresses and Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of an electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the Company or the sending party or, with respect to any Member, at such address as indicated by the Company’s records.

To the Company:

[●]

Attn: [●]

Email: [●]

with a copy (which copy shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attn: Michael P. Heinz

E-mail: mheinz@sidley.com

To PubCo:

[●]

Attn: [●]

Email: [●]

with a copy (which copy shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attn: Michael P. Heinz

E-mail: mheinz@sidley.com

14.6 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

14.7 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property of the Company other than as a secured creditor; provided, that, for the avoidance of doubt, this Section 14.7 shall not apply to any Member or the Manager who is also a creditor of the Company with respect to such Member or Manager’s rights under this Agreement or interests in the Company arising from their status as a Member or Manager.

14.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

14.9 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

14.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 14.5 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

14.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

14.13 Execution and Delivery by Electronic Signature and Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature and/or electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute and/or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

14.14 Right of Offset. Whenever the Company or PubCo is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company or PubCo which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to PubCo shall not be subject to this Section 14.14.

14.15 Entire Agreement. This Agreement, those documents expressly referred to herein, any indemnity agreements entered into in connection with the Original Agreement with any member of the board of managers at that time and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Original Agreement is superseded by this Agreement as of the Effective Date and shall be of no further force and effect thereafter.

14.16 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

14.17 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set below their names, to be effective on the date first above written.

COMPANY

GLOBAL GAS HOLDINGS LLC

By:	Dune Acquisition Corporation
By:	Its Sole Member

By:
Name:	Carter Glatt
Title:	Chief Executive Officer

MEMBERS

[PUBCO]

By:
Name:
Title:

[●]

By:
Name:
Title:

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT

OF GLOBAL GAS HOLDINGS LLC

Schedule I

Schedule of Members

[to come]

Sched. I-1

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _____________, 20 (this “Joinder”), is delivered pursuant to that certain Amended and Restated Limited Liability Company Agreement, dated as of [●], 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) of Global Gas Holdings LLC, a Delaware limited liability company (the “Company”), by and among the Company, [●], a Delaware corporation and the managing member of the Company (“PubCo”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

1.	Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to PubCo, the undersigned hereby is admitted as and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the LLC Agreement to the undersigned shall be direct to:

Global Gas Holdings LLC

700 S. Rosemary Avenue, Suite 204

West Palm Beach, FL 33401

Attention: Carter Glatt

Telephone: (917) 742-1904

E-mail: carter@duneacq.com

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Exh. A-1

Exhibit B-1

FORM OF AGREEMENT AND CONSENT OF SPOUSE

The undersigned spouse of __________________________________ (the “Member”), a party to that certain Amended and Restated Limited Liability Company Agreement, dated as of [●], 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of Global Gas Holdings LLC, a Delaware limited liability company (the “Company”), by and among the Company, [PubCo], a Delaware corporation and the managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement which include certain restrictions on Transfer.

I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated: ________________________

[NAME OF SPOUSE]

By:
Name:
Title:

Exh. B-1

Exhibit B-2

FORM OF SPOUSE’S CONFIRMATION OF SEPARATE PROPERTY

I, the undersigned, the spouse of __________________________________ (the “Member”), who is a party to that certain Amended and Restated Limited Liability Company Agreement, dated as of [●], 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of Global Gas Holdings LLC, a Delaware limited liability company (the “Company”), by and among the Company, [●], a Delaware corporation and the managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm on that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.

I hereby acknowledge that the meaning and legal consequences of this Member’s spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this Member’s spouse’s confirmation of separate property without any duress and of free will.

Dated: ________________________

[NAME OF SPOUSE]

By:
Name:
Title:

Exh. B-2